SEAHOLM TRIPLE NET LEASE
(athenahealth, Inc.)
THIS LEASE is made as of January 31, 2014, by and between Landlord and Tenant, upon the following terms and conditions:
SECTION 1: BASIC LEASE PROVISIONS.
These Basic Lease Provisions set forth the basic terms of this Lease. In the event of any inconsistency between the terms set forth in these Provisions and any other provision of this Lease, the Basic Lease Provisions shall prevail.

1.1	Tenant:	Name: Address for Notices: With a copy to:	athenahealth, Inc. a Delaware corporation 311 Arsenal Street Watertown, MA 02472 Attention: Tim O’Brien Dain Torpy 129 South Street, 3rd floor Boston, MA 02111 Attention: Joseph R. Torpy
1.2	Landlord:	Name: Address for Notices: With a copy to:
Seaholm L/R, LLC
a Texas limited liability company

1214 W. 6th Street, Suite 220
Austin, Texas 78703

6922 Hollywood Boulevard, Suite 900
Los Angeles, California 90028
Attention: General Counsel
Fax: (310) 858-6960

1.3	Premises:
Approximately 103,162 rentable square feet, consisting of Levels 1, 2, 3 & 4 (the "Premises") of the Seaholm Power Plant Building of the Project (the "Building"), as depicted on Exhibit "A-1. The Building is located on the land described on Exhibit "A-2".

1.4	Project:
The project (“Project”) shall consist of (i) that certain retail/office building consisting of approximately 65,175 rentable square feet (the “Retail/Office Building”); (ii) the “Seaholm Power Plant Building”, consisting of approximately 113,063 rentable square feet; and (iii) the “High Rise Tower” containing approximately 13,276 rentable square feet of retail space (the remaining space being comprised of residential condominiums), and (iv) that certain parking garage (“Garage”) consisting of three levels of subterranean parking, including 538 parking stalls, all located in Austin, Texas, as depicted on the Site Plan attached hereto as Exhibit “A-2”. The plans for the construction of the Garage are attached hereto as Exhibit “A-4”.
1.5	Tenant’s Proportionate Share:
With respect to any expense related solely to the Building, 91%, being the percentage that the rentable square footage of the Premises bears to the rentable square footage of the Seaholm Power Plant Building; and with respect to any expense related to the Project, 53.87% being the percentage that the rentable square footage of the Premises bears to the rentable square footage of the Project.

1.6	Term:
Fifteen (15) Lease Years (subject to extension as set forth herein), measured from the Rent Commencement Date.

Commencement Date: Subject to Section 2.5 below, the date of Landlord’s delivery of the Premises to Tenant with Landlord’s Work in the Premises being Substantially Completed in accordance with Exhibit "C". The projected Commencement Date is, and shall be no earlier than, July 1, 2014.

Rent Commencement Date: The date Tenant has received a Certificate of Occupancy from the City for the Tenant Improvements, but in no event (i) more than 180 days from the Commencement Date. Notwithstanding the foregoing, in no event shall the Rent Commencement Date occur prior to the completion of the Garage and opening of the same for Tenant’s use in accordance with Section 1.10 of Exhibit B.

Expiration Date: The last day of the 180th month following the Rent Commencement Date.

Option to Extend: One (1) five-year option, as more specifically described in Addendum Paragraph 1.6.

1.7	Base Rent:

*Base Rent for Months 13-30 is calculated based on 90,000 RSF.

The foregoing periods are calculated commencing on the Rent Commencement Date.

If the actual rentable area of the Premises is determined by Landlord’s architect pursuant to Section 2.2 below to be other than 103,162 rentable square feet, then the Base Rent shall be recalculated at such time to reflect the actual rentable area of the
Premises.

1.8	Security Deposit:	None.
1.9	Permitted Use:	Tenant may use the Premises for general office use, as well as any uses allowable by Law and subject to the Exclusive Rights.
1.10	Brokers:	Southwest Strategies Group; Stream Realty Partners, L.P. Avison Young-New England and Oxford Alliance Services, LLC
1.11	Parking:
Tenant shall have the right to rent up to two hundred fifty eight (258) unreserved parking passes based on two and one-half (2 ½) per one thousand (1,000) rentable square feet, at the rate and subject to the terms of Addendum Section 1.11. Such right shall be increased proportionately in the event the Premises are expanded.

1.12	Guarantors:	None.
1.13	Definitions:	All capitalized terms used in this Lease shall have the meanings specified in this Section 1 or in Section 43 or in any Addendum to this Lease.

1.14	Exhibits:
The following Exhibits are attached to this Lease and incorporated herein by this reference:
Exhibit A-1   -   Floor Plan of the Premises
Exhibit A-2   - Description of the Land
Exhibit A-3   -   Site Plan of the Project
Exhibit A-4   - Construction Plans for Garage
Exhibit B   -   Acknowledgement of Commencement Date
Exhibit C     - Work Letter
Exhibit C-1   - Responsible Contractor Program Policy
Exhibit D    -   Rules and Regulations for the Project
Exhibit E    - Form of Estoppel Certificate
Exhibit F    - Form of SNDA
Exhibit G    - Form of Recognition Agreement
Exhibit H    - Special Provisions Addendum
Exhibit I      - Exclusive Rights
Exhibit J      - List of Environmental Documents
Exhibit K     - Purchase Terms
Exhibit L    - Tenant Competitors
Exhibit M   - Plan of Exterior Sign
Exhibit N       - Plan of Visitor Parking
Exhibit O   - Plan of Temporary Construction Parking

1.16	Addendum:	Attached: X Yes; No.
SECTION 2:     LEASE OF PREMISES.
2.1    Lease to Tenant. Landlord shall cause to be constructed the Seaholm Power Plant Building if not already constructed, as depicted on the Site Plan attached as Exhibit "A-2" which shall include the Premises to be located in the Project as shown on Exhibit "A-1".
2.2    Premises. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term, subject to the other provisions of this Lease. The parties acknowledge that Exhibit "A-1" is Landlord’s best estimate of the precise dimensions of the Premises, which dimensions may be modified during completion of Landlord’s Work. Upon the occurrence of the Commencement Date, Landlord shall inform Tenant of the actual rentable area of the Premises and the Building, and Tenant shall have thirty (30) days to request in writing a re-measurement of the Premises. If Tenant fails to timely request a re-measurement, Landlord’s calculation shall be final and binding, and the Base Rent, Allowance (as defined in Exhibit "C") and Tenant’s Proportionate Share shall be recalculated (if necessary) to reflect any changes from the rentable area set forth in Section 1.3 above. If Tenant timely delivers such notice, then the parties shall agree on a licensed architect to re-measure the rentable area of the Premises, and such architect’s determination shall be final and used to recalculate Base Rent, the Allowance and Tenant’s Proportionate Share as described above. The calculation of the rentable areas in accordance with this Section 2.2 shall be performed in accordance with BOMA Standards of Measurement (Office Buildings) ANSI/BOMA Z65.1 – 2010).
2.3    Common Areas. Tenant shall have the nonexclusive right to use the Common Areas, subject to Matters of Record and the Rules and Regulations. Tenant's rights are subject to Landlord's right to make changes to the Common Areas or the use of such Common Areas which Landlord deems reasonable, perform maintenance and repairs and otherwise use the Common Areas as Landlord may deem appropriate in its reasonable judgment; provided, however, Landlord may not make any changes to the Common Areas or to Garage that would materially, adversely impact Tenant’s use of or access to the Premises, the Building or the Garage without the prior consent of Tenant.
2.4    Title. Tenant's leasehold estate in the Premises under this Lease is subject to: (a) the Matters of Record, including the Master Lease; (b) the Rules and Regulations, and (c) the effect of all Laws applicable to the use and occupancy of the Premises and the Project.
2.5    Acceptance of Premises. Subject only to Substantial Completion of Landlord’s Work as described in Exhibit "C" (and subject to Landlord’s completion of punch list items as defined in Exhibit “C”), Tenant accepts the Premises, the Common Areas and Project as satisfactorily completed, and by accepting delivery of the Premises agrees that the Premises and the Project are in satisfactory condition and repair, except as to latent defects and subject to problems or conditions of which Tenant gives Landlord notice within ninety (90) days after the Commencement Date. The parties acknowledge that if the City requires Substantial Completion of the Garage in order for Tenant to gain access to the Premises or to commence the Tenant Improvements, the Commencement Date shall not occur until Landlord Substantially Completes the Garage. Nothing provided herein shall relieve Landlord from ongoing maintenance, repair and replacement obligations contained in this Lease or from Landlord’s obligations under Section 18 below.
2.6    Delivery of Possession. (a) Landlord shall deliver to Tenant possession of the Premises, with Landlord’s Work Substantially Complete, in accordance with the terms of delivery set forth in Exhibit "C", and free and clear of all other tenants and occupancies. Landlord shall not be liable for any delay in delivery of possession of the Premises except as set forth in subsection 2.6(b) below. Landlord makes no representation or warranty with respect to the occupancy by any tenant or occupant, as to the date on which any such tenant or occupant accepted or will accept occupancy of its space or the use to which any other tenant or occupant will put its leased space, except as expressly provided herein.
(b)    The projected delivery date of the Premises with Landlord’s Work Substantially Complete is July 1, 2014. If Landlord cannot deliver possession of the Premises to Tenant in the condition required above on the projected delivery date for any reason, Landlord shall not be subject to any liability therefore except as set forth in this Section 2.6(b). Such failure of delivery shall not affect the validity of this Lease or the obligations of Landlord or Tenant hereunder except as provided herein. If Landlord shall have failed to deliver the Premises with Landlord’s Work Substantially Complete on or before December 1, 2014 (the “First Credit Date”), then Tenant shall receive a credit against Base Rent in the amount of $7,913.80 for each day thereafter until the earlier of (i) the date Landlord delivers possession of the Premises with Landlord’s Work Substantially Complete, or (ii) February 1, 2015 (the “Second Credit Date”). If Landlord shall have failed to deliver the Premises with Landlord’s Work Substantially Complete or before the Second Credit Date, then Tenant shall receive a credit against Base Rent in the amount of $15,827.60 for each day thereafter until the date Landlord delivers possession of the Premises with Landlord’s Work Substantially Complete. The credits due under the prior two sentences shall be applied against the Base Rent initially due hereunder and shall continue until exhausted, and thereafter Tenant shall commence payment of Base Rent. In addition, if Landlord is unable to deliver possession of the Premises to Tenant with Landlord’s Work Substantially Complete on or before May 1, 2015 (subject to Tenant Delay or an event of Force Majeure), then Tenant, in its sole and absolute discretion, shall have the option at any time thereafter to terminate this Lease upon notice to Landlord, in which event this Lease shall terminate, Landlord shall return any prepaid Rent to Tenant, and both Landlord and the parties shall be released from any further liability or obligation under this Lease.
2.7    Quiet Possession. So long as Tenant is not in Default, Tenant shall be entitled to quietly have, hold, and enjoy the Premises during the Term, subject to Landlord’s rights under this Lease.
2.8    Use of Premises.
2.8.1    Permitted Use. Tenant and Tenant's Employees shall use the Premises solely for the Permitted Use specified in the Basic Lease Provisions. Tenant may use and occupy the Premises on a 24/7/365 day basis throughout the Term, subject to the Rules and Regulations and pursuant to temporary closures as permitted hereunder or due to emergency. Tenant shall, at is sole cost and expense, faithfully observe and promptly comply with all Rules and Regulations, any Laws or Matters of Record in force as of November 22, 2013 (the “Title Date”) or which may thereafter be in force, with respect to Tenant's use, occupancy and possession of the Premises, provided that Tenant shall have no obligation to (i) improve or alter the Base Systems or structure of the Building unless such changes are required due to Tenant’s particular use or improvement of the Premises, or (ii) correct any violation of the foregoing existing as of the Commencement Date, and provided further that Tenant shall have the right to reasonably approve the terms of any Matters of Record after the Title Date that adversely impact the Premises or adversely affect Tenant’s rights or result in an increase in cost to Tenant under this Lease that is more than de minimis (it being acknowledged and agreed that easements/declarations pertaining to sidewalks, access and street lights/traffic signals for the Project or licenses pertaining to the continuing construction of the Project shall not be subject to Tenant’s prior consent unless the same would materially increase the cost to Tenant under this Lease or materially impact Tenant’s use of or access to the Premises). Tenant shall at all times keep the Premises in a clean condition, and shall further comply with all requirements of any board of fire underwriters or other similar body now or hereafter constituted. In no event shall Landlord be liable to Tenant for any damage or claims suffered or incurred as a result of the failure of Tenant, or any other Person (other than Landlord) to conform to the foregoing.
2.9    Changes to Project. Landlord reserves the right, in its sole discretion, at any time to make permanent or temporary changes or replacements to the Project (other than the Building), including but not limited to the Common Areas (except as limited in Section 2.3 above). Without limiting the generality of the foregoing, such construction activities may include base building and/or tenant improvement work for future tenants. Landlord's activities may require the temporary alteration of means of ingress and egress to the Project and the installation of scaffolding and other temporary structures while the work is in progress. Without limiting the generality of the foregoing and the rights of Tenant under this Lease, Tenant acknowledges that Landlord may be improving spaces for other tenants in the Project during Tenant’s occupancy of the Premises. Any exercise of Landlord’s rights hereunder shall be performed in a manner designed to minimize noise, dust and interference with Tenant’s conduct of business from the Premises. Provided Landlord complies with the requirements of the foregoing sentence, none of the same shall be considered to be a constructive eviction of Tenant from the Premises, or otherwise alter the rights or obligations (including Rent) of Tenant under this Lease, subject to Tenant’s rights to abatement set forth below.
2.10    Name of Project. Landlord may change the name and/or the address of the Project at its sole discretion.

SECTION 3:     RENT.
3.1    Base Rent. From and after the Rent Commencement Date, Tenant shall pay to Landlord the Base Rent specified in Section 1.7, in advance on or before the first day of each calendar month during the Term without demand, deduction or setoff, except as otherwise expressly set forth herein. If the Rent Commencement Date shall be a day other than the first day of a month, then the first and last monthly installment of Base Rent shall be prorated on the basis of a thirty (30) day month.
3.2    Payment of Additional Rent. In addition to the Base Rent, Tenant shall pay as Additional Rent:
3.2.1    All personal property taxes assessed against and levied upon any Personal Property owned by Tenant prior to delinquency.
3.2.2    All costs of electricity, telephone service, water, gas, HVAC, refuse removal, janitorial and other utility, and repair and maintenance costs relating to the Premises, as set forth in Section 5.1 below.
3.2.3    Tenant's Proportionate Share of the CAM/Operating Costs incurred during the Term, payable in accordance with Section 3.3 (except that Tenant shall have no obligation with respect to the same for the period from the Commencement Date through the twelve (12) month anniversary of the Rent Commencement Date (the “CAM Commencement Date”).
3.2.4    All Excess Consideration pursuant to Section 7.7 hereof.
3.2.5    All additional charges for any services, goods or materials furnished by Landlord at Tenant's request or relating to Tenant’s specific use (as opposed to general office use) of the Premises.
3.2.6    All other sums payable by Tenant hereunder.
3.3    Payment of CAM/Operating Costs. In addition to the Base Rent, commencing on the CAM Commencement Date, Tenant shall pay in monthly installments an amount equal to Tenant's Proportionate Share of the CAM/Operating Costs for such year in accordance with the following provisions:
3.3.1    Following the end of each calendar year (from and after the end of the calendar year in which the CAM Commencement Date occurs), Landlord shall deliver to Tenant a good faith estimate of Tenant’s Proportionate Share of the CAM/Operating Costs for the next calendar year (the "Expense Estimate"). The Expense Estimate shall show the amount previously paid by Tenant for CAM/Operating Costs for the previous calendar year. In addition to the Base Rent provided for in Section 3.1, above, on the first day of each calendar month during each calendar year, Tenant shall pay one-twelfth (1/12) of the Expense Estimate for said calendar year.
3.3.2    Landlord may periodically revise the Expense Estimate to reflect changed circumstances, and Tenant shall make subsequent Operating Cost payments based upon the revised Expense Estimate.

3.3.3    Within ninety (90) days after each calendar year in the Term, Landlord shall deliver to Tenant a statement of the actual CAM/Operating Costs (the "Annual Statement"). The Annual Statement shall state the amount by which Tenant has underpaid or overpaid Tenant's Proportionate Share of the CAM/Operating Costs. Tenant shall pay any deficiency to Landlord within 30 days after receipt of the Annual Statement. The amount of any overpayment shall be refunded to Tenant or, if the Lease Term has not expired, credited against Rent next coming due.
3.3.4    Tenant shall have one hundred eighty (180) days after delivery of the Annual Statement to object in writing to the accuracy of the Annual Statement. If Tenant does not make its written objection within that period, the Annual Statement shall be binding upon Tenant. Whether or not Tenant objects to the Annual Statement, Tenant shall pay any amount specified in the Annual Statement within the sixty (60) day period following the delivery of the Annual Statement. See Exhibit “H”.
3.3.5    Intentionally Omitted.
3.3.6    Even though the Term has expired or this Lease has been terminated and Tenant has vacated the Premises, when the final determination is made of Tenant's Proportionate Share of CAM/Operating Costs pursuant to this Section 3.3 for the year in which the Term expires or this Lease terminates, Tenant shall promptly pay any amount due over the estimated amount of the same previously paid by Tenant for such year within thirty (30) days after issuance of the final Annual Statement, and conversely, any overpayment made shall be refunded by Landlord to Tenant within thirty (30) days; provided, however, that all or any part of any such refund may be applied by Landlord in payment of any delinquent or past due sums, including Base Rent or any other amounts due from Tenant as set forth hereunder.
3.3.7    Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that the provisions set forth in this Lease for determining charges, amounts and additional rent payable by Tenant are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges.
3.4    Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult, if not impossible, to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Rent or any sum due from Tenant shall not be received by Landlord or Landlord's designee when due and such failure continues for more than ten (10) days after written notice to Tenant (the parties’ hereby acknowledging that Landlord shall have no obligation to give more than one such written notice per Lease Year during the Term before imposing the following interest and fees), then, in addition to all other remedies provided herein, Tenant shall pay to Landlord a late charge equal to the greater of (i) three (3%) percent of such overdue amount (but in no event greater than the maximum amount permitted by law), or (ii) a service charge equal to the sum of $50.00 plus $10.00 per day for each day after the due date for which Tenant's failure to pay continues, plus all reasonable attorneys’ fees incurred due to Tenant’s failure to timely pay. The parties hereby agree that such late charges represent a fair and reasonable estimate of the cost that Landlord will incur by reason of the late payment by Tenant, and that it does not constitute a forfeiture or penalty. Acceptance of such late charges by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. Landlord may, at its option, include all late charges accrued during any calendar year in the estimated charges to be paid by Tenant for the ensuing year.
SECTION 4:     ALTERATION AND IMPROVEMENTS.
4.1    Alterations by Tenant. At its sole cost and expense, Tenant shall have the right to make Tenant Alterations which have received Landlord's prior written approval, which will not be unreasonably withheld, conditioned or delayed, so long as each of the following conditions is met:
4.1.1    The proposed Tenant Alterations:
(a)    will not alter the exterior appearance of the Project or threaten the historical designation of the Building or any portion thereof as required by the Matters of Record or any other ordinance, statute or any other applicable Law;
(b)    will not weaken or impair the structural strength of the Project;
(c)    will not materially and adversely affect the Project’s mechanical, electrical, sanitary, or other Systems and Equipment;
(d)    will not unreasonably interfere with the normal and customary business operations of other tenants in the Project; and
(e)    comply with all Laws.
4.1.2    Landlord shall have approved complete construction drawings and specifications for the proposed Tenant Alterations, which approval shall not be unreasonably withheld, conditioned or delayed. Any material change must be approved by Landlord.
4.1.3    Landlord shall have approved of Tenant's contractor and those contractors used by Tenant under Section 4.2.4, below, such approval not to be unreasonably withheld. Tenant is encouraged to utilize responsible contractors (as defined in the Responsible Contractor Program Policy attached hereto as Exhibit C-1);
4.1.4    Landlord shall have been furnished with original certificates of insurance from a company reasonably approved by Landlord, showing Landlord as an additional insured on public liability, automobile liability, property damage, and worker's compensation policies, with such limits as Landlord may reasonably require; and
4.1.5    Landlord shall have been furnished with copies of all building and/or other applicable permits or licenses required for the prosecution of the work, which condition may be satisfied after Landlord’s consent but prior to commencement of the Tenant Alterations.
4.2    Work Done by Tenant. Any Tenant Alterations shall comply with the following:

4.2.1    All work shall be in compliance with all Laws. Any work not acceptable to any governmental authority or agency having jurisdiction over such work shall be promptly corrected by Tenant at Tenant's expense.
4.2.2    Tenant and Tenant's Employees shall not install plumbing, mechanical, electrical wiring or fixtures, ceilings, partitions, or other alterations which, in Landlord’s reasonable judgment, are not consistent with the Permitted Use and would materially adversely affect any of the Project systems or their performance (including, but not limited to, the heating, ventilating and air-conditioning systems).
4.2.3    All work by Tenant and Tenant's Employees shall be performed diligently until completed and pursuant to any scheduling requirements reasonably imposed by Landlord.
4.2.4    All work by Tenant relating to Project systems such as electrical, HVAC, plumbing, water, gas, or the exterior of the Project shall be performed by subcontractors approved or designated by Landlord, provided such subcontractors perform such work at commercially reasonable rates.
4.3    No Liability of Landlord. Landlord shall have no liability for any faulty work or defect regardless of Landlord's approval of Tenant Alterations or plans and specifications.
4.4    Reimbursement to Landlord. Tenant shall reimburse Landlord for any commercially reasonable out-of-pocket expense actually incurred by Landlord in approving the plans and specifications for Tenant Alterations and in reviewing the progress of their construction and any expense actually incurred by Landlord by reason of inadequate cleanup.
4.5    Property of Landlord. All Tenant Alterations shall remain in the Premises at the expiration or earlier termination of the Term, and shall become the property of Landlord at expiration or earlier termination, without any compensation to Tenant, provided, however, at Landlord’s written election exercised (if at all) at the time of Landlord’s approval pursuant to Section 4.1 above, Tenant shall remove any or all Specialty Alterations from the Premises (as defined below), and Tenant shall repair any damage caused by the removal. Upon the expiration or earlier termination of the Term, Tenant shall remove its Personal Property from the Premises and Tenant shall repair any damage caused by such removal. As used herein, "Specialty Alterations" shall mean any Tenant Alterations that, in Landlord's reasonable judgment, are unusually difficult or expensive to remove, including, but not limited to, kitchens (other than pantries), cafeterias, vaults, private restrooms, reinforced security areas, staircases, raised or above-slab reinforced flooring, and slab cuts.
4.6    Mechanics’ Liens. Tenant shall pay for all labor and materials supplied to the Premises for Tenant. Tenant shall not permit any mechanics’ or similar liens to be filed against the Land or the Project, or against Tenant’s leasehold interest in the Premises. Tenant shall indemnify, defend and hold harmless Landlord, its partners and its and their respective successors, assigns, partners, directors, officers, shareholders, employees, agents, lenders, ground lessors and attorneys, and the Project, from and against any and all Claims incurred by such indemnified persons, or any of them, as the result of any mechanics’ lien filed against the Land, Project or against Tenant’s leasehold interest in the Premises as a result of Tenant Alterations. If Tenant causes a lien on the Project, Tenant shall, at its sole cost and expense, either (i) remove such lien or (ii) provide a bond in accordance with applicable Law. No action to remove a lien, as provided herein, shall affect Tenant’s right to contest the legitimacy of the lien and seek appropriate legal remedies against the party placing such lien on the Project.
4.7    No Consent Alterations. Anything to the contrary herein notwithstanding, Landlord's consent shall not be required (but Tenant shall provide Landlord with at least ten (10) days’ prior notice) for any Tenant Alteration that (X) is merely decorative or cosmetic in nature (i.e., painting, flooring, etc.) or (Y) (i) is not structural and does not adversely affect the Base Systems (as defined in Section 5.2 below), and (ii) is expected to cost less than $50,000.00 per full floor of the Premises, but such Tenant Alteration shall otherwise be performed in accordance with the requirements of this Section 4, other than obligations for consent and approval.
SECTION 5:     REPAIR AND MAINTENANCE.
5.1    Tenant's Obligations. Tenant shall keep the interior of the Premises including the Systems and Equipment exclusively serving the Premises, excepting only structural portions of the Premises described in Section 5.2 below and Base Systems, in substantially the same condition as exists on the Commencement Date, reasonable wear and tear, damage by fire or other casualty excepted, and all signs installed by Tenant in good condition and repair, whether or not the need for such repairs occurs as a result of Tenant's use, any prior use, the elements or the age of such portion of the Premises. Tenant shall obtain and keep in effect during the term of this Lease a service contract for repair and maintenance of the heating, air conditioning and ventilating system (the “HVAC System”) exclusively serving the Premises, said maintenance contract to conform to the requirements under the warranty, if any, on said HVAC System and otherwise to be in form and substance reasonably satisfactory to Landlord. A duplicate copy of such contract and any amendments or renewals thereof shall be delivered by Tenant to Landlord within five (5) days after Landlord’s request. Landlord agrees that during the period in which any warranties are in force with respect to portions of the Premises which Tenant is obligated to repair and maintain, Landlord shall transfer its rights under such warranties to Tenant, or if such warranties cannot be transferred, Landlord shall use good faith efforts to enforce its rights under such warranties for the benefit of Tenant. All damage to the Premises, the Building, or the Project caused by the negligence or willful misconduct of Tenant or Tenant's Employees, or the failure of Tenant or Tenant's Employees to comply with this Lease or the Rules and Regulations, shall be promptly repaired by Tenant at Tenant's expense, subject to Section 8.3 below.
5.2    Landlord's Obligations. Landlord shall maintain and repair the Common Areas, and the structural elements of the Building (including the maintenance and repair of the roof, roof skin, utility lines outside the Premises, gutters, downspouts, floor slab and load bearing and exterior windows and walls) and those Systems and Equipment which do not exclusively serve the Premises (the “Base Systems”), as well as landscaping around the Building, in good condition and repair and in compliance with Law, but any damage or wear and tear to the same which is the result of the negligence or willful misconduct of Tenant or Tenant's Employees shall be at Tenant’s expense, subject to Section 8.3 below. Landlord’s obligations under this Section 5.2 shall not affect Landlord’s right to recover from Tenant the costs for any damage or repair to the Project for which Tenant is liable hereunder.
SECTION 6:     UTILITIES AND TRASH REMOVAL.
6.1    Separate Metering. Tenant shall apply to the applicable utility company or municipality for all gas, water, telephone and all other utility services required by Tenant for use in the Premises. Tenant promptly shall pay the applicable utility company or municipality directly for all water, gas, heat, light, electricity, sewer charges, rubbish removal, telephone service and all other services and utilities which may from time to time be supplied to the Premises, together with any and all taxes thereon. Landlord shall cause utilities serving the Premises to be separately metered at Landlord’s expense prior to the Commencement Date; provided that if Tenant requires sub-metering in connection with Tenant’s particular needs (i.e., service room), Tenant shall be required to install such sub-metering at Tenant’s cost. If any such services are not separately metered or charged to Tenant, Tenant shall pay a reasonable proportion, to be reasonably determined by Landlord, of all charges jointly metered with other premises. If any such utility charges and expenses are not paid when due, Landlord may, but shall not be required to, pay the same, and any amount so paid by Landlord, together with interest thereon at the Default Rate from the date paid until the date of reimbursement by Tenant, shall thereupon become due to Landlord from Tenant as Additional Rent. Any and all utility connection fees and permits or assessments required by Tenant for its use or occupancy of, in, on or from the Premises shall be paid by Tenant at its sole cost and expense. Except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors, Landlord shall not be liable in damages or otherwise to any person or entity for any failure or interruption of any utility service being furnished to the Premises, and no such failure or interruption shall entitle Tenant to terminate this Lease or entitle Tenant to receive any abatement of the Rent, except as expressly provided below. Tenant shall not contract to obtain electricity from any other provider.
6.2    Interruption. No interruption or malfunction of any utility or other services provided to the Premises shall constitute an eviction or disturbance of Tenant's use and possession of the Premises or a breach by Landlord of any of its obligations hereunder, nor render Landlord liable for damages (unless caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors) or entitle Tenant to be relieved from any of its obligations under this Lease, specifically including, but not limited to, Tenant's obligation to pay Rent except as provided below. In the event of any such interruption, however, Landlord shall use commercially reasonable diligence to restore such service if such service is to be provided by Landlord pursuant to the express terms of this Lease or Landlord’s causes such interruption or malfunction. Notwithstanding the foregoing, in the event Landlord is unable to furnish any services required under this Lease, or Landlord, its agents, employees or contractors cause an interruption or malfunction of any utility or service, and such inability, interruption or malfunction interferes with (i) Tenant’s use and enjoyment of the Premises, (ii) the parking rights granted hereunder, or (iii) Tenant’s means of access to the Premises, and such interruption continues for a period of more than three (3) business days, the Base Rent and Additional Rent due hereunder shall abate commencing on the fourth (4th) business day for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time during which Tenant is so prevented from effectively conducting its business therein, the Rent for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Rent shall be Tenant's sole and exclusive remedy at law or in equity for an Abatement Event, except as otherwise provided in Sections 9 and 10 of this Lease. Except as provided in this Section, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.
6.3    Trash Removal. Tenant will store its refuse in the Premises in an orderly manner and will from time to time remove such refuse and transport it only to the receptacle designated for Tenant’s use, in the designated waste retrieval area of the Building, and in compliance with all Rules and Regulations.
SECTION 7:     ASSIGNMENT AND SUBLETTING.
7.1    Restriction on Assignment and Subletting. Tenant shall not, directly or indirectly, by operation of law or otherwise, make any Transfer without obtaining Landlord's written approval except as expressly permitted below. Tenant shall provide Landlord with prior written notice ("Transfer Notice") of the proposed Transfer, containing the items specified in Section 7.2 below. Landlord's written approval of a Transfer shall not be unreasonably withheld, conditioned or delayed (except that Landlord shall have the right to exercise its sole, arbitrary and independent discretion, and not to act unreasonably, in respect of any request for consent to a lien, mortgage, deed of trust, encumbrance or hypothecation against the Premises, the Project or this Lease or Tenant’s interests hereunder). Notwithstanding the foregoing, Tenant shall have the right to Transfer (through one or more Transfers) portions of the Premises not to exceed 15,000 rentable square feet in each instance without Landlord approval, provided Tenant (i) remains liable hereunder, and (ii) notifies Landlord of the same prior to commencement of the term of such Transfer. Except as set forth above, any such attempted Transfer without the approval of the Landlord where approval is required shall be null and void and of no effect. Tenant shall, on demand of Landlord, reimburse Landlord for all Landlord's reasonable out-of-pocket costs, including attorneys’ fees, incurred by Landlord in obtaining advice, reviewing documents, and preparing documentation for each requested Transfer, not to exceed $1,500 with respect to each Transfer.
7.2    Documentation Required. The Transfer Notice shall be accompanied by each of the following:
7.2.1    A copy of all proposed Transfer Documents.
7.2.2    A statement setting forth the name, address and telephone number of the Transferee.
7.2.3    Current financial information regarding the proposed Transferee, including a statement of financial condition.
7.2.4    For any sublease, a description of the portion of the Premises to be sublet.
7.2.5    Any other information reasonably required by Landlord in notice to Tenant delivered within five (5) days of receipt of an otherwise complete Transfer Notice, which will enable Landlord to determine the financial responsibility, the character, and reputation of the proposed Transferee, the nature of such Transferee's business and proposed use of the Premises or portion thereof.

Landlord shall respond to a request for consent within fifteen (15) days of receipt of a Transfer Notice.
7.3    Entity Tenant. If Tenant is a corporation the stock of which is not publicly traded on a national securities exchange, or is a limited liability company, partnership or unincorporated association or other entity, the transfer, assignment or hypothecation of any stock, membership or partnership interest or other direct or indirect interest in Tenant or its assets in the aggregate in excess of fifty percent (50%) or a transfer of voting control shall be deemed a Transfer within the meaning of this Article 7, subject to Section 7.4 below.
7.4    Permitted Transfers. Notwithstanding anything to the contrary contained in this Lease, neither (i) an assignment or transfer of this Lease as a result of, or in connection with, a merger, a consolidation, public offering, and/or sale of all or substantially all of Tenant's or an Affiliate's capital stock, ownership interests, and/or assets, nor (ii) an assignment of this Lease or a sublease of all or a portion of the Premises to an Affiliate of Tenant (each of subsections (i) and (ii) a "Permitted Transfer"), shall be deemed a Transfer or require the prior consent of Landlord. The foregoing Permitted Transfers shall not be subject to the payment of any transfer premium (as set forth in Section 7.7, below) or a recapture (as set forth in Section 7.8 below); provided, however, the same shall not be binding on Landlord until a fully executed copy of such assignment and/or assumption of this Lease by the assignee shall have been delivered to Landlord; and, further, provided, that: (a) Tenant shall not then be in Default under this Lease; (b) in the case of an assignment, the succeeding entity shall assume in writing all of the obligations of this Lease thereafter arising on the part of Tenant and carry on the Permitted Use; (c) such entity has sufficient resources to support its obligations under this Lease; (d) in the case of (ii) above, any such assignee in possession of the Premises shall, during such possession, remain an Affiliate of Tenant; and (e) such assignment or transfer shall in no manner relieve Tenant of any of the obligations undertaken by it under this Lease. Tenant shall submit such information as Landlord may reasonably require concerning all of the foregoing for Landlord's files.
7.5    Reasonable Disapproval. Landlord shall not be deemed to have unreasonably withheld approval a Transfer if consent to such Transfer does not satisfy any of the following conditions:
7.5.1    The proposed Transferee must be reputable and of good character.
7.5.2    The resources of the proposed Transferee shall be sufficient to support the obligations of such party imposed under the terms of the Transfer Documents.
7.5.3    Any assignee must assume Tenant's obligations thereafter arising under the Lease.
7.5.4    The proposed Transferee shall not be a governmental entity or agency.
7.5.5    There does not then exist any Default by Tenant.
7.5.6    The proposed Transferee is not a tenant in the Project or currently negotiating with Landlord for a lease of space within the Project, nor has the proposed Transferee negotiated with Landlord for a lease of space within the Project during the immediately preceding six (6) months, provided Landlord then has comparable space available for lease for a comparable term.

7.6    Continuing Obligations. Notwithstanding any Transfer, Tenant and any Guarantor shall remain fully liable for the performance of all obligations contained in this Lease. Any act or omission of a Transferee that violates any Lease obligations for beyond applicable notice and cure periods shall be a Default by Tenant.
7.7    Transfer Premium. In the event of a Transfer, fifty percent (50%) of the Excess Consideration received by Tenant, from or in respect of such Transfer shall be paid to Landlord (which amount is to be prorated where a part of the Premises is subleased) as Additional Rent. Tenant shall pay Landlord’s share of the Excess Consideration to Landlord at the end of each calendar year during which Tenant collects any Excess Consideration. Each payment shall be sent with a detailed statement showing: (i) the total consideration paid by the sublessee or assignee and/or received by Tenant; and (ii) any exclusions from the Excess Consideration permitted by this Paragraph. Landlord shall have the right to audit Tenant’s books and records to verify the amount of Excess Consideration due to Landlord and the accuracy of the statement required herein. The term "Excess Consideration" shall mean all Rent or other payments (consideration) received by Tenant from an assignment or sublease that is in excess of the Rent than payable by Tenant under this Lease, after deducting reasonable leasing commissions paid by Tenant and other reasonable out-of-pocket expenses paid by Tenant directly related to obtaining a sublessee or assignee (including, without limitation, reasonable attorneys’ fees and the cost of reasonable and customary tenant improvements).
7.8    Recapture. Notwithstanding anything to the contrary contained in this Section 7, Landlord may elect to terminate this Lease if the entire Premises is sought to be transferred. If Landlord exercises its right to terminate this Lease under this Section 7.8, Landlord shall be free to lease the Premises or any portion thereof (or of other premises within the Project) to any third party, including, without limitation, any third party identified by Tenant in its Transfer Notice, and Tenant shall not be entitled to any compensation, or to any portion of the Rent or other consideration received by Landlord from such third party or otherwise, as a result thereof. Furthermore, Landlord’s exercise of its termination right shall not be construed to impose any liability on Landlord with respect to any real estate brokerage, finders’, or other fee, commission or other compensation that Tenant may incur in connection with its proposed transaction.
7.9    Landlord's Rights to Transfer. Landlord shall have the right to sell, transfer, hypothecate or assign all of its rights and obligations under this Lease. Upon the transfer of all of Landlord's interest under this Lease, all liabilities and other obligations of the Landlord arising on or after the date of the transfer shall be the sole responsibility of the transferee. The transferor is hereby released from any claim with respect thereto upon the assumption of the obligations of Landlord hereunder by the transferee.
SECTION 8:     INSURANCE/INDEMNITY.
8.1    Policies. All insurance required to be carried by Tenant hereunder shall be issued by insurance companies qualified to do business in the State of Texas and rated A-:VIII or better in the most current issue of "Best's Key Rating Guide." Current, original certificates and applicable endorsements evidencing the existence and amounts of such insurance shall be delivered to Landlord by Tenant prior to Tenant's taking occupancy of the Premises, and the expiration of any policy required hereunder. It is agreed that all insurance coverage maintained by Tenant under this Lease with respect to the Premises shall be primary and that any similar insurance maintained by Landlord or the other named additional insureds for its and/or their own protection shall be secondary or excess and not contributing insurance.

8.2    Tenant’s Insurance. During the Term, Tenant shall, at Tenant’s sole expense, procure and maintain the following insurance:
8.2.2    "Special Form" (formerly known as "All Risk") insurance, including fire, extended coverage, sprinkler leakage, vandalism and malicious mischief (including loss of use), covering any and all Tenant Alterations or Personal Property, in an amount not less than 100% of their actual replacement cost from time to time. The proceeds of such insurance shall be used for the repair or replacement of the property insured, and the proceeds attributable to the Personal Property shall be paid and belong to Tenant.
8.2.2.    Commercial general liability insurance for injury to or death of any person and damage to property of others in connection with the construction of improvements on the Premises (unless otherwise provided by Tenant’s Contractor) and with Tenant's use of and operations in the Premises. Such insurance shall have combined single limits of not less than $5,000,000 per incident, not less than $5,000,000 aggregate, including premises medical payments for not less than $5,000; except that the limits of liability shall be adjusted from time to time during the Term to such higher limits as Landlord may reasonably require under then current conditions. Tenant’s policy of liability insurance shall include an endorsement naming Landlord, and the property manager and Lender as additional insureds.
8.2.3    Workers’ compensation insurance and Employers’ liability with limits of $1,000,000 for each accident, each employee, and each illness pertaining to Tenant’s employees; notwithstanding the foregoing, Tenant shall have the right to self-insure for work-related injuries sustained by its agents and employees;
8.2.4    Business interruption insurance for business income and extra expense coverage equal to not less than 12 months of the Base Rent due hereunder.
8.2.6    Automobile insurance of combined single limit of $1,000,000 for all automobiles if Tenant owns or operates the same from the Premises.
Tenant shall carry and maintain during the Term (including any option periods, if applicable) increased amounts of the insurance required to be carried by Tenant pursuant to this Article 8 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be required by Landlord from time to time.
8.3    Landlord’s Insurance. During the Term, Landlord shall, at Landlord sole expense (subject to inclusion of the premiums for the same in Operating Costs), procure and maintain the following insurance:
8.3.1    "Special Form" (formerly known as "All Risk") insurance, including fire, extended coverage, sprinkler leakage, vandalism and malicious mischief (including loss of use), covering the Building, including all improvements thereto, in an amount not less than 100% of its actual replacement cost from time to time. The proceeds of such insurance shall be used for the repair or replacement of the Building, subject to Section 9 below; and
8.2.2.    Commercial general liability insurance for injury to or death of any person and damage to property of others in connection with the construction of improvements on the Building and with Landlord’s use of and operations in the Building. Such insurance shall have combined single limits of not less than $5,000,000 per incident, not less than $5,000,000 annual aggregate.
8.4    Waiver of Subrogation. Tenant and Landlord each hereby waive any rights of recovery against the other and the officers, agents, and representatives of the other for injury or loss covered by insurance, to the extent of the injury or loss covered thereby (and to the extent the injury or loss would have been covered thereby had such party maintained all insurance required hereunder), and on behalf of their respective insurance companies, any right of subrogation that either may have against the other. All policies of insurance which Tenant or Landlord obtains pursuant to this Lease shall include a clause or endorsement denying the insurer any right of subrogation against Landlord and/or Tenant, so long as the same can be obtained from an insurance company meeting the standards set forth in Section 8.1 above.
8.5    Tenant's Conduct. Tenant agrees to pay for any increase in premiums for insurance referred to herein that may be charged during the Lease Term on the amount of such insurance which may be carried by Landlord resulting from any activity on or in connection with the Premises, whether or not Landlord has consented to the same, to the extent the same is caused by an activity which is not customary office use.
8.6    Indemnity.
8.6.1    Except to the extent arising from Tenant’s willful misconduct or negligence or that of Tenant’s agents, employees or contractors, Landlord hereby indemnifies Tenant and Tenant’s Employees, and shall forever save and hold Tenant and Tenant’s Employees harmless, from and against all obligations, liens, claims, liabilities, costs (including, but not limited, to all reasonable attorneys' and other professional fees and expenses), actions and causes of action, threatened or actual, which Tenant may suffer or incur to the extent arising from (i) the negligence or willful misconduct of Landlord or of Landlord’s Employees, or (ii) Landlord’s breach of this Lease. In case of any claim, demand, action or cause of action, threatened in writing or actual, against Tenant, upon notice from Tenant, Landlord shall defend Tenant at Landlord’s expense by counsel reasonably satisfactory to Tenant (or as required by Landlord’s insurer). If Landlord does not provide such a defense against any and all claims, demands, actions or causes of action, threatened in writing or actual, then Landlord shall, in addition to the above, pay Tenant the reasonable expenses and costs incurred by Tenant in providing and preparing such defense, and Landlord agrees to cooperate with Tenant in such defense, including, but not limited to, the providing of affidavits and testimony upon request of Tenant.
8.6.2    Except to the extent arising from Landlord’s willful misconduct or negligence or that of Landlord’s agents, employees or contractors, Tenant hereby indemnifies Landlord and Landlord's Employees, and shall forever save and hold Landlord and Landlord's Employees harmless, from and against all obligations, liens, claims, liabilities, costs (including, but not limited, to all attorneys' and other professional fees and expenses), actions and causes of action, threatened or actual, which Landlord may suffer or incur arising out of or in connection with (i) any damage to property or injury to person within the Premises; (ii) Tenant’s breach of this Lease, (iii) Tenant's or Tenant's Employees' failure to comply with any applicable Law to the extent compliance therewith is Tenant’s responsibility hereunder or any breach of the Matters of Record (iv) any negligence or willful misconduct of Tenant or any of Tenant's Employees. In case of any claim, demand, action or cause of action, threatened in writing or actual, against Landlord, upon notice from Landlord, Tenant shall defend Landlord at Tenant's expense by counsel reasonably satisfactory to Landlord (or as required by Tenant’s insurer). If Tenant does not provide such a defense against any and all claims, demands, actions or causes of action, threatened in writing or actual, then Tenant shall, in addition to the above, pay Landlord the reasonable expenses and costs incurred by Landlord in providing and preparing such defense, and Tenant agrees to cooperate with Landlord in such defense, including, but not limited to, the providing of affidavits and testimony upon request of Landlord.
8.7    Tenant's Assumption of Risk. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons, in the Premises from any cause, and Tenant hereby waives all related claims against Landlord, except to the extent of the negligence or willful misconduct of Landlord but subject to Section 8.4 above. Without implying any obligation of Landlord or Landlord's Employees to accept any of Tenant's property for safekeeping, Landlord and Landlord's Employees shall not be liable for any damages to property entrusted to Landlord or Landlord's Employees, nor for loss of or damage to any property in or about the Premises by theft or otherwise, nor for any injury or damage to persons or property resulting from any cause whatsoever other than tangible losses to Personal Property or injury to persons to the extent caused by the negligence of Landlord or Landlord's Employees. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises.
8.8    Exemption of Certain Damages. Each party hereby agrees that notwithstanding anything to the contrary contained in this Lease, the other shall not be liable for any injury to its business or any loss of income therefrom or for any other consequential, special or punitive damages from any cause whatsoever, except that the foregoing shall not excuse Tenant from such liability under Section 16.3 of this Lease.
SECTION 9:     DAMAGE OR DESTRUCTION.
9.1    Damage Generally. If any part of the Premises or the Project is damaged by fire or other casualty and the damage affects Tenant's use or occupancy of the Premises, Tenant shall give prompt notice to Landlord. Unless the event giving rise to the loss was uninsurable, Landlord shall repair any damage to the Premises with reasonable diligence. If any part of the Premises is rendered untenantable, then the Rent hereunder shall thereafter abate in proportion to the rentable area of the Premises rendered untenantable until the date when such part of the Premises shall have been delivered to Tenant with Landlord having completed its obligations hereunder. The foregoing abatement shall not apply in the event the giving rise to the casualty was due to the intentional act of Tenant. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from such damage or repair, construction or restoration. Tenant waives the provisions of any Law allowing Tenant to make repairs and deduct the cost thereof from any Rent. Except as provided herein, Landlord shall restore or repair the Premises diligently and to their condition immediately prior to the damage. Landlord shall not be liable for delays in repair or restoration caused by Force Majeure.
9.2    Exceptions to Obligation to Rebuild. Despite Section 9.1, this Lease may be terminated by Landlord in any of the following situations:
9.2.1    If all available insurance proceeds plus any applicable deductible are less than 100% of the cost of restoration (provided that such shall only apply if Landlord maintained all insurance required hereunder at the time of the loss);
9.2.2    If the damage to the Project or Premises is caused by the intentional act of Tenant or any of Tenant's Employees in the course of their duties;

9.2.3    If existing Law does not permit the Premises to be restored to substantially the same condition as they were in immediately before the destruction.
Any such election to terminate this Lease shall be exercised by notice from Landlord to Tenant served by the later of sixty (60) days after the date of the damage. The notice shall specify the date of termination, which shall be at least thirty (30) days after notice is given. In the event Landlord gives such notice of termination, this Lease shall terminate as of the date specified, and all Rent (to the extent not otherwise abated) shall be prorated to the later of the date of termination or Tenant’s vacation of the Premises. To the extent other similarly situated leases exist, such termination rights of Landlord shall not be exercised unless and until such leases are also terminated.
9.3    Extent of Landlord's Obligation to Repair. Subject to Landlord's right to terminate as set forth above, Landlord shall make repairs to the Building and the Premises at Landlord's expense, including restoration of the Tenant Improvements pursuant to Exhibit "C" hereto, but the Personal Property and restoration of any Tenant Alterations shall be the sole obligation of Tenant. Tenant shall commence such repair and restoration and the installation of its stock-in-trade, fixtures, furniture, furnishings and equipment promptly upon delivery to it of possession of the Premises and shall diligently prosecute any such work and installation to completion. Tenant shall undertake the repair and restoration of Tenant Personal Property in a diligent, first-class manner.
9.4    Tenant’s Termination Right. In case of any damage or destruction to the Premises or in the case of any damage or destruction to the Building that results in Tenant not being able to reasonably access the Premises or services being unavailable to the Premises, Tenant may cancel this Lease by written notice to Landlord, if (i) within two hundred seventy (270) days from the date of damage or destruction Landlord does not complete restoration of the Premises and the Building to the condition which existed prior to the damage or destruction; or (ii) Landlord's restoration is estimated to take longer than two hundred seventy (270) days from the date of the damage or destruction, as reasonably estimated by a reputable independent third-party licensed engineer or architect selected by Landlord, which estimate shall be provided by Landlord to Tenant within sixty (60) days of the date of such casualty.
9.5    Near End of Term. Notwithstanding anything to the contrary contained in this Section 9, each party shall have the right to terminate this Lease in the event of a casualty during the last 12-months of the Term which is expected to cost more than $1,000,000 to repair, such right to cancel this Lease must be exercised within sixty (60) days after the occurrence of such damage or destruction.
SECTION 10:     CONDEMNATION AND OTHER TAKINGS.
10.1    Condemnation. If any material part of the Project shall be taken for public or quasi-public use by the right of eminent domain, or if the same is transferred by agreement in connection with such public or quasi-public use or under threat of eminent domain (collectively, a "Taking"), Landlord shall have the option, exercisable within thirty (30) days after the effective date of the Taking, to terminate this Lease as of the date possession is acquired by the condemning authority if such Taking with render the operation of the remaining portion of the Project uneconomic. Tenant may terminate this Lease by reason of a Taking if, and only if, there is a Taking of a portion of the Premises to such an extent to substantially impair Tenant's use of the Premises. Tenant shall have no right to terminate this Lease following any Taking except as set forth in the preceding sentence. Tenant hereby waives the benefit of any Law to the contrary, it being the intent of the parties hereto that the terms of this Lease shall govern in the event of any Taking.
10.2    Partial Taking. In the event of a Taking of a portion of the Premises which does not result in a termination of this Lease under Section 10.1 above, Base Rent shall be equitably abated based on the square footage that is subject to the Taking.
10.3    Restoration. In the event of a Taking of a portion of the Premises which does not result in a termination of this Lease under Section 10.1 above, Landlord shall proceed to restore the remaining portion of the Premises (including the Tenant Improvements pursuant to Exhibit "C" hereto), but excluding any of the Personal Property or Tenant Alterations) as nearly as practicable to its condition prior to the Taking. However, Landlord shall be obligated to restore at its expense as provided herein only to the extent of condemnation proceeds awarded in connection with the Taking and allocated to restoration costs. Notwithstanding the foregoing, if the costs of restoration exceed the portion of the condemnation award allocated to restoration costs, Landlord may elect to terminate this Lease unless Tenant elects to pay such excess.
10.4    Award. In the event of any Taking of all or a part of the Project, Landlord shall be entitled to receive the entire award in the condemnation proceedings, and Tenant hereby assigns to Landlord, any and all right, title and interest of Tenant in or to any such award, and Tenant shall be entitled to receive no part of such award. Despite the foregoing, Tenant shall not be precluded from claiming from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in respect of Tenant's tangible Personal Property, or for relocating to new space, or for the unamortized portion of any tenant improvements installed in the Premises to the extent they were paid for by Tenant, so long as the same does not reduce the amount of any award payable to Landlord.
SECTION 11:     DEFAULT BY TENANT.
The occurrence of any one or more of the following shall be deemed a "Default" by Tenant and a material breach of this Lease:
11.1    Nonpayment of Rent. Tenant's failure to pay any Rent due or to make any other monetary payment imposed under the terms of this Lease when due and such failure continues for a period of ten (10) days after receipt of notice from Landlord.
11.2    Other Obligations. Tenant's failure to perform any other obligation under this Lease (including the Rules and Regulations) for thirty (30) days after written notice from Landlord; however, if more than thirty (30) days are reasonably required for cure, Tenant shall not be in default hereunder if Tenant shall promptly (and in any event within thirty (30) days after receipt of Landlord's notice except in case of emergency) commence the cure of the default and diligently prosecute the same to completion, so long as cure is substantially completed within ninety (90) days after receipt of Landlord's notice.
11.3    General Assignment. A general assignment by Tenant or any Guarantor for the benefit of creditors.
11.4    Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant or any Guarantor, or the filing of an involuntary petition by Tenant's creditors or the creditors of any Guarantor, which involuntary petition remains undischarged for a period of 60 days. In the event that under any Law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all Defaults of Tenant outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant's obligation under this Lease.
11.5    Receivership. The employment of a receiver to take possession of substantially all of the assets and business of Tenant or any Guarantor or the Premises, if such receivership remains undissolved for a period of 30 days after creation thereof.
11.6    Attachment. The attachment, execution or other judicial seizure of all or substantially all of the assets of Tenant or any Guarantor or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of 30 days after the levy thereof.
11.7    Insolvency. The admission by Tenant or any Guarantor in writing of its inability to pay its debts as they become due, the filing by Tenant or any Guarantor of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Law providing for debtor relief, the filing by Tenant or any Guarantor of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant or any Guarantor in any such proceeding or, if within 30 days after the commencement of any proceeding against Tenant or any Guarantor seeking any reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Law, such proceeding shall not have been dismissed.
Any notice given pursuant to this Section 11 is in lieu of any written notice required by statute or Law, and Tenant waives (to the fullest extent permitted by law) the giving of any notice other than that provided for in this Section 11. To the extent the foregoing is not permitted by law, any notice under this Section 11 shall run concurrently with, and not in addition to, any similar time periods prescribed by applicable law.
SECTION 12:     LANDLORD'S REMEDIES UPON DEFAULT.
12.1    Remedies. In the event of a Default by Tenant, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any of the following actions:
12.1.1     Landlord may terminate this Lease and without further notice repossess the Premises by picking or changing locks to the Premises or otherwise provided the same is in accordance with applicable Law, and be entitled to recover as damages a sum of money equal to the total of (i) the cost of recovering the Premises, (ii) the unpaid rent earned at the time of termination, (iii) the balance of the rent for the remainder of the term, less the then fair market rental value under this Lease for the balance of the term, and (iv) any other sum of money and damages owed by Tenant to Landlord.
12.1.2    Landlord may immediately terminate Tenant’s right of possession of the Premises, but not terminate this Lease, and without notice or demand enter upon the Premises or any part thereof and take absolute possession of the same, pick or change the locks provided in accordance with applicable Law, and, at Landlord’s sole option may relet the Premises or any part thereof for such terms and such rents as Landlord may reasonably elect. In the event Landlord shall elect to so relet, then rent received by

Landlord from such reletting shall be applied first to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord, second to the payment of any reasonable cost of such reletting, including, without limitation, alteration and refurbishing costs and leasing commissions, and third to the payment of rent due and unpaid hereunder, and Tenant shall satisfy and pay any deficiency upon demand therefor from time to time. In no event will Landlord be obligated to pay to Tenant any excess rent received from reletting. Tenant further agrees that Landlord may file suit to recover any sums due under the terms of this Lease and that no recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not previously reduced to judgment in favor of Landlord. Reletting of the Premises shall not be construed as an election on the part of Landlord to terminate this Lease and, notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for default.
12.1.3    Landlord may offset against any security deposits held by Landlord for any non-payment of rent or any damage to the Premises.
12.1.4    Landlord may enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease and Tenant agrees to reimburse Landlord on demand for any reasonable expenses which Landlord may incur in effecting compliance with Tenant’s obligation under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action.
12.1.5    To the extent permitted by applicable Law, Landlord may alter all locks and other security devices at the Premises, with or without terminating this Lease, and pursue, at Landlord's option, any other available remedies. Landlord shall not be required to provide to Tenant the new key to the Premises, regardless of hour, including Tenant's regular business hours until such time as the Default is cured.
12.2    Mitigation of Damages. In the event of a Default, Landlord agrees to use reasonable efforts to relet the Premises, but it is understood and agreed that:
12.2.1    Landlord may reasonably elect to lease other comparable, available space in the Project, if any, before reletting the Premises.
12.2.2    Landlord may reasonably decline to incur out-of-pocket costs to relet the Premises, other than customary leasing commissions and legal fees for the negotiation of a lease with a new tenant.
12.2.3    Landlord may reasonably decline to relet the Premises at rental rates below then prevailing market rental rates, because of the negative impact lower rental rates would have on the value of the Project and because of the uncertainty of actually receiving from Tenant the greater damages that Landlord would suffer from and after reletting at the lower rates.
12.2.4    Before reletting the Premises to a prospective tenant, Landlord may reasonably require the prospective tenant to demonstrate the same financial wherewithal that Landlord would require as a condition to leasing other space in the Project to a prospective tenant.

12.2.5    Identifying a prospective tenant to relet the Premises, negotiating a new lease with such tenant, and making the Premises ready for such tenant will take time, depending upon market conditions when the Premises first become available for reletting, and during which time it cannot be reasonably expected for Landlord to collect anything from reletting.
SECTION 13:     LANDLORD'S DEFAULT.
13.1    Right to Cure. Landlord shall not be deemed to be in default in the performance of any obligation required of it under this Lease until it has failed to perform such obligation within 30 days after receipt by Landlord of written notice from Tenant to Landlord, specifying the obligation in question and the manner in which Landlord has failed to perform the obligation. If the nature of Landlord's obligation is such that more than 30 days are reasonably required for its performance, Landlord shall not be in default if Landlord commences to cure the default within the 30 day period and proceeds to completion with reasonable promptness. If Landlord fails to perform any obligation under this Lease which obligation is material to Tenant’s use and enjoyment of the Premises and such failure continues for more than thirty (30) days after written notice from Tenant (provided that, if correction of such failure reasonably requires a period longer than thirty (30) days, and if Landlord commences such correction within thirty (30) days and prosecutes such correction to completion with diligence and continuity, Landlord shall be allowed such longer period as may be reasonably necessary to complete such correction), Tenant may, upon Landlord’s failure to cure such failure within five (5) days of Landlord’s receipt of a second written notice from Tenant written in bolded and capital letters that constitutes a SECOND NOTICE, but shall not be obligated to, cure any such failure, and all reasonable costs and expenses actually incurred by Tenant in curing such failure (including, without limitation, reasonably attorneys’ fees and interest on such costs and expenses at an annual rate equal to the Default Rate shall be paid by Landlord to Tenant within thirty (30) days after Landlord receives a written bill from the Tenant. If Landlord fails to reimburse Tenant for any such costs and expenses not disputed by Landlord within thirty (30) days after Landlord receives a written demand therefor, Tenant shall have the right to apply such amounts as a credit against payments of Base Rent and Additional Rent due from Tenant to Landlord under this Lease, provided in no event shall such offset on a monthly basis exceed one-half of the Monthly Base Rent owing hereunder. If Landlord reasonably disputes the amount of Tenant’s costs, the parties shall refer the matter to expedited arbitration, in accordance with the terms of Section 55 of Exhibit “H.”
13.2    Tenant's Remedies. Except as expressly set forth in, and limited by, the terms of this Lease, Tenant hereby waives and relinquishes the right to withhold Rent for any reason whatever, including, without limitation, on account of any default by Landlord of its obligations under this Lease, and any damage to, or condemnation, destruction or state of disrepair of, the Premises. In the event of Landlord's failure or refusal to consent or approve of any matter requested by Tenant, the parties shall refer the matter to expedited arbitration in accordance with the terms of Section 55 of Exhibit “H”.
13.3    Notice to Lenders. Tenant agrees to give all Lenders, by registered or certified mail, return receipt requested, a copy of any notice of default served upon Landlord, provided that prior to such obligation to give notice, Tenant has been notified, in writing delivered to Tenant (by way of Notice of Assignment of Rents and Leases, or otherwise), of the addresses of the Lenders.
SECTION 14:     SUBORDINATION AND ATTORNMENT.

14.1    Subordination. Subject to the provisions of Section 14.4 below, this Lease and the rights of Tenant hereunder shall be and are hereby made subject and subordinate at all times to the lien of any Mortgage now or hereafter existing, and to the lien of all advances made or hereafter to be made against or to protect the security thereof. If requested by Landlord, Tenant agrees to execute and deliver to Landlord, within 10 days after written demand therefor, an agreement in form and substance reasonably acceptable to Landlord's Lender and Tenant, or such further instruments confirming Tenant’s attornment and the subordination of this Lease to the lien of any Mortgage as may be requested by Landlord or any Lender from time to time, provided any such document also satisfies the requirements of a Non-Disturbance Agreement (as defined in Section 14.4 below). Any failure or refusal of Tenant to execute such an agreement within 20 days shall constitute a Default, subject to Section 11.3. However, no such additional agreement shall be necessary to effectuate such subordination provided Tenant has obtained a Non-Disturbance Agreement from the Landlord’s Lender.
14.2    Subordination Right. Tenant hereby waives its right, if any, to elect to terminate this Lease or to surrender possession of the Premises in the event of any Mortgage termination or foreclosure. Tenant also agrees that any Lender may, at its option, unilaterally elect to subordinate its Mortgage to this Lease by an instrument in form and substance satisfactory to the Lender which Tenant shall execute within 20 days after written request provided the same is in form and substance reasonably acceptable to Tenant. Any failure or refusal by Tenant to execute such instrument within the time period specified in this Section 14.2 (without additional time, despite any other provision of this Lease) shall constitute a Default hereunder, but shall not affect the validity or enforceability of the subordination.
14.3    Mortgagee's Liability. Despite the provisions of Section 42 below, in the event that any Lender or its respective successor in title shall succeed to the interest of Landlord hereunder, the liability of the Lender or successor shall exist only so long as it is the owner of the Project, or the interest therein superior to this Lease under any Master Lease. No Base Rent or any other Rent charge shall be paid more than 30 days prior to the due date thereof, and payments made in violation of this provision shall be a nullity as against any Lender, except to the extent that those payments are actually received by the Lender.
14.4    Non-Disturbance Protection. Notwithstanding anything to the contrary contained herein, (a) Tenant's obligations to subordinate its rights hereunder to any Lender shall be conditioned upon Landlord's obtaining from the Lender a non-disturbance agreement in form and substance reasonably acceptable to Landlord’s Lender and Tenant and substantially in the form of Exhibit “F” hereof (“Non-Disturbance Agreement”) and a recognition agreement from the master landlord under the Master Lease in form and substance reasonably acceptable to Tenant and substantially in the form of Exhibit “G” hereof (the “Recognition Agreement”). Nothing herein shall condition Tenant's obligation to pay Rent despite the lack of Tenant’s receipt of the Non-Disturbance Agreement and Landlord shall have no liability therefor, but this Lease shall not be subordinate to such Mortgage. Landlord shall submit such Non-Disturbance Agreement to Lender and the Recognition Agreement to the City for execution within thirty (30) days from the date of this Lease. Landlord represents and warrants that no Mortgage encumbers the Project other than the Mortgage held by International Bank of Commerce (the “Holder”) and that no ground lease or superior lease encumbers the Project other than the Master Lease from the City. In the event Tenant has not received a fully-executed Non-Disturbance Agreement from the Holder and a Recognition Agreement from the City, which shall include an acknowledgement of, and agreement to be bound by, Tenant’s right under Section 51 below, within 45 days from the date of this Lease, Tenant shall have the right to terminate this Lease upon notice to Landlord, and upon exercise any Prepaid Rent shall be returned to Tenant.
SECTION 15:     INSPECTIONS AND ACCESS.
15.1    Entry. Subject to the terms of this Section 15.1, Landlord and its agents or representatives may enter the Premises upon reasonable prior notice to supply any service to be provided by Landlord to Tenant hereunder, and make repairs or do any work required of Landlord under this Lease, as well as to exhibit the Premises to prospective purchasers, lenders or, during the last 12 months of the Term, prospective tenants who are not competitors of Tenant as set forth on Exhibit “L”. All such work shall be done as expeditiously as reasonably feasible so as to cause as little interference to Tenant as reasonably possible without requiring extraordinary expenditure on the part of Landlord. In no event shall Tenant be entitled to any reduction or abatement of Rent, or to make any claim for damages against Landlord, as a result of any act of Landlord carried out pursuant to this Section 15.1. Tenant has informed Landlord that Tenant is considered a Covered Entity under HIPAA and may engage in certain work in the Premises that may require a level of privacy or confidentiality. The Landlord acknowledges that the Tenant may engage in certain work in the Premises that may require a level of privacy or confidentiality, and therefore in order to comply with such requirement, the Tenant shall have the right, except in the case of an emergency, to designate an employee or other representative of Tenant to accompany Landlord, its agents, guests or invitees in connection with their access to the Premises, and the Landlord shall, except in the case of emergency, and where reasonably practicable, comply with said right of the Tenant. Neither Landlord nor any party authorized by or through Landlord may view, remove, alter, destroy, use or disclose to third parties any medical or financial information or any information concerning the Tenant’s business it obtains or encounters through access to the Premises. Notwithstanding anything to the contrary contained in this Lease, except in case of emergency, any access to the Premises by the Landlord or any party claiming by or through the same (including without limitation, janitorial staff) shall be in accordance with the security, safety, and confidentiality requirements that Tenant may adopt from time to time as mandated by any Law, provided that (i) such Law mandating any such security, safety, and confidentiality requirements expressly apply to Landlord or any such party claiming by or through the Landlord, and (ii) Tenant shall have provided such requirements in advance in writing to Landlord and Landlord reasonably agrees that it is bound by such Law.
15.2    Access. Nothing in this Section 15 shall be deemed to limit Landlord’s right to use any and all means that Landlord may deem proper to open any doors to or within the Premises in the event of an emergency.
SECTION 16:     SURRENDER OF PREMISES.
16.1    Removal by Tenant. At the expiration or earlier termination of this Lease, Tenant shall surrender to Landlord the Premises and all Tenant Alterations (other than those Tenant Alterations to be removed by Tenant pursuant to Section 4.5) in substantially the same order, repair and condition as existed on the Commencement Date, except for ordinary wear and tear, damage by fire or other casualty, free of all tenancies and occupancies. Tenant shall remove all of Tenant’s Personal Property in accordance with Section 4.5. Tenant, at Tenant's expense, shall perform all restoration required under Section 4.5, at or prior to the expiration or termination of this Lease.

16.2    Removal By Landlord. Landlord may elect to retain or dispose of, in any manner, any Tenant Alterations or Personal Property that Tenant does not remove from the Premises on expiration or earlier termination of the Term. Title to such Tenant Alterations or Personal Property Landlord elects to retain on expiration or earlier termination of the Term shall vest in Landlord. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord's retention or disposition of any such Tenant Alterations (other than those Tenant Alterations to remain in the Premises in accordance with Section 4.5) or Personal Property. Tenant shall be liable to Landlord for Landlord's costs for storing, removing and disposing of any Tenant Alterations which Tenant is required to remove pursuant to Section 4.5 or Personal Property and the cost of any repairs to the Premises and/or the Project associated with the removal.
16.3    Holding Over. If Tenant holds over after the expiration or earlier termination of the Term, such Tenancy shall be at sufferance, at a rental rate equal to one hundred and fifty percent (150%) of the daily Base Rent in effect upon the date of such expiration or termination, and otherwise subject to the terms, covenants and conditions herein specified. Acceptance by Landlord of Rent after such expiration or earlier termination shall not constitute a holdover hereunder or result in a renewal. The foregoing provisions of this Section 16.3 are in addition to and do not affect Landlord's right of re-entry or any rights of Landlord hereunder or as otherwise available to Landlord as a matter of law nor shall the foregoing be construed as consent by Landlord to any holding over by Tenant. Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord upon the expiration or other termination of this Lease.
SECTION 17:     LANDLORD'S LIABILITY; SALE BY LANDLORD.
17.1    No Personal Liability. Landlord or any successor in interest of Landlord (whether one or more individual(s), a partnership, a joint venture, a corporation, a trustee or other fiduciary, or the trust or other entity or organization for which any fiduciary acts) shall have no direct or personal liability with respect to any term or requirement of this Lease beyond Landlord's or the successor's interest in the Project. Tenant shall look solely to the estate of Landlord or the successor in the Project for the satisfaction of any claim by Tenant against Landlord or Landlord’s Employees. Except as otherwise provided under Section 8.8 below, under no circumstances shall either party be liable to the other for special damages, indirect damages or other consequential damages, including without limitation, injury to business or for any loss of income or profit therefrom.
17.2    Tenant's Liability. No employee, officer, director, stockholder of Tenant shall have personal liability for any of the obligations hereunder, it being agreed that Landlord shall look solely to Tenant and Tenant’s assets for the satisfaction of any liability hereunder.
17.3    Attornment. In the event the original Landlord hereunder, or any successor in interest of Landlord, shall sell or convey its interest in the Project, Tenant agrees to attorn to such new owner..
17.4    Covenants. In the event of any transfer by any Landlord of its interest, such Landlord shall be automatically relieved from all liability arising under this Lease from and after the date of the transfer or conveyance.
SECTION 18:     HAZARDOUS MATERIALS.

18.1    Definitions As used in this Section 18, the following words or phrases shall have the following meanings:
18.1.1    "Agents" means the applicable party’s partners, officers, directors, shareholders, employees, agents, contractors, assignees, subtenants and any other third parties entering upon the Project at the request or invitation of the applicable party.
18.1.2    "Claims" means claims, liabilities, losses, actions, environmental suits, causes of action, legal or administrative proceedings, damages, fines, penalties, loss of rents, liens, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees and costs of defense, and consultants', engineers' and other professionals' fees and costs).
18.1.3    "Hazardous Materials" means any: (i) Substance which is regulated by any Hazardous Materials Law; (ii) asbestos and asbestos-containing materials; (iii) urea formaldehyde; (iv) radioactive substance; (v) flammable explosives; (vi) petroleum, including crude oil or any fraction thereof; (vii) polychlorinated biphenyls; and (viii) "hazardous substances," "hazardous materials" or "hazardous waste" under any Hazardous Materials Law.
18.1.4    "Hazardous Materials Laws" mean: (i) any existing or future federal, state or local law, ordinance regulation or code which protects health, safety or welfare, or the environment; (ii) any existing or future administrative or legal decision interpreting any such law, ordinance, regulation or code; and (iii) any common law theory related to Hazardous Materials which may result in Claims against Landlord, the Premises or the Project.
18.1.5    "Permits" means any permit, authorization, license or approval required by any applicable governmental agency.
18.1.6    "Substance" means any substance, material, product, chemical, waste, contaminant or pollutant.
18.1.7    "Use" means use, generate, manufacture, produce, store, release, discharge, allow to exist and transport to or from the Project.
18.2    Use of Hazardous Materials. Without limiting the generality of this Section 18, and except as provided hereinbelow, Tenant covenants and agrees that Tenant and its Agents shall not bring into, maintain upon, or Use in or about the Project, or transport to or from the Project, any Hazardous Materials, nor shall Tenant or its Agents release or dispose of any Hazardous Materials in, on, under or about the Project, in violation of any Hazardous Materials Law. Notwithstanding the foregoing provisions, Tenant may bring into, maintain upon, and Use any Substance typically found or used in premises for the Permitted Use permitted by this Lease, so long as: (a) any such Hazardous Material is typically found only in such quantity as is reasonably necessary and customary for Tenant's Permitted Use; (b) any such Substance and all equipment necessary in connection with the Substance are Used strictly in accordance with the manufacturers' instructions therefore; (c) no such Substance is released or disposed of in or about the Project in violation of any Hazardous Materials Law; (d) any such Substance and all equipment necessary in connection with the Substance are removed from the Project and Premises and transported for Use or disposal by Tenant in compliance with any applicable Hazardous Materials Laws upon the expiration or earlier termination of this Lease; and (f)

Tenant and its Agents comply with all applicable Hazardous Materials Laws. Tenant shall not use or install in or about the Premises any asbestos or asbestos-containing materials.
18.3    Delivery of Notices. Tenant shall furnish to Landlord copies of all notices, claims, reports, complaints, warnings, asserted violations, documents or other communications received or delivered by Tenant, as soon as possible and in any event within five (5) days after such receipt or delivery, with respect to any actual or alleged Use, disposal or transportation of Hazardous Materials in or about the Premises and the Project by Tenant or Tenant’s Agents. Whether or not Tenant received any such notice, claim, report, complaint, warning, asserted violation, document or other communication, Tenant shall immediately notify Landlord, orally and in writing, if Tenant or any of its Agents knows or has reasonable cause to believe that any Hazardous Materials, or a condition involving or resulting from the same, is present, has been disposed of, or transported to or from the Premises or the Project by Tenant or Tenant’s Agents in violation of Hazardous Materials Laws.
18.4    Cleanup and Remediation. If Tenant or its Agents violate any provision of this Section 18, then Tenant shall promptly notify Landlord in writing and shall be obligated, at Tenant's sole cost, to abate, remediate, clean-up and/or remove from the Project, and dispose of, all in compliance with all applicable Hazardous Materials Laws, all Hazardous Materials Used by Tenant or its Agents. Such work shall include, but not be limited to, all testing and investigation reasonably required by Landlord, Landlord's Lender and/or ground Lessor, if any, and any governmental authorities having jurisdiction, and preparation and implementation of any remedial action plan required by any governmental authorities having jurisdiction. Tenant's indemnification covenant set forth in Section 18.6 shall extend to any enforcement or other action instituted by any governmental authority with respect to any such alleged requirement and, Tenant shall promptly, at Tenant's cost, comply with any requirement determined to be applicable to Tenant. All such work shall, in each instance, be conducted (a) to the satisfaction of the governmental authority having jurisdiction, if a governmental authority has assumed jurisdiction of such work, (b) to Landlord's reasonable satisfaction if a governmental authority has but declines to assume jurisdiction of such work or (c) to Landlord's reasonable satisfaction if there is no applicable governmental requirement with respect to such work and no governmental authority takes jurisdiction of such work. If Tenant does not reasonably comply with the provisions of this Section 18.4, then Landlord may, without prejudicing, limiting, releasing or waiving Landlord's rights under this Section 18, separately undertake such work, but only after first giving Tenant notice of its intent to do so and the opportunity to cure such default and Tenant shall promptly reimburse all reasonable costs incurred by Landlord.
18.5    Entry. Upon reasonable advance notice to Tenant (except in case of emergency), Landlord shall have the right to enter and inspect the Premises to verify Tenant's compliance with, or violations of, the provisions of this Section 18. Furthermore, Landlord may conduct such investigations and tests as Landlord or Landlord's Lender may reasonably require provided the same are conducted at such time and in such manner as necessary to avoid material interference with Tenant’s use and operations. If either (a) as a result of such inspections or tests, Tenant is found to be in material breach of the provisions of this Section 18 or (b) as to any test or investigation requested by any governmental authority or Landlord's Lender there is reasonable cause to believe that Tenant is in material breach of the provisions of this Section 18, then, in either such instance, Tenant, in addition to its other obligations set forth in this Section 18, shall promptly reimburse Landlord for all reasonable costs incurred in connection with such test or inspection.

18.6    Tenant’s Indemnity. Tenant shall indemnify, defend and hold harmless Landlord, its partners and its and their respective successors, assigns, partners, directors, officers, shareholders, employees, agents, lenders, ground lessors and attorneys from and against any and all Claims incurred by such indemnified persons, or any of them, in connection with or as the result of: (a) the presence, Use or disposal of any Hazardous Materials in or about the Premises or Project due to Tenant or its Agents; (b) any injury to or death of persons or damage to or destruction of property resulting from the presence, Use or disposal of any Hazardous Materials in or about the Premises or Project due to Tenant or its Agents; (c) any violation by Tenant or its Agents of any Hazardous Materials Laws; and (d) any failure of Tenant or its Agents to observe the provisions of this Section 18.6. Tenant's obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary testing, investigation, studies, reports, repair, clean-up, detoxification or decontamination of the Premises or Project, and the preparation and implementation of any closure, removal, remedial action or other required plans in connection therewith, and shall survive the expiration or earlier termination of the Term. For purposes of this indemnification provision, any acts or omissions of Tenant and its Agents (regardless of whether they are negligent, intentional, willful, or unlawful) shall be strictly attributable to Tenant. If, at any time after the initiation of any suit, action, investigation or other proceeding which could create a right of indemnification under this Section 18.6, Tenant is not complying with the provisions of Section 18.4, then Landlord may, without prejudicing, limiting, releasing or waiving the right of indemnification provided herein, separately defend or retain separate counsel to represent and control the defense as to Landlord's interest in such suit, action, investigation or other proceeding. Tenant shall pay all reasonable costs of Landlord's separate defense or counsel upon demand. Tenant’s obligations under this Section 18 shall not apply to any Hazardous Materials which exist on the Premises or the Project as of the date of this Lease.
18.7    Landlord represents and warrants that, except as identified in the reports listed in Exhibit “J” attached hereto (the “Disclosed Hazardous Materials”), the Premises do not to Landlord’s current knowledge contain any Hazardous Materials in violation of Hazardous Materials Laws. In the event it is determined any Hazardous Materials exist on the Premises on the date of the execution of this Lease or thereafter (other than as a result of the actions of Tenant or Tenant’s Agents), and the amount or condition of Hazardous Materials constitutes a violation of Hazardous Materials Laws, or is reasonably likely to interfere with the Tenant’s Improvements or Tenant’s use of the Premises for the Permitted Uses, then Landlord shall be solely responsible for performing, at is sole cost and expense, any remediation required in order to bring any such Hazardous Materials in the Premises into compliance with any such Hazardous Materials Laws and as necessary to eliminate any interference with Tenant’s Improvements or Tenant’s Permitted Use of the Premises and during such period any period where Rent does not accrue hereunder, such period shall toll until such remediation is completed, or if Rent is then accruing hereunder, Rent shall abate until such remediation is completed. Landlord’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary testing, investigation, studies, reports, repair, clean-up, detoxification or decontamination of the Premises or Project, and the preparation and implementation of any closure, removal, remedial action or other required plans in connection therewith, and shall survive the expiration or earlier termination of the Term.
In addition, Landlord shall indemnify, defend and hold harmless Tenant, its partners and its and their respective successors, assigns, partners, directors, officers, shareholders, employees, and agents from and against any and all Claims incurred by such indemnified persons, or any of them, in connection with or as the result of: (a) the presence, Use or disposal of any Hazardous Materials in or about the Premises or Project unless due to the acts of Tenant or its Agents (regardless of whether the same are Disclosed Hazardous Materials); (b) any violation by Landlord or its Agents of any Hazardous Materials Laws; and (b) any failure of Landlord or its Agents to observe the provisions of this Section 18.7. For purposes of this indemnification provision, any acts or omissions of Landlord and its Agents (regardless of whether they are negligent, intentional, willful, or unlawful) shall be strictly attributable to Landlord. If, at any time after the initiation of any suit, action, investigation or other proceeding which could create a right of indemnification under this Section 18.7, Landlord is not complying with the provisions of Section 18.7, then Tenant may, without prejudicing, limiting, releasing or waiving the right of indemnification provided herein, separately defend or retain separate counsel to represent and control the defense as to Tenant’s interest in such suit, action, investigation or other proceeding.
SECTION 19:     ENTITY AS TENANT. If a corporation, partnership, limited liability company, or other entity executes this Lease as Tenant, then Tenant hereby represents and warrants that the individuals executing this Lease on Tenant's behalf are duly authorized to execute and deliver this Lease on behalf of the entity, and that this Lease is binding upon and enforceable against Tenant in accordance with its terms.
SECTION 20:     LANDLORD’S LIEN. Landlord affirmatively waives any statutory lien on any of Tenant’s equipment, fixtures, furniture, improvements or other personal property of Tenant in the Premises which may be granted under the Law of the jurisdiction in which the Premises is located.
SECTION 21:     ENTIRE AGREEMENT. This Lease constitutes the entire understanding of the parties with respect to the Premises and supersedes all prior or contemporaneous understandings and agreements relating to the subject matter thereof. There are no other promises, covenants, understandings, agreements, representations, or warranties with respect to the subject matter of this Lease except as expressly set forth herein or in any instrument executed concurrently herewith.
SECTION 22:     MODIFICATION. This Lease may not be modified, terminated or amended except pursuant to a written instrument duly executed by all of the parties hereto.
SECTION 23:     BROKER. Landlord and Tenant each warrant and represent to the other that it has not employed or dealt with any real estate broker or finder in connection with this Lease, except for the broker ("Broker") whose name(s) is/are set forth in Basic Lease Provisions, and that it knows of no other real estate broker, agent or finder who is or might be entitled to a commission or fee in connection with this Lease. Landlord and Tenant each agree to indemnify, defend and hold the other harmless from and against any and all claims of any other broker or finder, used by it on account of any brokerage commission or finder's fee in connection with this Lease. Landlord shall be responsible for any commission or fee due to the Broker.
SECTION 24:     NO RECORDATION. In no event shall this Lease or any memorandum thereof be recorded without the written consent of both Landlord and Tenant. Tenant shall have the right to record, at Tenant’s expense a memorandum of lease in form and substance reasonably acceptable to Landlord, provided that Tenant delivers to Landlord a document that will release Tenant’s interest in the Lease and the Property upon expiration or earlier termination of this Lease, subject to Section 51.

SECTION 25: TIME OF THE ESSENCE. Subject to the provisions of Section 32, time is of the essence of this Lease and each of the provisions hereof.
SECTION 26: INTENTIONALLY OMITTED.
SECTION 27: FURTHER ASSURANCES. From time to time, either party, at the request of the other party, and without further consideration, shall execute and deliver further instruments and take such other actions as the requesting party may reasonably require to complete more effectively the transactions contemplated by this Agreement.
SECTION 28: MODIFICATION FOR LENDER. If, in connection with Tenant’s Purchase Right in Section 51 of the Addendum attached hereto, the City or Lender shall request reasonable modifications to this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications shall not increase the obligations of Tenant hereunder or have any adverse effect on the leasehold interest hereby created or Tenant's rights hereunder.
SECTION 29: NO THIRD PARTY BENEFITS. This Lease is made and entered into for the sole benefit and protection of the parties hereto, and the parties do not intend to create any rights or benefits under this Lease for any person who is not a party to this Lease, other than a Lender.
SECTION 30: NAME OF PROJECT. Tenant shall not use the name, insignia or logotype of the Project for any purpose other than as its address without Landlord’s prior consent, which consent may be withheld by Landlord in its sole discretion. Tenant shall not use any picture of the Project in its advertising, stationery or any other manner.
SECTION 31: WAIVER. The waiver by any party of any term, covenant, agreement or condition herein contained shall be effective only if in writing and shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein contained, nor shall any custom or practice which may develop between the parties in the administration of this Lease be construed to waive or to lessen the right of any party to insist upon the performance by the other party in strict accordance with all of the terms, covenants, agreements and conditions of this Lease. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant, agreement or condition of this Lease, other than the failure of Tenant to timely pay, the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.
SECTION 32: NO LIGHT AND AIR EASEMENT. Any diminution, restriction, or shutting off of light, or view from the Premises, by any structure, sign or improvement that may at any time be erected on the Project and/or on lands adjacent to or in the vicinity of the Project provided the same is not physically attached to the Building shall in no way affect this Lease, abate any Rent, or otherwise impose any cost, liability or obligation upon Landlord and shall not result in and/or constitute a breach of the covenant of quiet enjoyment and/or amount to a constructive eviction.
SECTION 33: FORCE MAJEURE. Whether or not any specific provision of this Lease expressly excepts delays caused by Force Majeure, neither Tenant nor Landlord shall be chargeable with, or be liable or responsible to the otherwise chargeable, liable or responsible party for, anything or in any amount for any failure to perform or delay in performing caused by

Force Majeure, provided that nothing herein shall affect or relieve Tenant’s obligation to pay Rent under this Lease. Any such failure or delay due to Force Majeure shall not be deemed a breach of or default in the performance of this Lease by either Tenant or Landlord.
SECTION 34: INTENTIONALLY OMITTED.
SECTION 35: ESTOPPEL CERTIFICATE. Tenant, shall at any time, and from time to time, upon twenty (20) days' prior written notice from Landlord, execute, acknowledge and deliver to Landlord an Estoppel Certificate (as defined in Section 43.13). Any Estoppel Certificate may be relied upon by any Lender or any prospective lender with respect to, or any prospective purchaser of any interest in, the Project. Any failure or refusal by Tenant to execute and return a requested Estoppel Certificate within the time period specified in this Section 35 shall constitute a Default, subject to Section 11.3.
SECTION 36: RIGHT TO PERFORMANCE. If Tenant shall fail to perform any act on its part to be performed hereunder, and such failure shall continue for thirty (30) days after written notice thereof to Tenant, provided that no notice shall be required in cases of emergency which poses a threat of injury to person or property, Landlord may, without waiving or releasing Tenant from any obligations of Tenant perform such act. All reasonable sums so paid by Landlord and all reasonable costs incidental thereto (including reasonable attorneys and other fees and costs), together with interest thereon at the Default Rate from the date of such payment by Landlord, shall be deemed to be Rent and shall be payable to Landlord by Tenant upon demand therefor. Any obligation of Landlord under this Lease may be fulfilled by Landlord's Employees or by any agent or independent contractor of Landlord.
SECTION 37: EFFECTIVENESS OF LEASE. Neither the submission of this document to Tenant, nor examination and negotiation by Landlord or Tenant, constitutes an offer to lease, or a reservation in favor of Tenant of, or option to Tenant for, the Premises. This document shall become effective and binding only upon execution and delivery of this Lease by Tenant and by Landlord.
SECTION 38: PROFESSIONAL FEES. If either party becomes involved in litigation or arbitration arising out of this Lease or the performance thereof, the court in such litigation or arbitrator in such arbitration shall, award legal expenses (including, but not limited to reasonable attorneys and other professional and paraprofessional fees incurred) to the prevailing party, including all such reasonable costs and attorneys’ fees incurred as a result of any appeal filed by the non-prevailing party. In the event of Landlord’s involvement in a bankruptcy proceeding, Landlord shall also be entitled to an award of its attorneys’ fees incurred in connection with such proceeding.
SECTION 39: SURVIVAL OF INDEMNITIES. All provisions in this Lease relating to indemnities by either in favor of the other shall survive the expiration or termination hereof for any reason and shall run to the benefit of the original Landlord and Tenant named herein, as applicable, as well as any successor in interest to it.
SECTION 40: NOTICES. All notices, requests, demands or other communications required or desired to be given hereunder, to be legally binding, shall be in writing and may be served personally (including service by any commercial messenger or courier service with delivery confirmation) or by registered or certified United States mail, return receipt requested, with all postage and fees fully prepaid, addressed to the respective address set forth in Section 1.1 and 1.2 above, or to such other address as the party to whom the notice is addressed has theretofore specified in a notice served upon the other party in accordance with the requirements hereof. All notices shall be effective upon actual delivery to the addressee, as evidenced by the return receipt if service is by mail, except in the case of a party that has relocated and has not served upon the other party a notice of a new address for service of notices as specified above, or in the case if a party to whom the notice is addressed that refuses to accept delivery of the notice, in either of which cases the notice shall be deemed effective upon the first date of attempted delivery, as indicated by the return receipt if the attempted service was by mail, at the last address of which the party attempting to make the service had notice. In addition, a copy of any notice with respect to a default of or claim against Landlord, which is served upon Landlord, shall be sent concurrently to all Lenders of which Tenant has notice, as provided in Section 13.3 above.
SECTION 41: INTENTIONALLY OMITTED.
SECTION 42: OFAC COMPLIANCE. Tenant hereby warrants and represents that: (a) neither Tenant nor any of its affiliates does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country, or with any other person, targeted by any of the economic sanctions of the United States administered by The Office of Foreign Assets Control ("OFAC"); to Tenant’s knowledge, Tenant is not owned or controlled (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) by any such government or person; and any payments and/or proceeds received by Tenant under the terms of this Lease will not be knowingly used to fund any operations in, finance any investments or activities in or make any payments to, any country, or to make any payments to any person, targeted by any of such sanctions; (b) no funds tendered to Landlord by Tenant under the terms of this Lease are or will be knowingly directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws; (c) to Tenant’s knowledge neither Tenant, nor any person controlling, controlled by, or under common control with, Tenant (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; (iv) is a person or entity that resides or has a place of business in a country or territory which is designated as a Non-Cooperative Country or Territory by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (v) is a "Foreign Shell Bank" within the meaning of the Patriot Act (i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision); (vi) is a person or entity that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns; (vii) is an entity that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns; or (viii) is a person or entity that otherwise appears on any US.-government provided list of known or suspected terrorists or terrorist organizations. For purposes of this representation, the term "Anti-Money Laundering Laws" shall mean all laws, regulations and executive orders, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations, and sanctions shall include, without limitation, the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the "Patriot Act"), Executive Order 13224, the Bank Secrecy Act, 31 U.S.C. Section 531 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., the OFAC-administered economic sanctions, and laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957. Tenant has reviewed the OFAC website, and conducted such other investigation as it deems necessary or prudent, prior to making these representations and warranties.
Landlord represents that to Landlord’s knowledge (a) it is now and will in the future be, in compliance with U.S. Executive Order 13224 (“Order”) and no action, proceeding, investigation, charge, claim, report or notice has been filed, commenced or threatened against it alleging any failure to so comply; (b) it does not have knowledge or notice of any fact, event, circumstance, situation or condition which could reasonably be expected to result in (i) any action, proceeding, investigation, charge, claim, report or notice being filed, commenced or threatened against it alleging any failure to comply with the Order, or (ii) the imposition of any civil or criminal penalty against it for any failure to so comply with the Order; or (c) it is not included in the OFAC List set forth in the Order or 31 CFR Ch V (Part 595) Appendix A.
SECTION 43: NON-DISCRIMINATION. Neither Tenant nor any of its affiliates, employees, contractors, subcontractors, or agents shall unlawfully discriminate against any employee or applicant for employment because of race, religion, color, national origin, ancestry, physical handicap, medical condition, marital status, age (over 40) or sex. Tenant and its affiliates, employees, contractors, subcontractors, and agents shall (i) assure that the evaluation and treatment of their employees and applicants for employment are free of such discrimination, (ii) take affirmative action to ensure that applicants are employed, and that employees are treated during employment without regard to, race, religion, color, national origin, ancestry, physical handicap, medical condition, marital status, age (over 40) or sex (including, but not limited to, during the activities of: upgrading, demotion, or transfer; recruitment or recruitment advertising, layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship), (iii) give written notice of their obligations under this clause to labor organizations with which they have a collective bargaining or other agreement, (iv) conduct their respective activities in accordance with Title VI of the Civil Rights Act of 1964 and the rules and regulations promulgated thereunder, but only if and to the extent Tenant and its affiliates, employees, contractors, subcontractors, and agents are required to do so under applicable law, and (v) post in conspicuous places, available to employees and applicants for employment, notices setting forth their respective policies regarding non-discrimination. Tenant’s failure to comply with this provision shall not be a Default under this Lease provided Tenant has used reasonable efforts to comply with the same, and this provision shall no longer be applicable in the event Seaholm L/R, LLC or its Affiliate no longer owns the Building.
SECTION 44: DTPA. TENANT ACKNOWLEDGES THAT TENANT IS A "BUSINESS CONSUMER" FOR PURPOSES OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, BUT SHOULD SUCH DETERMINATION BE HELD OTHERWISE BY A FINAL JUDGMENT OF A COURT OF COMPETENT JURISDICTION THE FOLLOWING SHALL APPLY: TENANT WAIVES ALL OF TENANT’S RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THE FOREGOING WAIVER. LANDLORD AND TENANT

EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT'S INTENDED COMMERCIAL PURPOSE, AND TENANT'S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF, DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.
SECTION 45: GOVERNING LAW. This Lease shall be governed by and construed pursuant to the law of the State of Texas, without reference to conflicts of laws rules.
SECTION 46: SEVERABILITY. In the event that any provision of this Lease shall be adjudicated to be void, illegal, invalid, or unenforceable, the remaining terms and provisions of this Lease shall remain in full force and effect.
SECTION 47: SUCCESSORS AND ASSIGNS. Subject to all restrictions set forth herein, the terms, covenants, conditions and agreements herein contained shall inure to the benefit of and bind the heirs, successors, legal representatives and assigns of the parties hereto.
SECTION 48: DEFINITIONS. In addition to the terms defined in Section 1 of the Lease, the following terms shall have the meanings specified below when used in the Lease:
48.1    "Additional Rent" means all of those items to be paid by Tenant which are specified in Section 3.2.
48.2    "Additional Services" means all excessive or additional services in excess of Basic Services relating to Tenant's use and occupancy of the Premises.
48.3    "Affiliate" means, with respect to a Person, any other Person controlled by or in control of such Person, or any other Person who, together with such Person, are under the common control of a third Person
48.4    "Annual Statement" shall have the meaning specified in Section 3.3.4.
48.5    "CAM/Operating Costs" means all commercially reasonable costs incurred by Landlord in owning, maintaining, repairing, managing and operating the Project during or allocable to the term of the Lease, including, but not limited to, all costs for (a) utilities, (b) supplies, (c) insurance maintained by Landlord customary for similar projects in the City (including but not limited to, public liability and property damage, rent continuation, and/or fire and extended coverage insurance for up to the full replacement cost of the Project), (d) services of independent contractors to the extent serving the Project, (e) commercially reasonable compensation (including employment taxes and fringe benefits) of all persons who perform regular duties connected with the day-to-day management, operation, maintenance, repair and overhaul of the Project, including, without limitation, office personnel for the office of the Project, engineers, janitors, painters, floor waxers, window washers, parking attendants, watchmen, and gardeners, (f) management of the Project or any portion of it, including a management fee equal to ten percent (10%) of all CAM/Operating Costs (excluding Taxes and insurance), (g) rental expenses for, or a reasonable allowance for depreciation of, personal property used in the management, maintenance, operation and repair of the Project by Landlord, (h) performance of, or any costs incurred in connection with, the REAs or any other REA that may now exist or may hereafter be entered into by Landlord as permitted herein, and allocable to the Project, (i) the cost of any capital improvements made to the Project after the date of the Lease which improvements are either expected to reduce other CAM/Operating Costs based on engineering analysis performed for Landlord, or are required by any Law enacted after the date of this Lease, in any such case such cost to be amortized over the useful life of the improvement in question ("Permitted Capital Items"), provided, however that any Permitted Capital Items which are expected to reduce CAM/Operating Costs may only be included to the extent of the reasonably projected annual savings for the year in question, and (j) Taxes. Landlord shall reasonably establish different cost pools within the Project to allocate expenses among tenants in the Seaholm Power Plant Building in order that such tenants pay all the expenses attributable to the Seaholm Power Plant Building, and only pay an equitable portion of those expenses allocated to the entire Project, and such shall be treated on a consistent basis throughout the Term. Notwithstanding the foregoing, CAM/Operating Costs shall not include the following: wages, salaries or fringe benefits paid to any employees above the grade of building manager; or where employees devote time to properties other than the Project, the portion properly allocated to such other properties; leasehold improvements, alterations and decorations which are made in connection with the preparation of any portion of the Project for occupancy by a new tenant, or which improvements, alterations and decorations are not generally beneficial to all tenants of the Project; costs incurred in connection with the making of repairs or replacements which are the obligation of another tenant or occupant of the Project; costs exclusively related to buildings in the Project other than the Building; advertising, marketing, promotional, public relations or brokerage fees, commissions or expenditures; financing and refinancing costs in respect of any mortgage or security interest placed upon the Project or any portion thereof; costs (including, without limitation, attorneys' fees and disbursements) incurred in connection with any judgment, settlement or arbitration award resulting from any tort liability; rent or other charges payable under any ground or master lease; costs of any item which are reimbursed to Landlord by other tenants or third parties or which are properly chargeable or attributable to a particular tenant or particular tenants; any utility or other service used or consumed solely in the premises leased or leasable to any tenant or occupant, including, without limitation, gas, electricity, water, and sewer, if Tenant’s use or consumption of such utility or other services is separately metered or sub-metered at the Premises or Tenant is charged a separate amount therefor and not including Common Area utility costs; costs incurred in connection with Landlord's preparation, negotiation, dispute resolution and/or enforcement of leases; costs of any additions to or expansions of the Project or the Building; costs of repairs, restoration or replacements occasioned by fire or other casualty or caused by the exercise of the right of eminent domain, whether or not insurance proceeds or condemnation award proceeds are recovered or available for such purposes; expenditures for capital improvements or replacements except Permitted Capital Items; the cost of performing or correcting defects in, or inadequacies of, the Landlord’s Work, or of otherwise correcting defects (including latent defects) in the Project; the cost to make improvements, alterations and additions to the Project which are required in order to render the same in compliance with laws, rules, orders regulations and/or directives existing as of the Commencement Date of this Lease; the cost of environmental monitoring, compliance, testing and remediation performed in, on, about and around the Project; any costs in the nature of fees, fines or penalties arising out of Landlord’s breach of any obligation (contractual or at law, and including, without limitation, costs, fines, interest, penalties and costs of litigation incurred as a result of late payment of taxes and/or utility bills), including attorneys’ fees related thereto; depreciation; amounts paid to subsidiaries or affiliates of Landlord for services rendered to the Project to the extent such amounts exceed the competitive costs for delivery of such services were they not provided by such related parties; the cost of installing, operating and maintaining any specialty facility or commercial concession operated by Landlord; any rental of equipment which, if purchased, would not be includable in CAM/Operating Costs, other than items such as scaffolding which are used on an occasional or sporadic basis in performing maintenance and repairs; any cost resulting from the negligence of Landlord, its agents or employees; compensation paid to employees or other persons in connection with commercial concessions operated by Landlord or Landlord’s Agent; costs exclusively related to retail tenants of the Project or to the residential portions of the High Rise Tower, and any other cost or expenses which, in accordance with generally accepted accounting principles, consistently applied, would not customarily be treated as operating costs by lessors of comparable Projects.
48.6"City" means the City of Austin.
48.7 "Common Areas" means all areas within the exterior boundaries of the Project now or later made available for the general use of Landlord, occupants of the Project, and their respective guests and invitees, which shall include the common entrances, lobbies, restrooms, plazas, elevators, stairways and accessways, loading docks, ramps, parkways, driveways and roadways, loading and unloading areas, trash areas, landscaped areas in the Project, and the common pipes, conduits, wires and appurtenant equipment serving the Premises. Any enlargement of or addition to the Common Areas shall be included in the definition of Common Areas.
48.8"Default Rate" means the lesser of (a) 12% per annum, or (b) the maximum rate per annum permitted by applicable Law.
48.9 "Estoppel Certificate" means a certificate to be executed by Tenant as specified in Section 34 and in the form of Exhibit "E", together with such additional information as any Lender or purchaser may require.
48.10"Expense Estimate" shall have the meaning specified in Section 3.3.1.
48.11"Force Majeure" means fire, earthquake, explosion, flood, hurricane, the elements, acts of God or the public enemy, action, restrictions, limitations, or interference of governmental authorities or agents, war, invasion, terrorist attack, insurrection, rebellion, riots, strikes or lockouts, or any other cause or occurrence, whether similar or dissimilar to the foregoing, which is beyond the reasonable control of either party.
48.12"Guarantor" means any guarantor(s), if any, listed in Section 1.12 of Basic Lease Provisions, or any other party or parties that may hereinafter guaranty the performance of all or some of Tenant’s obligations under this Lease, and their respective successors and assigns.
48.13"Holidays" means all federally observed Holidays, as they may be observed from time to time, including New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Veterans Day, Thanksgiving Day, Christmas Day, and, to the extent of Basic Services provided by union members engaged at the Project, such other holidays observed by such unions.
48.14 "Landlord's Employees" means Landlord's agents, Affiliates, representatives, contractors, licensees, employees, directors, officers, partners, members, managers, trustees and invitees and their respective agents, representatives, contractors, licensees, employees, partners, members, officers, directors, managers, trustees and invitees.
48.15"Law" means any federal, state, county, municipal, or other local governmental statute, law, ordinance, rule, regulation, code, decree, or order, including the Landmark Commission, and all decisions of any court that are binding precedents in the County of Travis, State of Texas.
48.16"Lease Year" means a period of 12 consecutive calendar months, the first of which shall commence on the first day of the first full calendar month during the Term, with each following Lease Year beginning on each consecutive anniversary thereof.
48.17"Lender" means any holder of any Mortgage, and if the Mortgage is a ground lease, such term shall refer to the ground lessor.
48.18"Lender Cure Period" means the period given any Lender to cure any default of Landlord, as provided in Section 13.3 of the Lease.
48.19 "Master Lease" means the Lease dated April 13, 2013 by and between the City of Austin, as ground lessor, and Landlord, as ground lessee, and any modification, extension, or replacement thereof, but no modification, extension or renewal may adversely affect Tenant’s rights hereunder. Landlord represents the Master Lease has not been amended prior to the date of this Lease.
48.20"Matters of Record" means all easements, agreements, rights-of-way, liens, covenants, conditions, or restrictions of any nature affecting the Project or any part thereof and constituting a matter of public record as of the date of this Lease, including without limitation, that Master Development Agreement dated June 17, 2008, that Declaration of Restrictive Covenants and Reciprocal Easement Agreement dated April 9, 2013, and that Declaration of Easements and Restrictive Covenants Regarding Unified Development And Maintenance of Drainage Facilities dated October 21, 2013 (the “REAs”), and the Master Lease.
48.21"Mortgage" means any mortgage, deed of trust, Master Lease, or other similar encumbrance now or hereafter placed upon the Land, the Project, any portion thereof which includes the Premises, or against the estate for years created by any Master Lease, and all renewals, modifications, consolidations, replacements or extensions thereof, and all indebtedness of other monetary obligations now or hereafter secured thereby together with all interest thereon.
48.22"Person" means an individual, trust, partnership, joint venture, association, corporation, and any other legal or business entity.
48.23"Personal Property" means any trade fixtures, furnishings or equipment, and all other personal property contained in the Premises from time to time.
48.24"Project" means the commercial project located in Austin, Texas, comprised of the Retail/Office Building, the Seaholm Power Plant Building, and the High Rise Tower, and the land thereunder and related to the Project, and all roads, plazas, landscaped areas, Common Areas, improvements and other facilities situated on such land, as shown on the Site Plan attached as Exhibit "A-2".

48.25"REA" means the REAs as defined in Section 48.20 above, and other any reciprocal easement and/or operating agreement, and any covenants, conditions and restrictions hereafter entered into, subject to the below approval rights of Tenant, between the owner or ground lessee of the Project, with or for the benefit of any other party who is the owner or ground lessee of any land adjacent to or in the vicinity of the Project, including land separated from the Project by a public right-of-way. Tenant acknowledges that Landlord shall continue to develop the Project during the Term, and that therefore, Landlord shall be entitled to enter into any other necessary REA for the Project during the Term, so long as Tenant shall have the right to reasonably approve the terms of any REA that adversely impacts the Premises or adversely affects Tenant’s rights thereunder or would result in an increase in cost to Tenant under this Lease that was more than de minimis (it being acknowledged and agreed that easements/declarations pertaining to sidewalks, access and street lights/traffic signals for the Project and beyond the Building shall not be subject to Tenant’s prior consent unless the same would materially increase the cost to Tenant under this Lease).
48.26"Rent" means the aggregate total of all of the following: (a) the Base Rent payable by Tenant hereunder; (b) all sums designated as "Additional Rent" payable by Tenant hereunder; and (c) any other sums required to be paid by Tenant hereunder. All Rent, including but not limited to, all taxes, fees, costs and expenses which are attributable to, payable by or the responsibility of Tenant hereunder, shall constitute "Rent".
48.27"Rules and Regulations" means the requirements set forth in Exhibit "D" and such reasonable and nondiscriminatory additions, modifications and amendments thereto as Landlord may adopt from time to time for use in the Project.
48.28"Systems and Equipment" means any plant, machinery, transformers, duct work, cable, wires, equipment, facilities, or systems designed to supply heat, ventilation, air conditioning, humidity, or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life/safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment utilized for the Project or any portion of it.
48.29"Taxes" means all taxes, assessments, water and sewer charges and other similar governmental charges paid by Landlord and levied on or attributable to the tract of the Project on which the Seaholm Power Plant Building is located, or its operation, including, but not limited to, real property taxes and assessments levied or assessed against such portion of the Project, personal property taxes or assessments levied or assessed against the Seaholm Power Plant Building, the tax imposed under Chapter 171 of the Texas Tax Code and any tax measured by gross rents received from the tract of the Project on which the Seaholm Power Plant Building is located, together with any commercially reasonable costs incurred by Landlord (including reasonable attorneys' and other professional and paraprofessional fees and costs incurred in good faith) in contesting any such taxes, assessments or charges, but excluding any net income, franchise, capital stock, estate or inheritance taxes imposed by the state or federal government or by any agency, branch or department thereof and any fines or late fees. If at any time during the Term there shall be levied, assessed or imposed on Landlord or the Project by any governmental entity, any general or special, ad valorem or specific, excise, capital levy or other tax, assessment, levy or charge directly on any Rent received under the Lease or other leases in the Seaholm Power Plant Building affecting the Project, and/or any license fee, excise or franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon any Rent, and/or any transfer, transaction, or similar tax, assessment, levy or charge based directly or indirectly upon the execution of the Lease or any document to which Tenant is a party creating or transferring an interest or estate in the Premises, or the transactions represented by other leases in the Seaholm Power Plant Building affecting the Project or based upon a reassessment of the Project, or any portion thereof, or due to a change in ownership or transfer of all or part of Landlord's interest in the Lease, or the tract on which the Seaholm Power Plant Building is located, or any portion thereof, and/or occupancy, use, per capita or other tax, assessment, levy or charge based directly or indirectly upon the use or occupancy of the Premises or the Seaholm Power Plant Building, then Taxes shall include any such tax, assessment, levy or charge. Tenant waives any and all rights under Section 41.413 of the Texas Property Tax Code granting to tenant the right to contest appraised values on all or any portion of the Seaholm Power Plant Building or the Project irrespective of whether Landlord has elected to contest same. To the extent such waiver is prohibited by applicable law, Tenant hereby appoints Landlord as Tenant’s attorney in fact, coupled with an interest, to appear and take all actions on behalf of Tenant which Tenant may have under said Section of the Texas Property Tax Code with respect to the Project, but not with respect to Tenant’s personal property located within the Premises. Any Taxes which may be paid over time without penalty shall be paid by Landlord over the longest period permitted by applicable Law.
48.30"Tenant Alterations" means any alterations, additions, or improvements to the interior of the Premises made by Tenant under the terms of Article 4. In no event shall the term Tenant Alterations include Tenant’s Personal Property or the Tenant Improvements.
48.31"Tenant's Employees" means, collectively, all of Tenant's agents, licensees, contractors, subcontractors, employees, directors, officers, partners, trustees and invitees.
48.32"Tenant's Proportionate Share" means the percentage calculated in accordance with Section 1.5 of the Lease, pending any change in the rentable area of the Premises or in the rentable area of the Project.
48.33"Transfer" means any transfer, sale, conveyance, assignment, subleasing, granting of a license, encumbrance, mortgage, deed of trust or hypothecation by Tenant of all or any part of its interest in the Lease or the Premises, as the case may be, and any Transfer described in Section 7.3 hereof.
48.34"Transfer Documents" means any assignment or sublease or other document pursuant to which a Transfer is, or is proposed to be, accomplished.
48.35"Transfer Notice" shall mean the notice from Tenant to Landlord required by the terms of Section 7.1 as a prerequisite to any Transfer.
SECTION 49:COUNTERCLAIM AND JURY TRIAL.
IN THE EVENT THAT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NON-PAYMENT OF RENT OR OTHER CHARGES PROVIDED IN THIS LEASE, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING OR ACTION OTHER THAN MANDATORY COUNTERCLAIMS. TO THE FULL EXTENT PERMITTED UNDER APPLICABLE LAWS, TENANT AND LANDLORD BOTH WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES HERETO OR THEIR AFFILIATES, UNDER OR CONNECTED WITH THIS LEASE, ANY OF ITS PROVISIONS, OR ANY TRANSACTIONS OR AGREEMENTS SET FORTH HEREIN OR CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties have executed this Lease on the day and year specified above.

"Tenant":

athenahealth, INC.,
a Delaware corporation

By: /s/ Tim Adams
Name: Tim Adams
Title: CFO

By:     /s/ Carolyn Reckman
Name: Carolyn Reckman
Title: VP athenaEnvironment

"Landlord":

SEAHOLM L/R, LLC,
a Texas limited liability company

By:    Seaholm Power Development, LLC,
a Delaware limited liability company
Its Managing Member

By:     Seaholm Power, LLC,
a Texas limited liability company

By: /s/ John Rosato
Name: John Rosato
Its: Managing Partner

EXHIBIT A-1

Floor Plan of the Premises

A-1- 1

A-1- 2

DN
UP
DN
UP
DN
UP
UP
DN
UP

LEVEL 3

	TENANT SPACE
	OTHER TENANT
	BUILDING COMMON
	VERTICAL PENETRATION

ALL AREAS AND DIMENSIONS ARE PRELIMINARY AND APPROXIMATE ONLY

0 16' 32' 64'

STG DESIGN

{Seaholm Power, LLC}

SEAHOLM POWER PLANT RENOVATION

Area Calculations 12.6.2013

LEVEL 3 FLOOR PLAN

A-1- 3

DN
DN
DN
DN
0
16'
32'
64'

LEVEL 4

TENANT SPACE	
OTHER TENANT	
BUILDING COMMON	
VERTICAL PENETRATION	

ALL AREAS AND DIMENSIONS ARE PRELIMINARY AND APPROXIMATE ONLY

STG DESIGN

[Seaholm Power, LLC]

SEAHOLM POWER PLANT RENOVATION

Area Calculations 12.6.2013

LEVEL 4 FLOOR PLAN

Disclaimer

This is the preliminary lease plan intended for discussion purposes only. Landlord reserves the right to make any changes to the plan including, without limitation, building and store sizes, tenant names and configuration, entrances and overall configuration. Landlord makes no warranties or representations concerning any matter contained on this plan, handwritten or in any other manner noted, nor shall Tenant rely on same.

A-1- 4

EXHIBIT A-2

Description of the land containing the Building

Lot 1 of the SEAHOLM SUBDIVISION, an addition to the City of Austin, Travis County, Texas, as recorded in Instrument No. 201100062, Official Public Records, Travis County, Texas.

A-2- 1

EXHIBIT A-3

Site Plan of the Project

Retail/Office
Seaholm
Level 1
Level 2
Level 3
Level 4
Front Lawn
Plaza
Retail/Residential

A-3- 1

EXHIBIT A-4

Construction Plans for Garage

A-4- 1

A-4- 2

A-4- 3

EXHIBIT B

TENANT WILL SIGN THIS ACKNOWLEDGEMENT UPON REQUEST BY LANDLORD AFTER: (i) TENANT TAKES POSSESSION OF THE PREMISES, AND (ii) LANDLORD COMPLETES BLANKS

ACKNOWLEDGMENT OF COMMENCEMENT DATE

The undersigned parties acknowledge that the lease described below is in full force and effect and that Tenant has taken possession of the Premises.

Date of Lease	January 31, 2014
Landlord	Seaholm L/R, LLC
Tenant	Athenahealth, Inc.
Guarantors	None.
Building Name	Seaholm Power Plant

City/County/State/Zip	Austin, Travis County, Texas 78701

The Commencement Date, the annual anniversary date, the ending date of the Lease Term are as follows:

Commencement Date (month, day, year) ………………….	_____________________, 20___
Lease Year anniversary date (month, day) ………………….	_____________________
Ending Date of Lease Term (month, day, year) ……….….	_____________________, 20___

The net rentable of the Premises, and Tenant's Proportionate Share of the Building and the Project are as follows:

Approximate rentable area of the Premises	______ rentable square feet
Tenant's Proportionate Share of the Building	______ rentable square feet
Tenant's Proportionate Share of the Project	______ rentable square feet

Landlord has completed all work required of Landlord in connection with the Premises and Tenant accepts the Premises with the exception of the following:                                                                     .

The parties acknowledge that the Lease has not been amended or modified.

LANDLORD:	TENANT:
SEAHOLM L/R, LLC By: Name: Title:	______________________________ TO BE SIGNED AFTER TAKING POSSESSION OF THE PREMISES By: Name: Title:

B- 1

EXHIBIT C

WORK LETTER

1.    Approval Process for Plans.
1.1    Delivery of Landlord’s Plans and Preparation of Preliminary Plans. Concurrently with the execution of the Lease, Landlord shall deliver to Tenant Landlord’s shell construction plans ("Landlord’s Plans") showing the Premises.
1.2    Approval of Preliminary Plans. Tenant shall submit to Landlord preliminary plans and specifications for the tenant improvements to be installed in the Premises (the "Preliminary Plans"). The Preliminary Plans shall be prepared by an architect selected and paid by Tenant who is licensed by the State. Said architect shall be approved by Landlord in writing, provided that Landlord's approval shall not be unreasonably withheld.
1.2.1    Landlord's Response. Within ten (10) business days after Landlord's receipt of the Preliminary Plans, Landlord shall notify Tenant in writing of its approval or of any reasonable objections thereto. Within five (5) business days after the receipt by Tenant of a timely objection of Landlord, Tenant shall cause the Preliminary Plans to be modified and shall thereafter deliver the modified plans to Landlord for its approval. Landlord shall have five (5) business days from its receipt thereof to approve such modified Preliminary Plans in the same manner as set forth above. This procedure shall be followed until all reasonable objections have been resolved and the Preliminary Plans have been approved. Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.
1.2.2    If No Approval. In the event that Landlord has not approved the Preliminary Plans in accordance herewith within thirty (30) calendar days following the delivery by Tenant to Landlord of the first set of Preliminary Plans, then Landlord and Tenant shall work in good faith to resolve any disagreement regarding the Preliminary Plans. If the parties are unable to come to agreement regarding the Preliminary Plans within thirty (30) days thereafter, the parties shall refer the matter of Landlord’s disapproval to expedited arbitration in accordance with Section 55 of Exhibit “H”.
1.2.3    Evidence of Approval. Landlord's and Tenant's approval of the Preliminary Plans shall be evidenced by their initialing and dating each page thereof.
1.2.4    Changes to Preliminary Plans. If Tenant makes any subsequent material changes or modifications to the approved Preliminary Plans, then Tenant shall submit such changes to Landlord for its approval. Within three (3) business days after receipt of said changes (provided Landlord shall have five (5) business days if such changes are substantial), Landlord shall notify Tenant in writing of its approval or of any reasonable objections thereto. Landlord may withhold approval of any changes that impact the historical nature of the Building or any portion thereof in its sole and absolute discretion.
1.3    Approval of Permit Drawings. Following the initialing of the Preliminary Plans by Landlord and Tenant, Tenant shall prepare and deliver to Landlord engineering working drawings for all mechanical, electrical, plumbing and fire sprinkler systems (the "Permit Drawings") for Landlord's approval which approval shall not be unreasonably withheld, conditioned or delayed.

1.3.1    Landlord's Response. Landlord shall approve or disapprove the Permit Drawings within ten (10) business days after Landlord's receipt thereof, provided that Landlord's approval shall not be unreasonably withheld. Landlord's disapproval shall be effected by Landlord's delivery to Tenant, within such ten (10) business day period, of a writing setting forth with specificity the reasons for such disapproval. Within five (5) business days of the receipt by Tenant of Landlord's objections, Tenant shall cause the Permit Drawings to be modified and shall deliver the modified Permit Drawings to Landlord for its approval. Landlord shall have five (5) business days from its receipt thereof to approve such modified Permit Drawings in the same manner as set forth above. This procedure shall be followed until all reasonable objections have been resolved and the Permit Drawings have been approved. The parties acknowledge that Landlord may withhold approval of any changes that impact the historical nature of the Building or any portion thereof in its sole and absolute discretion.
1.3.2    If No Approval. In the event that Landlord has not approved the Permit Drawings in accordance herewith within thirty (30) calendar days following the delivery by Tenant to Landlord of the first set of Permit Drawings, then Landlord and Tenant shall work in good faith to resolve any disagreement regarding the Permit Drawings. If the parties are unable to come to agreement regarding the Permit Drawings within thirty (30) days thereafter, the parties shall refer the matter of Landlord’s disapproval to expedited arbitration in accordance with Section 55 of Exhibit “H”.
1.3.3    Evidence of Approval. Tenant's and Landlord's approval of the Permit Drawings shall be evidenced by their initialing and dating each page thereof.
1.3.4    Changes to Permit Drawings. If Tenant makes any subsequent material changes or modifications to the approved Permit Drawings, then Tenant shall submit such changes to Landlord for its approval. Within three (3) business days after receipt of said changes (provided Landlord shall have (5) business days if such changes are substantial), Landlord shall notify Tenant in writing of its approval or of any reasonable objections thereto.
1.4    Limitation on Tenant's Improvements. In no event shall the improvements to be made by Tenant to the Premises exceed the Project's systems limits or capacities, including the limits applicable to plumbing, electrical, HVAC, and load bearing systems unless Tenant agrees to improve the Project’s systems as part of the Tenant Improvements, but only subject to Landlord’s reasonable consent.
1.5    Plan Check. Upon Landlord's and Tenant's approval of the Permit Drawings, Tenant shall submit a final version thereof to the City Department of Building and Safety ("DBS") for necessary plan checks and approvals. Any and all plan check corrections shall be made by Tenant.
1.6    Change Orders. In the event Tenant desires to change any material item of the Permit Drawings or the Preliminary Plans following approval by Landlord, Tenant, and DBS, then Tenant shall submit a change order detailing the desired change (the "Change Order Request") to Landlord for Landlord's approval. Within three (3) business days after receipt of the Change Order Request from Tenant, Landlord shall notify Tenant in writing if Landlord approves or disapproves the Change Order Request, which approval shall not be unreasonably withheld or conditioned. The latest Permit Drawings and preliminary Plans (including changes thereto pursuant to an approved Change Order Request) as approved by Landlord are herein referred to as the "Approved Plans".
1.7    Tenant's Contractors and Subcontractors. The Contractor shall be determined by Tenant subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord hereby pre-approves the contractors listed as follows: Flintco; Flynn; Saber; Rogers-O'Brien; Burt-Watts Industries; Harvey Cleary Builders. Tenant shall have the right to engage its own construction manager to oversee the construction of the Tenant Improvements and may fund such engagement from the Allowance. Tenant may also designate its own subcontractors, provided that Landlord shall have the right to designate the subcontractors to perform work in the Premises which affect the Base Systems (or warranties concerning such systems) of the Project, including but not limited to the elevator (if any), roof, HVAC, methane or radon detection, fire/life safety, plumbing, exterior, foundation, and load bearing elements provided such subcontractors agree to perform on commercially reasonable rates and terms.
1.8    Timely Performance. Tenant agrees to cause any plans, specifications, drawings, schedules and documents to be provided by it hereunder to be prepared promptly and in coordination with the activities of Landlord and its agents. Landlord agrees to timely perform its obligations hereunder. Time is of the essence. Landlord and Tenant agree to cooperate with each other so as to have all construction performed in the most efficient manner and methods reasonably possible.
1.9    Exculpation. Landlord's space planner and engineer are independent contractors. Landlord may introduce Tenant to Landlord's space planner as an accommodation to Tenant. Even if the Preliminary Plans, Permit Drawings, and any changes thereto are performed by Landlord's space planner and engineers, and notwithstanding any advice or assistance which may be rendered to Tenant and/or Landlord's space planner and/or engineers by Landlord or employees or affiliates of Landlord or affiliates of Landlord's general partners, Landlord shall not be responsible for any omissions or errors contained therein.
1.10    Quality of Design and Construction. The design and construction of the Tenant Improvements shall be performed in a good and workmanlike manner.
2.    Payment for Tenant Improvement Work.
2.1    Cost of Plans and Tenant Improvement Work. Tenant shall pay for all costs incurred in the construction of Tenant Improvements in the Premises and the design and preparation of the Approved Plans, Preliminary Plans and Permit Drawings, including but not limited to (i) revisions thereof as reasonably required for approval by Landlord, Tenant, and/or the DBS; and (ii) all necessary printing and distribution costs required to implement the purposes of this Exhibit "C", and the cost of all permits and certificates for the Tenant Improvements. Notwithstanding the foregoing, and provided Tenant is not in Default under this Work Letter or the terms of the Lease, Landlord shall provide Tenant with an allowance in an amount equal to $7,737,150.00 (based on $75.00 per rentable square feet) (the "Allowance") to be applied towards the hard and soft cost of designing, permitting, managing and constructing Tenant Improvements (as that term is hereinafter defined). The Allowance shall be paid as follows:
2.1.1    $1,740,858.75 within thirty (30) days after the date Landlord receives (a) proof reasonably satisfactory to Landlord that 22.5% of the Tenant Improvements have been completed, such percentage based on dollars spent and time of construction required, and (b) conditional lien waivers reasonably acceptable to Landlord from Tenant's Contractor and all subcontractors;

2.1.2    $1,740,858.75 within thirty (30) days after the date Landlord receives (a) proof reasonably satisfactory to Landlord that 45% of the Tenant Improvements have been completed, such percentage based on dollars spent and time of construction required, and (b) conditional lien waivers reasonably acceptable to Landlord from Tenant's Contractor and all subcontractors;
2.1.3    $1,740,858.75 within thirty (30) days after the date Landlord receives (a) proof reasonably satisfactory to Landlord that 67.5% of the Tenant Improvements have been completed, such percentage based on dollars spent and time of construction required, and (b) conditional lien waivers reasonably acceptable to Landlord from Tenant's Contractor and all subcontractors;
2.1.4    $1,740,858.75 within thirty (30) days after the date Landlord receives (a) proof reasonably satisfactory to Landlord that 90.00% of the Tenant Improvements have been completed, such percentage based on dollars spent and time of construction required, and (b) conditional lien waivers reasonably acceptable to Landlord from Tenant's Contractor and all subcontractors; and
2.1.5    The balance of the Allowance ($77,371.50) shall be paid to Tenant within thirty (30) days after Substantial Completion of the Tenant Improvements and Landlord's receipt of all items set forth in Section 3.2.14 of this Work Letter.
It is agreed that a certificate from Tenant’s architect shall be sufficient evidence of the completion of the Tenant Improvements to the percentages required above. If Landlord fails to pay Tenant the Allowance or any portion thereof and such failure continues for more than thirty (30) days after written notice from Tenant, Tenant may, upon Landlord’s failure to cure such failure within five (5) days of Landlord’s receipt of a second written notice from Tenant written in bolded and capital letters that constitutes a SECOND NOTICE, but shall not be obligated to, cure any such failure, and all reasonable costs and expenses actually incurred by Tenant in curing such failure (including, without limitation, reasonably attorneys’ fees and interest on such costs and expenses at an annual rate equal to the Default Rate shall be paid by Landlord to Tenant within thirty (30) days after Landlord receives a written bill from the Tenant. If Landlord fails to reimburse Tenant for any such costs and expenses not disputed by Landlord within thirty (30) days after Landlord receives a written demand therefor, Tenant shall have the right to apply such amounts as a credit against payments of Base Rent and Additional Rent due from Tenant to Landlord under this Lease, provided in no event shall such offset on a monthly basis exceed one-half of the Monthly Base Rent owing hereunder. If Landlord reasonably disputes Tenant’s request for the Allowance, either party may refer the matter to expedited arbitration, in accordance with the terms of Section 55 of Exhibit “H.”

2.2    Definition of Tenant Improvements. The term "Tenant Improvements" shall mean all improvements shown in the Approved Plans as integrated by Tenant’s architect, and, to the extent specified in the Approved Plans, all signage, freestanding workstations, built-ins, related cabinets, reception desks, conference room tables to the extent specified in the mill work or comparable contracts, all telecommunication equipment and related wiring, and all carpets and floor coverings, but, except as provided above, Tenant Improvements shall not include any furniture, fixtures and equipment, cabling, wiring or any other personal property of Tenant. The cost of Tenant Improvements shall also mean costs reasonably allocated to the costs of any Project exterior structural, façade, and finishes as they relate to proportional build out of the Premises.
3.    Construction.

3.1    Landlord’s Work. Landlord shall build out the core and shell of the Premises to a “white box” condition in accordance with and subject to the terms and conditions of Schedule 1 attached hereto and incorporated herein by reference and Landlord’s Plans (“Landlord’s Work”) and the Garage in accordance with Exhibit A-4. Landlord shall promptly commence the Landlord’s Work upon execution of this Lease and shall diligently pursue the same to completion using the highest quality workmanship and standards and in compliance with all applicable Law and shall satisfy the requirements of all carriers of insurance on the Premises and the Project. Landlord shall use diligent efforts to Substantially Complete the Landlord’s Work by July 1, 2014. Landlord shall use diligence efforts to Substantially Complete the Garage by December 1, 2014, but if Substantial Completion of the same is legally required for Tenant to access the Premises to commence the Tenant Improvements, then Landlord shall use diligent efforts to Substantially Complete the Garage by July 1, 2014. Landlord warrants that Landlord’s Work shall be free from defects in labor and materials for a period of one (1) year from the Commencement Date.
3.2    Tenant’s Work. After Landlord’s delivery of the Premises to Tenant with Landlord’s Work completed, Tenant’s construction of the Tenant Improvements shall be subject to the following:
3.2.1    The Tenant Improvements to the Premises shall be constructed using the highest quality workmanship and standards. Tenant shall diligently prosecute such construction to completion and diligently pursue a Certificate of Occupancy with respect to the Tenant Improvements. Tenant shall have the work performed in such a manner so as not to (a) unreasonably obstruct the access of any other tenant or occupant in the Project, (b) damage any portion of the Project, including Common Areas, or (c) create excessive dust or dirt in any Common Areas. Tenant shall cause the work areas to be cleaned on a regular basis.
3.2.2    All Tenant Improvement work in the Premises shall be performed by Tenant's contractors and subcontractors strictly in accordance with the Approved Plans, the Americans with Disabilities Act, and all other applicable Laws, and shall satisfy the requirements of all carriers of insurance on the Premises and the Project, and the Board of Underwriters Fire Rating Bureau or similar organization.
3.2.3    All Tenant Improvements in the Premises shall be performed in accordance with the rules and regulations of Landlord provided to Tenant.
3.2.4    Prior to the commencement of the Tenant Improvements in the Premises, Tenant shall notify Landlord in writing of the anticipated date of the commencement of construction to enable Landlord to post a notice of non-responsibility.
3.2.5    Prior to the commencement of the Tenant Improvements in the Premises, Tenant shall furnish a copy of the Building Permit to Landlord.
3.2.6    Prior to and continuing during the period of Tenant’s access, entry and construction, Tenant's contractors and subcontractors which are performing work under contracts for work estimated to cost in excess of $5,000.00 shall procure and maintain property damage and commercial general liability insurance during the period of their performance of labor or the furnishing of materials to the Premises from an insurance company reasonably satisfactory to Landlord. Said insurance shall be in such amounts and in form reasonably satisfactory to Landlord, and liability policies shall name Landlord and, at Landlord's request, any Lenders of Landlord or any ground lessor, as additional insureds, as their respective interests may appear. Tenant shall also require each contractor and subcontractor employed to perform labor or furnish materials to the Premise to procure and maintain, during the performance of the labor or the furnishing of the materials, a policy of workers' compensation or employer's liability insurance issued by an insurance company reasonably acceptable to Landlord for the protection of the employees of the contractors and subcontractors, including executive, managerial, and supervisorial employees engaged in any Tenant Improvements to be performed in the Premises. Copies of the certificates and applicable endorsements evidencing the existence and amounts of such insurance, and renewals or binders, shall be delivered to Landlord by Tenant at least ten (10) days prior to (a) the commencement of Tenant Improvements, or (b) the expiration of any such policy, as the case may be.
3.2.7    Landlord shall have no responsibility for the quality or adequacy of any work performed by Tenant's contractors or subcontractors, whether with respect to labor, material, or otherwise.
3.2.8    Tenant shall be solely responsible for security in the Premises during the period of construction of the Tenant Improvements. None of Landlord, Landlord's contractor, or their agents or employees shall have any responsibility whatsoever for the safety of any equipment, tools, materials, fixtures, merchandise, or other personal property located in the Premises during the period of construction except to the extent damage is caused by the negligence or willful misconduct of Landlord, Landlord's contractor, or their agents or employees.
3.2.9    The Project and the Premises shall be kept free and clear of any and all mechanics' or similar liens on account of work performed by Tenant, its contractors or subcontractors. If any such liens are filed, Tenant shall post a release bond within ten (10) days following the filing of such lien, and shall further indemnify and hold Landlord, its partners, agents, and employees harmless from and against any claims, liability, costs, lawsuits, damages, or expenses (including attorneys' fees and court costs) arising out of work performed or to be performed in the Premises.
3.2.10     Upon reasonable advance notice, Landlord and Landlord's Lender shall have access to the Premises for purposes of inspection at all times during the period of construction.
3.2.11    Tenant shall be responsible for and shall indemnify and hold Landlord harmless from and against any liability, cost, claim, lawsuit, damage or expense (including court costs and attorneys' fees) arising out of any activity or omission of Tenant's contractors, subcontractors, or their agents and employees. Such indemnity by Tenant shall also apply with respect to any and all costs, losses, damages, injuries, and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary to (a) permit Tenant to complete the Tenant Improvements, and (b) enable Tenant to obtain any building permit or certificate of occupancy for the Premises.
3.2.12    Subject to Section 8.4 of the Lease, Tenant shall reimburse Landlord for any and all expenses incurred by Landlord by reason of faulty work performed by Tenant or its contractors or subcontractors, damage to the Project caused by Tenant's contractors or subcontractors, unreasonable delays in work performed in, on, or about the Project caused by Tenant's contractors or subcontractors or as a result of their inadequate clean-up, including but not limited to legal fees and costs incurred in connection with Landlord's enforcement of the provisions of this Subparagraph.
3.2.13    At the expiration or earlier termination of the Term, Landlord shall be deemed to be the owner of all of the Tenant Improvements constructed by Tenant pursuant to this Exhibit "C", with the exception of Tenant's trade fixtures which shall include, without limitation, furnishings and equipment, any portable, free-standing partitions, and folding partitions.
3.2.14    Within thirty (30) days after the Rent Commencement Date, Tenant shall deliver to Landlord:
(a)    Reproducible "as-built" plans and specifications for all tenant improvement work performed by Tenant in the Premises.
(b)    Contractor’s completion certificate in form and substance reasonably satisfactory to Landlord, and evidence that Tenant’s Improvements have been performed substantially in accordance with the Permit Plans (as amended with the approval of Landlord).
(c)    A copy of a recorded, valid notice of completion.
(d)    Copies of signed-off permits, certificates of occupancy for the Premises, and a stamped set of final approved plans evidencing governmental approval of the completion of Tenant’s Work.
(e)    Properly executed unconditional final lien waivers from all contractors and subcontractors performing any part of Tenant’s Work.
In constructing its Tenant Improvements, Tenant hereby acknowledges that it is encouraged to comply with the Responsible Contractor Program Policy summarized at the end of this Exhibit "C-1" (the "RCP"), and agrees to provide Landlord with documentation to establish compliance or good-faith efforts to comply with the RCP.

4.    Acceptance of Premises by Tenant. Tenant acknowledges and agrees that it has inspected the Premises and shall accept delivery of the Premises in their "as-is" condition, subject to Section 3.1 hereof and Section 18 of the Lease. Notwithstanding the foregoing, if Tenant is unable to obtain a Certificate of Occupancy for the Premises based on completion of the Tenant Improvements in accordance with the Approved Plans due to (i) Landlord’s Work, (ii) a condition in the Premises existing as of the Commencement Date, or (iii) a condition elsewhere on the Project not caused by Tenant, Landlord shall at Landlord’s expense promptly cure the condition or conditions or, at Landlord’s option, challenge the City’s refusal to issue the Certificate of Occupancy.
5.    Utilities. Tenant shall pay for Utility Services supplied to the Premises or to Tenant related to the construction of Tenant Improvements. Landlord shall be responsible for supplying all utilities to the Building.
6.    Certain Definitions.

6.1    Force Majeure Delay. The term "Force Majeure Delay" as used in the Lease or this Work Letter shall mean any delay incurred by Landlord in the design and construction of Landlord’s Work attributable to Force Majeure as defined in the Lease. Any prevention, delay or stoppage of Landlord’s Work due to any Force Majeure Delay shall excuse the performance of Landlord for a period of time equal to any such prevention, delay or stoppage.
7.    Tenant Delays and Increased Costs.
7.1    Substantial Completion. For purposes of this Lease, "Substantial Completion" of the Landlord’s Work shall occur, and the Landlord’s Work shall be deemed to have been "Substantially Completed" upon completion of construction of the Landlord’s Work set forth in Section 3.1 hereof, with the exception of any "punch list items".
7.1.1    As used herein, the term "punch list items" shall mean any minor defects or incomplete details of construction, decoration, or mechanical adjustment which do not, either individually or in the aggregate, materially interfere with or affect, Tenant’s construction of the Tenant Improvements or Tenant’s use of the Premises for the Permitted Use.
7.1.2    Landlord shall provide Tenant with at least fifteen (15) business days’ prior written notice of the date on which, in Landlord’s reasonable judgment, Substantial Completion will occur. Tenant shall inspect the Premises with Landlord’s architect, construction supervisor or other designee of Landlord and shall prepare and submit to Landlord, within twenty-four (24) hours after such inspection, a list of all punch list items that can be observed by visual inspection of the Premises, which list shall be specific as to the location and description of such items. Landlord shall promptly complete and correct, at Landlord’s sole expense, all punch lists items. Nothing contained herein shall relieve Landlord of responsibility for latent defects in Landlord’s Work.
7.1.3    Except as set forth in Section 2.5 of the Lease, the commencement of any construction of any Tenant Improvements within the Premises or anyone claiming by, through or under Tenant shall be conclusive evidence that (a) Tenant accepts possession thereof; (b) the Premises were in satisfactory condition; and (c) Landlord’s Work was satisfactorily completed at the time such occupancy was so taken, subject to punch list items, if any, indicated specifically as to location and description on a list delivered by Tenant to Landlord on or before the date Tenant takes occupancy of the Premises and latent defects. Nothing contained herein shall be deemed to waive Landlord’s responsibility for warranty items.
7.2    Tenant Delay. In the event that Substantial Completion of Landlord’s Work shall be delayed as a result of (a) any changes in Landlord’s Work or the Tenant Improvements requested by Tenant after approval of final plans for the same, (b) early access by Tenant (or its contractors, subcontractors, agents, employees or representatives) to the Premises, or any installations by Tenant (or its contractors, subcontractors, agents, employees or representatives) in the Premises, (c) the failure by Tenant to comply with any of its obligations under this Work Letter in a timely manner (including, without limitation, its obligations under Paragraph 1 hereof), or (d) the failure by Tenant to respond promptly (and in any event within four (4) business days after request) to any request for consent or approval or information from Landlord (or Landlord’s contractors, subcontractors, agents, employees or representatives) (a "Tenant Delay"), then Substantial Completion shall be deemed to have occurred on the date that Substantial Completion would have occurred absent such Tenant Delay, as reasonably determined by Landlord.
7.3    Increased Cost. In the event that the cost to Landlord for the performance of Landlord’s Work shall be increased in any way by reason of any Tenant Delay, then Tenant shall be responsible for any increased costs resulting therefrom, and shall pay to Landlord such increased costs within ten (10) days after demand therefor.
7.4    Early Entry. Provided that Tenant and its agents do not materially interfere with Landlord’s Work in the Building and the Premises, Landlord shall allow Tenant and Tenant’s contractors, subcontractors, laborers, materialmen and suppliers access to the Premises thirty (30) days prior to the Commencement Date for the purpose of Tenant installing communication lines, moveable work stations, FF& E and other personal property into the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section, Tenant shall submit a schedule to Landlord and Contractor, for their reasonable approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section.

"Tenant":

athenahealth, INC.,
a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

"Landlord":

SEAHOLM L/R, LLC,
a Texas limited liability company

By:    Seaholm Power Development, LLC,

a Delaware limited liability company
Its Managing Member

By:     Seaholm Power, LLC,
a Texas limited liability company

By:
Name:_____________
Its:________________

Schedule 1

Seaholm Power Plant “White Box” Definition

This document is intended to define the renovation and improvement work that will be done to the Power Plant Building (Building) and paid for by Seaholm L/R, LLC (Landlord) prior to turning the Building over to Tenant for further Tenant Improvement.

Assumptions

•	The Tenant’s use of the Building will be in keeping with the Test Fit Design Documents created by STG Design dated 08/16/13.

•	The interior demolition work includes the removal of all 5 Turbine support structures as well as all concrete plinths down to existing floor elevations.

•	The exterior demolition includes the removal of the 3 central boilers (#6, #7 and #8) and the removal of the existing single story maintenance shop.

•	The existing Coal Bin at Boiler # 6 will be modified to create an entry into level 2 from the Plaza as illustrated in the 90% Construction Document package dated 07/13/12

•	The existing roof penetration of Boiler #7 will be modified with the addition of 4 skylights as illustrated in the SD set.

•	The existing roof penetration of Boiler #8 at the ceiling of the Entry Level will be modified to create the large skylight as illustrated in the SD set.

•	The eastern most Boiler (#5) will remain. The boiler exterior may be modified

•	The frame work of the western most Boiler (#9) will remain. The boiler itself will be partially disassembled and removed. The existing CMU walls may be modified.

•	All existing miscellaneous floor penetrations will be filled with structural concrete

•	The upper most roof is sound and does not require replacement.

•	A horizontal smoke curtain system will be installed to create a code compliant Atrium Space

Building Envelope

•
The Landlord will complete the modifications to the building exterior including foundations, walls, fenestrations and roof in order to provide a fully dried in condition, and install window wells through the south wall of the building to provide additional natural light into the first level of the Building.

•	Curtain Wall with entry doors will fill in the openings created by the removal of the 3 central boilers.

•	The existing entries on the south side of the building will be activated.

•
The entry on the west side of the building will be cut into the west wall of the Building one level below the existing maintenance shop. This will be the limit of the new openings cut into the existing exterior.

•
The existing windows will be repaired as necessary to be made weather tight. Any and all energy performance enhancements to the existing windows will be made by installing new interior single pane lites with magnetic frames in the existing window frames. No change will be made to the exterior appearance of the windows

•	Boiler #9 will be dried-in through the use of CMU wall modifications and roofing, in order to make its’ volume conditioned interior space.

•	The lower roofs will be repaired or replaced.

•	The existing entry doors will be restored.

Mechanical

•	The Atrium smoke shutters will be served by an emergency generator.

•	Chilled water supply and return pipes will be installed on each floor of the Building along the north, west and south walls.

•	Two Air Handler Units per floor will be supplied and installed on the chilled water line (North and South sides). No distribution duct work will be installed by the Landlord.

•	Sprinkler Pipe risers, distribution lines, branch lines and heads will be installed to meet “Light Hazard” density requirements.

HVAC

The HVAC equipment shall maintain the following indoor conditions:

(1) Summer indoor shall be 74 degrees F.D.B. and to 55% RH +/- 5% maximum relative humidity. The equipment shall be designed and sized accordingly per City of Austin code covering energy usage.

(2) Summer outdoor shall be the ASHRAE 2% coincident weather data.

(3) Winter indoor shall be 70 degrees F.D.B. The equipment shall be designed and sized accordingly per City of Austin code covering energy usage.

(4) Winter outdoor shall be the ASHRAE 99% weather data.

Electrical

•	8 watts per square foot of total power will be provided by the Landlord.

•	Main Power will be provided in an electrical room in the northwest corner of the Level 2.

•	Two Subpanels per floor will be provided in electrical closets (north and south sides).

•	A Main Distribution Frame for data will be provided in room in northwest corner of Level 2.

•	Two independent Distribution Frames per floor will be provided in data closets (North and South sides).

•	A main telecom room will be provided in the Northwest corner of Level 2.

•	Two telecom closets per floor will be provided (north and south sides).

•	Emergency exit lighting will be provided by the Landlord. These lights will be connected to the emergency generator.

Plumbing

•
Two additional water risers, wastewater and vent lines will be installed for the convenience of the Tenant’s other domestic water needs. These riser locations will be best suited to the existing structure and the Tenants requirements.

Vertical Transportation

•	A 5,000 lb. geared traction at 350 fpm freight elevator serving the B1 Level, Level 1, Level 2 and the Boiler 9 Observation Deck.

•	A 3,500 lb. geared traction at 500 fpm office elevator serving L1, B1 and B2 will be provided by the Landlord.

•	A Public Stair (non-fire stair) connecting the Entry Level and the Turbine Hall level will be provided by the Landlord.

Loading Dock

•	All conventional loading dock equipment including bumpers, levelers, rails, overhead doors, lighting and 1 dumpster pad will be provided by the Landlord.

•	The Landlord will not provide a cardboard bailer or any other tenant specific waste removal facility or equipment.

Building Finishes

•	The Building’s main ceiling will be cleaned and painted by the Landlord.

•	The Building’s walls from the main ceiling down to the height of the Mezzanine Level ceiling will be cleaned by the Landlord.

•	The gantry crane will be cleaned and painted by the Landlord.

•	All other floors, walls and ceilings will be left “as is”.

•	An allowance of $100.00 per linear foot will be included in the Landlord’s work for railings.

EXHIBIT C-1
RESPONSIBLE CONTRACTOR PROGRAM POLICY
By executing the Agreement this Responsible Contractor Program Policy is attached to, Contractor hereby certifies that it will comply with the Responsible Contractor Program (the "RCP") promulgated by the California Public Employees Retirement System ("CalPERS") and that it is a Responsible Contractor as defined in the RCP, and agrees to provide the Owner and CalPERS with documentation using the forms approved by CalPERS to certify responsible contractor status and to establish compliance with the RCP. Compliance will be reviewed by CalPERS annually.
Fair Wage & Fair Benefits -- Contractor hereby certifies that all subcontractors and employees retained to perform Work or Services under this Agreement will receive a "fair wage" and "fair benefits" pursuant to the RCP. Fair benefits are evidenced by some of the following: employer-paid family health care coverage, pension benefits, apprenticeship programs and benefits paid for comparable work on comparable projects. Fair wage does not require the payment of "prevailing wages," as defined by government surveys and laws. Instead, fair wage is evidenced by some of the following: local practices with regard to type of trade and type of project, local wage practices and labor market conditions.
Competitive Bidding/Disadvantaged Businesses -- Contractor hereby certifies that all subcontractors retained to perform construction, maintenance or services contracted under this Agreement shall be selected through a competitive bidding and selection process designed to seek bids from a broad spectrum of qualified Service-Disabled Veteran Business Enterprises ("SDV/BE"), Minority/Women Owned Business Enterprises ("MBE/WBE") and Small Business Enterprises ("SBE"). The competitive bidding process shall include notification and invitations to bid that target responsible contractors, MBE/WBE, SDV/BE and SBE contractors with experience, honesty, integrity, and dependability. A complete copy of the RCP shall be attached to all requests for proposal and invitations to bid. In addition, each bidder shall be asked to complete the Certification of Responsible Contractor Status promulgated by CalPERS (see Appendix 1 to the RCP).
Definitions -- A SBE is defined as a business with 100 or fewer employees and less than $10 million annual average gross receipts over the previous three tax years. A MBE/WBE must be at least 51% owned by a minority or minorities, or a woman or women, who exercise the power to make policy decisions and who are actively involved in the day-to-day management of the business. A SDV/BE must be at least 51% owned by a disabled veteran and a disabled veteran must be involved in the day-to-day management of the business. Contractor shall meet or exceed a goal of 3% SDV/BE participation or make a good-faith effort to achieve such participation.
Local, State and National Laws and Requirements -- Contractor and its subcontractors shall observe all local, state, and national laws (including by way of illustration those pertaining to insurance, withholding taxes, minimum wage, health and occupational safety), and the RCP. Notwithstanding any provisions herein, Contractor shall perform its duties under the Agreement for the benefit of the Owner and CalPERS.

Complete Copy -- A complete copy of the RCP is available upon request from the Owner and at http://www.calpers.ca.gov/eip-docs/investments/policies/inv-asset-classes/real-estate/responsible-contractor.pdf. Related information regarding SBE compliance is available at

C-1- 1

www.pd.dgs.ca.gov/smbus/default.htm. Related information regarding MBE/WBE compliance is available at www.pd.dgs.ca.gov/smbus/mwbepp.htm. Related information regarding SDV/BE compliance is available at www.calpers.ca.gov/index.jsp?bc=/business/how-to/contact-policies/disabledvet.xml and at www.pd.dgs.ca.gov/dvbe/default.htm. This summary of the RCP shall not, in any way, constitute a substitution for the RCP. The Contractor shall comply with all of the terms contained in the complete copy of the RCP and as it may be updated from time to time by CalPERS.

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EXHIBIT D

RULES AND REGULATIONS

These Rules and Regulations are in addition to the terms, covenants, agreements and conditions of any lease of space in the Project. In the event these Rules and Regulations conflict with any provision of the Lease, the Lease shall control. Landlord reserves the right to modify and make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Project and for the preservation of good order therein provided not inconsistent with the Lease and provided the same does not impose any material burden or cost on Tenant. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and such additional rules and regulations which are adopted. Tenant shall be responsible for the observance of all the foregoing Rules and Regulations by Tenant's employees, agents, clients, customers, invitees and guests. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other occupant of the Project, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other occupant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the occupants of the Project, including Tenant.

1.
Signs/Advertising. Except as permitted in the Lease No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside or inside of the Project (outside the Premises) without the prior written consent of Landlord. Landlord shall have the right to remove, at Tenant's expense and without notice, any sign installed or displayed in violation of this rule.

2.
No Obstructions. Tenant shall not obstruct any sidewalks, halls, exits, entrances, malls, stairways or other passageways of the Project. The halls, exits, entrances, malls, stairways and other passageways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, would be prejudicial to the safety, character, reputation or other interests of the Project and its tenants; however, nothing herein shall be construed to prevent access to the Premises by persons with whom Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. Neither Tenant nor any employee or invitee of Tenant shall go upon the roof of the Project without Landlord's consent. Tenant shall not have the right to maintain displays of or to sell merchandise in the Common Areas or to use Common Areas in any manner, which would interfere with the rights of other tenants to use and access Common Areas.

3.
Directory. The directory of the Project, if any, will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom.

4.
Keys. Tenant will furnish Landlord, free of charge, with two keys for each lock in the Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys of all doors in the Premises, and in the event of loss of any keys so furnished, shall pay Landlord therefor.

5.
Burglar Alarms. If Tenant requires telephonic, burglar alarm or similar services, it shall first obtain Landlord's approval thereof, which shall not be unreasonably withheld, conditioned or delayed by Landlord, and Tenant shall comply with all of Landlord's instructions in their installation. Tenant’s fire alarm shall comply with Landlord’s requirements.

6.
Floor Loading. Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot, which such floor was designed to carry and which is allowed by law. Landlord and Landlord's consultant, the cost of which consultant shall be borne by Tenant, shall have the right to prescribe the weight, size and position of all heavy equipment, materials, furniture or other property brought into the Project. Heavy objects, if such objects are considered necessary by Tenant, shall stand on such platforms as determined by Landlord or its consultant to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Project or to any space therein to such a degree as to be objectionable to Landlord or to any other occupant of the Project, shall be placed and maintained by Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Project by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant subject to the terms of the Lease. If Tenant fails to repair in an expeditious manner any and all damage caused, then Landlord may (but shall not be obligated to) contract for the performance of the repair work, which work shall be billed to Tenant and shall be payable by Tenant to Landlord as Additional Rent within 10 days after Tenant's receipt of the billing.

7.	Reserved.

8.
Wastage. Tenant agrees to use commercially reasonable efforts to cooperate fully with Landlord to assure the most effective operation of the Project's heating, air conditioning and other utility distribution systems, and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice.

9.
Exclusion of Persons. Landlord reserves the right, during times that retail tenants in the Project are not open for business, to exclude from the Project any person unless that person is known to the person or employee in charge of the Project, or has a valid pass and is properly identified. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Project of any person. Landlord reserves the right to prevent access to the Project in case of invasion, mob, riot, public excitement or other commotion by appropriate action. Landlord reserves the right to exclude or expel from the Project any person who, in Landlord's judgment, is intoxicated, or under the influence of liquor or drugs, or who is in violation of any of the Rules and Regulations of the Project.

10.
Tenant Security. Tenant shall close and lock the doors of the Premises and entirely shut off all water faucets or other water apparatus. Tenant shall be responsible for any damage or injuries sustained by other occupants of the Project or by Landlord for noncompliance with this rule subject to the terms of the Lease. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

11.
Lavatories. The toilet rooms, toilets, urinals, wash basins and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant if and to the extent caused by Tenant or its employees or invitees subject to the terms of the Lease.

12.
No Sales. Tenant shall not sell any item from the Premises that is not specifically permitted as part of Tenant’s Permitted Use. Tenant shall not use the Premises for any business or activity other than the Permitted Use.

13.	Wiring. Landlord reserves the right to reasonably direct electricians as to where and how telephone, telegraph, telecommunication and computer wires are to be introduced to the Premises.

14.
Refuse. Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with reasonable directions issued from time to time by Landlord.

16.
Storage. Except as specifically permitted in the Basic Lease Provisions, the Premises shall not be used for the storage of merchandise held for sale to the general public, nor for lodging, nor for manufacturing of any kind, nor shall the Premises be used for any improper, immoral or illegal purpose. Other than stores, no cooking shall be done or permitted by Tenant in the Premises, except that use by Tenant of Underwriters' Laboratory-approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, and the use of a microwave oven shall be permitted, so long as such equipment and use is in accordance with all recommendations of the manufacturer thereof and all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

17.
No Blockage. Tenant shall not use in any space or in the public halls of the Project any mail carts or hand trucks except those equipped with rubber tires and side guards or such other material handling equipment as Landlord may approve.

18.	Safety Compliance. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations reasonably established by Landlord and any governmental agency.

19.
Landlord Response. The requirements of Tenant will be attended to only upon appropriate application to the office of the Project by an authorized individual. Employees of Landlord shall not be required to perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord shall be required to admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

EXHIBIT E

FORM OF ESTOPPEL CERTIFICATE

[Letterhead of Tenant]

Date:

To:     [Insert Name and Address(es) of Recipient(s)]

Re:

Ladies and Gentlemen:

The undersigned ("Tenant") certifies to ______________ as owner and landlord, and            , as [lender/purchaser], as of the date hereof as follows:

1.    It is the tenant under the lease described on Exhibit "A" hereto (the "Lease"), for _____            , as described in the Lease (the "Leased Premises") at _______                 (the "Project"). All capitalized terms not otherwise defined herein shall have the meanings provided in the Lease.

2.    The Lease is in full force and effect. The Lease has not been amended, modified or supplemented except as set forth on Exhibit "A" hereto. There are no other agreements or understandings, whether written or oral, between Tenant and Landlord with respect to the Lease, the Leased Premises or the Project.

3.    Tenant has accepted possession of and occupies the entire Leased Premises under the Lease. The Leased Premises consist of __________ rentable square feet. The term of the Lease commenced on         , and expires on         , subject to the renewal options set forth in Section 1.6 of the Special Provisions Addendum to the Lease.

4.    The amount of the Security Deposit is None.

5.    To Tenant’s knowledge, both Tenant and Landlord have performed all of their respective obligations under the Lease and Tenant has no knowledge of any event which with the giving of notice, the passage of time or both would constitute a default by Landlord under the Lease.

6.    Tenant has no claim against Landlord and no offset or defense to enforcement of any of the terms of the Lease. Tenant has not advanced any funds for or on behalf of Landlord for which Tenant has a right to deduct from or offset against future rent payments.

7.    All improvements required to be completed as of the date hereof by Landlord have been completed and there are no sums due to Tenant from Landlord. Landlord has not agreed to grant Tenant any free rent or rent rebate or to make any contribution to tenant

E-1

improvements, except as expressly set forth in the Lease. Landlord has not agreed to reimburse Tenant for or to pay Tenant’s rent obligation under any other lease.

8.    Tenant has not assigned the Lease and has not subleased the Leased Premises or any part thereof.

9.    Tenant has no right or option pursuant to the Lease or otherwise to purchase all or any part of the Leased Premises or the Project except as provided in the Lease.

10.    Attached hereto as Exhibit "B" is a true copy of the Lease and all amendments, modifications and supplements thereto.

The undersigned individual hereby certifies that he or she is duly authorized to sign, acknowledge and deliver this letter on behalf of Tenant.

Tenant acknowledges that the addresses and their successors and assigns will rely on this letter in [making a loan or otherwise extending credit to/purchasing the Project from] Landlord. The information contained in this letter shall be for your benefit and for the benefit of your successors and assigns.

Very truly yours,

__________________

By:

E-2

EXHIBIT F
Form of SNDA

SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

This Subordination, Non-Disturbance and Attornment Agreement (this “Agreement”) is entered into as of             , 20 (the “Effective Date”), between athenahealth, Inc., a Delaware corporation, whose address is 311 Arsenal Street, Watertown, MA 02472 (“Tenant”), and International Bank of Commerce, a Texas banking corporation (“Mortgagee”), whose address for purposes hereof is 816 Congress Avenue, Suite 100, Austin, Texas 78701, Attention: Robert B. Barnes.

Recitals

Seaholm L/R, LLC, a Texas limited liability company, whose address is 1214 W. 6th Street, Suite 220, Austin, Texas, 78703 (“Landlord”), owns the real property located at                            , Austin, Travis County, Texas         , which is generally known or to be generally known as “Seaholm Power Plant Office Building/Seaholm Power Plant Building” (such real property, including all buildings, improvements, structures and fixtures now or hereafter located thereon, “Landlord’s Premises”), being more particularly described in Exhibit A attached hereto.

Mortgagee has made loans to Landlord (the “Loans”) in connection with the financing of, and construction of certain improvements on, the Landlord’s Premises.

To secure the Loans, Landlord has encumbered Landlord’s Premises by entering into that certain Deed of Trust, Assignment of Rents, Security Agreement and Financing Statement dated             , in favor of Robert B. Barnes, Trustee for the benefit of Mortgagee (as amended, increased, renewed, extended, spread, consolidated, severed, restated, or otherwise changed from time to time, the “Mortgage”) recorded in the Official Public Records of the County of Travis, State of Texas in Book ________, Page ________ (the “Land Records”).

Pursuant to a Lease Agreement dated as of                  20 (the “Lease”), Landlord demised to Tenant a portion of Landlord’s Premises (“Tenant’s Premises”).

Tenant and Mortgagee desire to agree upon the relative priorities of their interests in Landlord’s Premises and their rights and obligations if certain events occur.

Agreements

NOW THEREFORE, for good and valuable consideration, Tenant and Mortgagee agree:

1.Definitions.

The following terms shall have the following meanings for purposes of this Agreement.

1.1.    Construction-Related Obligation. A “Construction-Related Obligation” means any obligation of Landlord under the Lease to make, pay for, or reimburse Tenant for any alterations, demolition, or other improvements or work at Landlord’s Premises, including Tenant’s Premises.

“Construction-Related Obligations” (a) shall include any obligation of Landlord to pay to Tenant a construction or improvement allowance, but (b) shall not include: (i) reconstruction or repair following fire, casualty or condemnation; or (ii) day-to-day maintenance and repairs.

1.2.    Foreclosure Event. A “Foreclosure Event” means: (a) foreclosure under the Mortgage; (b) any other exercise by Mortgagee of rights and remedies (whether under the Mortgage or under applicable law, including bankruptcy law) as holder of the Loans and/or the Mortgage, as a result of which Successor Landlord becomes owner of Landlord’s Premises; or (c) delivery by Landlord to Mortgagee (or its designee or nominee) of a deed or other conveyance of Landlord’s interest in Landlord’s Premises in lieu of the foregoing.

1.3.    Former Landlord. A “Former Landlord” means Landlord and any other party that was landlord under the Lease at any time before the occurrence of any attornment under this Agreement.

1.4.    Offset Right. An “Offset Right” means any right or alleged right of Tenant to any offset, defense (other than one arising from actual payment and performance, which payment and performance would bind a Successor Landlord pursuant to this Agreement), claim, counterclaim, reduction, deduction, or abatement against Tenant’s payment of Rent or performance of Tenant’s other obligations under the Lease, arising (whether under the Lease or other applicable law) from Former Landlord’s breach or default under the Lease, including without limitation, any breach of any warranty or representation by Former Landlord or any failure by Former Landlord to timely complete the construction of any of the Tenant’s Premises or any other improvements required to be constructed pursuant to the terms of the Lease.

1.5.    Rent. The “Rent” means any fixed rent, base rent or additional rent under the Lease.

1.6.    Successor Landlord. A “Successor Landlord” means any party that becomes owner of Landlord’s Premises as the result of a Foreclosure Event.

1.7.    Termination Right. A “Termination Right” means any right of Tenant to cancel or terminate the Lease or to claim a partial or total eviction arising (whether under the Lease or under applicable law) from Landlord’s breach or default under the Lease.

2.Acknowledgement and Agreement by Tenant. Tenant acknowledges and agrees that:

2.1.    The existence of the Mortgage and the agreements evidencing and securing the Loan;

2.2.    From and after the date hereof, Tenant will not materially modify or materially amend the Lease (other than in connection with the exercise of express rights granted to Tenant under the Lease, including without limitation, exercise of extension or expansion rights of Tenant under the Lease) without the prior written consent of Mortgagee, which consent shall not be unreasonably withheld, conditioned or delayed;

2.3.    Tenant certifies to Mortgagee effective as of the date hereof, to Tenant's knowledge, as follows: (i) the Lease is presently in full force and effect and has not been modified or changed except as disclosed in writing to Mortgagee; (ii) the term of the Lease will commence on the Commencement Date (as defined in the Lease) ; (iv) no rent under the Lease has been paid for more than the current rental period established in the Lease; (v) no default beyond applicable notice and cure periods exists under the Lease; (vi) Tenant, as of this date, has no charge, lien or claim of offset under the Lease or otherwise against rents or other charges due or to become due thereunder; (vii) the Lease constitutes the entire rental agreement between the parties with respect to the Landlord’s Property; Mortgagee shall have no liability or responsibility with respect to any security deposit or advance rental deposit made by Tenant which is not delivered to or paid over to Mortgagee .

3.Subordination.

Subject to the provisions of this Agreement, the Lease shall be, and shall at all times remain, subject and subordinate to (a) the lien of the Mortgage and the lien of all renewals, increases, replacements, extensions or modifications thereof and all other security instruments securing payment of any indebtedness of Landlord secured by the Mortgage, including any future advances made with respect to the Landlord’s Premises, and (b) all right, title and interest of Mortgagee in the Landlord’s Premises, including without limitation the Tenant’s Premises, pursuant to Mortgagee’s enforcement of the lien and security interests of the Mortgage and/or any lien or security interest of any other security instruments securing payment of any indebtedness of Landlord secured by the Mortgage.

4.Non-disturbance, Recognition and Attornment.

4.1.    No Exercise of Mortgage Remedies Against Tenant. So long as the Lease has not been terminated on account of Tenant’s default that has continued beyond applicable cure periods (an “Event of Default”), Mortgagee shall not name or join Tenant as a defendant in any exercise of Mortgagee’s rights and remedies upon a default under the Mortgage unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord or prosecuting such rights and remedies (at no cost to Tenant). In the latter case, Mortgagee may join Tenant as defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant’s rights under the Lease or this Agreement in such action.

4.2.    Non-disturbance and Attornment. If and when Successor Landlord takes title to Landlord’s Premises: (a) Successor Landlord shall not terminate or disturb Tenant’s possession of Tenant’s Premises under the Lease, except in accordance with the terms of the Lease and this Agreement; (b) Successor Landlord shall be bound to Tenant as “landlord” under all the terms and conditions of the Lease (except as provided in this Agreement); (c) Tenant shall recognize and attorn to Successor Landlord as Tenant’s direct Landlord under the Lease as affected by this Agreement; and (d) the Lease shall continue in full force and effect as a direct lease, in accordance with its terms (except as provided in this Agreement), between Successor Landlord and Tenant.

4.3.    Further Documentation. The provisions of this Article shall be effective and self-operative without any need for Successor Landlord or Tenant to execute any further documents. Tenant and Successor Landlord shall, however, confirm the provisions of this Article in writing upon request by either of them.

5.Protection of Successor Landlord.

Notwithstanding anything to the contrary in the Lease or Mortgage, Successor Landlord shall not be liable for or bound by any of the following matters:

5.1.    Claims Against Successor Landlord. Any Offset Right that Tenant may have against any Former Landlord relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by Former Landlord that occurred before the date of attornment. The foregoing shall not limit (a) Tenant’s right to exercise against Successor Landlord any Offset Right otherwise available to Tenant because of events occurring after the date of attornment, (b) Tenant’s right to claim any offset, claim or counterclaim resulting from an audit of Landlord’s business records, (c) Successor Landlord’s obligation to correct any conditions that existed as of the date of attornment and which violate Successor Landlord’s obligations as Landlord under the Lease, (d) any Offset Right available to Tenant due to Former Landlord’s failure to pay the Allowance when due under the Lease, or (e) any Offset Right related to abatement rights of Tenant under the Lease in connection with a casualty or taking.

5.2.    Prepayments. Any payment of Rent that Tenant may have made to Former Landlord more than thirty days before the date such Rent was first due and payable under the Lease with respect to any period after the date of attornment except if, and only to the extent that, the Lease expressly required such a prepayment (e.g., Lease required escrows on account of additional rent).

5.3.    Payment; Security Deposit. Any obligation: (a) to pay Tenant any sum(s) that any Former Landlord owed to Tenant or (b) with respect to any security deposited with Former Landlord, unless such security was actually delivered to Mortgagee. This paragraph is not intended to apply to Landlord’s obligation to make any payment that constitutes a Construction-Related Obligation.

5.4.    Modification, Amendment or Waiver. Any waiver of any terms of the Lease or any modification or amendment of the Lease made without Mortgagee’s written consent (other than amendments or modifications made in connection with the exercise of express rights granted to Tenant under the Lease, including without limitation, the exercise of extension or expansion rights of Tenant under the Lease).

5.5.    Surrender, Etc. Any consensual or negotiated surrender, cancellation, or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of the Lease.

5.6.    Form of SNDA. Any obligation to utilize any form of Subordination, Non-Disturbance Agreement and Attornment attached to the Lease as an exhibit thereto, if any, for any purpose set forth in the Lease, it being agreed that the form of this Agreement shall be utilized for purposes of the Lease in connection with any requirement for delivery of a Non-Disturbance Agreement (as defined in the Lease).

6.Exculpation of Successor Landlord.

Notwithstanding anything to the contrary in this Agreement or the Lease, upon any attornment pursuant to this Agreement, the Lease shall be deemed to have been automatically amended to provide that Successor Landlord’s obligations and liability under the Lease shall never extend beyond Successor Landlord’s (or its successors’ or assigns’) interest, if any, in Landlord’s Premises from time to time, including insurance and condemnation proceeds, Successor Landlord’s interest in the Lease, and the proceeds from any sale or other disposition of Landlord’s Premises by Successor Landlord (collectively, “Successor Landlord’s Interest”). Tenant shall look exclusively to Successor Landlord’s Interest (or that of its successors and assigns) for payment or discharge of any obligations of Successor Landlord under the Lease as affected by this Agreement. If Tenant obtains any money judgment against Successor Landlord with respect to the Lease or the relationship between Successor Landlord and Tenant, then Tenant shall look solely to Successor Landlord’s Interest (or that of its successors or assigns) to collect such judgment. Tenant shall not collect or attempt to collect any such judgment out of any other assets of Successor Landlord.

7.Mortgagee’s Right to Cure.

7.1.    Notice to Mortgagee. Tenant shall provide Mortgagee with concurrent notice of the breach or default by Landlord giving rise to any Termination Right or Offset Right caused by such breach or default by Landlord (the “Default Notice”) and, thereafter, the opportunity to cure such breach or default as provided for below.

7.2.    Mortgagee’s Cure Period. After Mortgagee receives a Default Notice, Mortgagee shall have a period of thirty (30) days beyond the time available to Landlord under the Lease in which to cure the breach or default by Landlord. Mortgagee shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Mortgagee agrees or undertakes otherwise in writing.

7.3.    Extended Cure Period. In addition, as to any breach or default by Landlord, the cure of which requires possession and control of Landlord’s Premises, and provided only that Mortgagee undertakes to Tenant by written notice within thirty (30) days after receipt of the Default Notice to exercise reasonable efforts to cure or cause to be cured by a receiver such breach or default within the period permitted by this paragraph, Mortgagee’s cure period shall continue for such additional time (the “Extended Cure Period”) as Mortgagee may reasonably require to either (a) obtain possession and control of Landlord’s Premises and thereafter cure the breach or default with reasonable diligence and continuity or (b) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default, provided however, if cure requires use of the Extended Cure Period by Mortgagee, then if the breach or default is materially impacting Tenant’s use of, or operations in, the Premises, the Rent due under the Lease shall abate in proportion to the impact of such breach or default on Tenant’s use or operations during the Extended Cure Period.

8.Due Authorization. Tenant has full authority to enter into this Agreement, which has been duly authorized by all necessary actions.

9.Insurance and Condemnation Proceeds. Notwithstanding any other term or provision of this Agreement to the contrary, Tenant hereby agrees that the rights of Mortgagee in and to all insurance proceeds payable under Landlord’s policies of insurance affecting the Landlord’s Premises and in and to Landlord’s proceeds of condemnation shall be prior and superior to the rights of Tenant and that the Mortgage, not the Lease, shall govern with respect to the application of all such insurance and condemnation proceeds unless Mortgagee, or an affiliate of Mortgagee, becomes a Successor Landlord, in which event the terms of the Lease shall apply to, and be binding upon, Mortgagee.

10.Miscellaneous.

10.1.    Notices. Notices shall be effective the next business day after being sent by overnight courier service, five business days after being sent by certified mail (return receipt requested) and immediately upon hand delivery. All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing and shall be given or served by (a) hand delivery, (b) depositing in the United States Mail, postpaid, registered or certified, return receipt requested, or (c) Federal Express or comparable overnight delivery service, and addressed, as to Mortgagee, to the address set forth on the first page hereof, and as to Tenant, to the address set forth on the first page hereof. By giving ten (10) days prior written notice thereof pursuant to the provisions hereof, Tenant or the Mortgagee shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses.

10.2.    Successors and Assigns. This Agreement shall bind and benefit the parties, their successors and assigns, any Successor Landlord, and its successors and assigns. If Mortgagee assigns the Mortgage, then, upon delivery to Tenant of written notice thereof accompanied by the assignee’s written assumption of all obligations under this Agreement, all liability of the assignor accruing thereafter shall terminate.

10.3.    Entire Agreement. This Agreement constitutes the entire agreement between Mortgagee and Tenant regarding the subordination of the Lease to the lien of the Mortgage and the rights and obligations of Tenant and Mortgagee as to the subject matter of this Agreement.

10.4.    Interaction with Lease and with Mortgage. If an express provision of this Agreement conflicts with an express provision of the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of non-disturbance agreements by the holder of, the Mortgage. Mortgagee confirms that Mortgagee has consented to Landlord’s entering into the Lease.

10.5.    Mortgagee’s Rights and Obligations. Except as expressly provided for in this Agreement, Mortgagee shall have no obligations to Tenant with respect to the Lease.

10.6.    Interpretation; Governing Law. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the State of Texas.

10.7.    Amendments. This Agreement may be amended, discharged, or terminated, or any of its provisions waived, only by a written instrument executed by all parties thereto.

10.8.    Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10.9.    Mortgagee’s Representation. Mortgagee represents that Mortgagee has full authority to enter into this Agreement, and Mortgagee’s entry into this Agreement has been duly authorized by all necessary actions. Mortgagee certifies to Tenant effective as of the date hereof, to Mortgagee’s knowledge that no default exists under the Mortgage.

10.10.    Payment of Rental Post-Default. After notice is given to Tenant by Mortgagee that an Event of Default (as defined in the Mortgage) has occurred and that rentals due and payable under the Lease should be paid directly to Mortgagee pursuant to the terms of one or more of the assignments of rents executed and delivered or to be executed and delivered by Landlord to Mortgagee in connection with the Mortgage, Tenant shall thereafter (and until instructed otherwise by Mortgagee) pay directly to Mortgagee all rentals and other monies which thereafter become due and payable under the Lease (subject to any Offset Rights under the Lease). By its execution and acknowledgement hereof, Landlord has expressly authorized Tenant to make such payments directly to Mortgagee and Landlord has released and discharged Tenant from any liability to Landlord on account of any such payments made to Mortgagee in accordance with the foregoing provisions, and consented to the abatement right contained in Section 7.3 above.

IN WITNESS WHEREOF, this Agreement has been duly executed by Mortgagee and Tenant as of the Effective Date.

MORTGAGEE:                    TENANT:

International Bank of Commerce                athenahealth, Inc., a Delaware corporation

By:                            By:
Name:                            Name:
Title:                            Title:

THE STATE OF TEXAS

COUNTY OF

The foregoing instrument was acknowledged before me on this day of      20__,
by         ,     , of
a         , on behalf of said         .

Notary Public in and for
The State of Texas

THE STATE OF TEXAS

COUNTY OF

The foregoing instrument was acknowledged before me on this day of      20__,
by         ,     , of International Bank of Commerce, a Texas banking association, on behalf of said bank.

Notary Public in and for
The State of Texas

CONSENT OF LANDLORD

Landlord consents and agrees to the foregoing Agreement, which was entered into at Landlord’s request. The foregoing Agreement shall not alter, waive or diminish any of Landlord’s obligations or rights under the Mortgage or the Lease. The above Agreement discharges any obligations of Mortgagee under the Mortgage and related loan documents to enter into a nondisturbance agreement with Tenant.

Seaholm L/R, LLC,
a Texas limited liability company

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF TEXAS

COUNTY OF TRAVIS

This instrument was acknowledged on the day of             , 20__, by                     ,                  of Seaholm L/R, LLC, a Texas limited liability company, on behalf of said company.

Notary Public in and for
the State of Texas

Exhibit A
The Landlord’s Premises

Lot 1 of the SEAHOLM SUBDIVISION, an addition to the City of Austin, Travis County, Texas, as recorded in Instrument No. 201100062, Official Public Records, Travis County, Texas.

EXHIBIT G
Form of Recognition Agreement

RECOGNITION AND NONDISTURBANCE AGREEMENT

THIS RECOGNITION AND NONDISTURBANCE AGREEMENT (this “Agreement”) is made as of _________________, 2014 between THE CITY OF AUSTIN, a Texas home rule city and municipal corporation (“Master Landlord”), SEAHOLM L/R, LLC, a Delaware limited liability company (“Sublandlord”) and athenahealth, Inc., a Delaware corporation (“Subtenant”).

R E C I T A L S:

A.    Master Landlord is the owner of premises described on Exhibit “A”, attached hereto (the “Master Premises”), which premises are subject to a certain Ground Lease (the “Master Lease”) effective as of April 11, 2013 between the Master Landlord, as landlord, and Sublandlord, as tenant.

B.    Sublandlord, as lessor, and the Subtenant, as lessee, entered into a sublease dated ____________, 2013 (the “Sublease”) concerning the portion of the Master Premises (the “Subleased Premises”) set forth in the Sublease.

C.    The parties hereto desire to assure the Subtenant’s possession of the premises to be sublet under the Sublease upon the terms and conditions therein mentioned, irrespective of a termination of the Master Lease.

A G R E E M E N T:

1.    Consent of Master Landlord. Master Landlord consents to the Sublease attached hereto as Exhibit “B”. Subtenant confirms that the Sublease is subordinate to the Master Lease, subject to the terms hereof.

2.    Nondisturbance and Attornment. If the Master Lease is terminated for any reason other than under Section 17.2 (a “Master Lease Termination”), then provided the Sublease has not otherwise been terminated or expired and Subtenant is not in default under the Sublease beyond any applicable notice and cure period:

(a)    Master Landlord will not disturb Subtenant’s possession of the Subleased
Premises under the Sublease;

(b)    the Sublease will continue as a direct lease between Master Landlord and Subtenant with the same force and effect as if Master Landlord, as lessor, and Subtenant, as lessee, had entered into a lease as of the date of termination of the Master Lease containing the same terms, covenants and conditions as those contained in the Sublease for a term equal to the unexpired term of the Sublease (including any unexercised extension periods which do not extend the term of the Master Lease); and

(c)    Subtenant hereby agrees to attorn to Master Landlord as its landlord under the Sublease, such attornment to be immediately effective and self-operative without the execution of any further instruments by any party hereto.

3.    Rights Upon Succession. Upon a Master Lease Termination, Master Landlord will be bound to Subtenant under all of the terms and conditions of the Sublease (subject to the terms hereof), and Subtenant will, from and after the effective date of such Master Lease Termination, have the same rights and remedies against Master Landlord for the breach of any agreement or covenant contained in the Sublease that Subtenant might have had under the Sublease against Sublandlord (subject to the terms hereof); provided, however, that Master Landlord will not (a) be liable to Subtenant for any act or omission of Sublandlord unless such act or omission is of a continuing nature and Sublandlord fails to cure the same within a reasonable time after succeeding to Sublessor’s interest, (b) be bound by any security deposit or similar deposit paid to Sublandlord or any rent or additional rent paid to Sublandlord more than one month in advance (unless actually received by Master Landlord), (c) be bound by any material amendment (other than to carry out express rights granted in the Sublease such as extensions of terms or exercise of expansion rights) or modification of the Sublease made after the date hereof without Master Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed (d) be liable for the construction of any improvements required of Sublandlord under the Sublease (but such lack of liability will not affect Subtenant’s rights of self-help, offset or termination described in the Sublease), or (e) for the payment of any tenant improvement allowances or leasing commissions for which Sublandlord incurred the obligation to pay (but such lack of liability will not affect Subtenant’s rights of self-help, offset or termination described in the Sublease).

4.    Liability of Master Landlord. The liability of Master Landlord hereunder is expressly limited to the Master Landlord’s interest in the Master Premises and rents and other proceeds (sale, casualty and condemnation [if applicable]) therefrom.

5.     Notices. Any notice or other communication that is required or permitted to be given under the terms of this Agreement (each a “Notice”) must be in writing and will be deemed to have been duly given (a) upon being deposited in the mail, postage prepaid via certified mail, return receipt requested, or (b) when personally delivered, or (c) when set by overnight courier, in each case, to the parties hereto at the following addresses or at such other address and/or such additional parties in the United States of America as any party hereto shall hereafter specify by notice given and received in the manner provided in this Paragraph.

Sublandlord:	Seaholm L/R, LLC
c/o Southwest Strategies Group
1214 W. 6th Street, Suite 220
Austin, Texas 78703-5261
Attention: John Rosato

with a copy to:	DuBois, Bryant & Campbell, LLP
700 Lavaca, Suite 1300
Austin, Texas 78701
Attention: Rick Reed

Subtenant:	athenahealth, Inc.
311 Arsenal Street
Watertown, MA 02472
__________________
Attention: ____________

With a copy to:

Dain Torpy
129 South Street, 3rd Floor
Boston, MA 02111
Attn: Joseph R. Torpy

City:	City of Austin
City Manager’s Office
301 West 2nd Street
Austin, Texas 78701
Attention: City Manager

with a copy to:	City of Austin
Economic Development Department
301 West 2nd Street
Austin, Texas 78701
Attention: Director

and:	City of Austin
Law Department
301 West 2nd Street
Austin, Texas 78701
Attention: Susan Groce

and:	Thompson & Knight L.L.P.
98 San Jacinto, Suite 1900
Austin, Texas 78701
Attention: James E. Cousar and Andrew Ingrum

6.    Acknowledgments Under Master Lease, Master Development Agreement and Declaration of Restrictive Covenants. Master Landlord acknowledges and agrees that (i) Subtenant’s use is not a prohibited use under either Sections 6 or 7 of the Declaration of Restrictive Covenants and Reciprocal Easement Agreement recorded against the Master Premises to which the Sublease will be subordinate (the “Declaration”) , (ii) Subtenant is deemed to be an End User as that term is defined in the Master Lease, notwithstanding that Subtenant may sublet a portion of the Subleased Premises for socalled “incubator space”, (iii) there are currently no violations or defaults of Master Landlord or Sublandlord under the Master Lease or the Declaration, and (iv) there are currently no violations or defaults by either party under the Master Development Agreement between Master Landlord and Seaholm Power Development, LLC. Master Landlord agrees to concurrently send Sublessee a copy of any notice of default sent to Sublessor under the Master Lease, the Declaration or the Master Development Agreement. Master Landlord acknowledges that Sublessee has the right to purchase

Sublessor’s interest in the Master Premises through an assignment of Sublessor’s interest in the Master Lease pursuant to Section 51 of the Sublease and agrees to be bound by the exercise of such right without any further consent or approval of Master Landlord.

7.    Miscellaneous. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof. In the event any action or suit is brought by reason of any breach of this Agreement or any other dispute between the parties concerning this Agreement, then the prevailing party shall be entitled to have and recover from the other party all costs and expenses of suit, including reasonable attorneys' fees. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. This Agreement is to be deemed to have been prepared jointly by the parties hereto, and if any inconsistencies or ambiguities exist herein, they shall not be interpreted or construed against either party as the drafter. All paragraph headings are inserted for convenience only and shall not be used in any way to modify, limit, construe or otherwise affect this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. This Agreement constitutes the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, if any, relating to the subject matter of this Agreement. This Agreement may only be amended by a writing signed by each party intended to be bound by such amendment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and assigns. Neither this Agreement nor any memorandum thereof may be recorded for any purpose.

[The Remainder of this Page Has Been Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE CITY OF AUSTIN, a Texas home rule city and municipal corporation

By: __________________________________
Name:________________________________
Title: _________________________________

SEAHOLM L/R, LLC, a Delaware limited liability
company

By: __________________________________
Name:________________________________
Title: _________________________________

athenahealth, Inc.,
a Delaware corporation

By: __________________________________
Name:________________________________
Title: _________________________________

EXHIBIT “A”

LEGAL DESCRIPTION OF MASTER PREMISES

Lot 1 of the SEAHOLM SUBDIVISION, an addition to the City of Austin, Travis County, Texas, as recorded in Instrument No. 201100062, Official Public Records, Travis County, Texas.

EXHIBIT “B”

SUBLEASE

EXHIBIT H

SPECIAL PROVISIONS ADDENDUM TO
TRIPLE NET LEASE
BETWEEN
SEAHOLM L/R, LLC, AS LANDLORD
AND
athenahealth, INC. AS TENANT

The terms of this Special Provisions Addendum shall supplement, amend and, to the extent in conflict with the provisions of the Lease, supersede the above-referenced Lease, to which this Special Provisions Addendum is attached. The paragraph numbers set forth below generally correspond to the related paragraph in the Lease, but shall not affect or limit the meaning of the particular Special Provisions Addendum provision.

1.6    Option to Extend. Provided Tenant is not in Default of any term or condition of this Lease as of the date of exercise of the renewal term, Tenant shall have the option to renew the term of the Lease for one additional five (5) year term, on the same terms and conditions of the Lease, except that the Base Rent at the beginning of each renewal term shall be adjusted to equal the then prevailing market rental rate for comparable leases for similar projects within the Central Business District in Austin as of the commencement of the renewal term (but not less than the Base Rent in effect immediately prior to the date of the renewal term). The option shall be exercised (if at all) by Tenant giving irrevocable written notice to Landlord at least twelve (12) months prior to the expiration of the Term. The option shall be personal to the originally named Tenant and any party succeeding to Tenant under a Permitted Transfer.

The prevailing market rental rate shall be determined in the following manner:

Prevailing market rental rate shall be determined taking into account all relevant factors, including (to the extent relevant) number of months of free rent, if any (which shall be part of the determination of the rental rate), tenant improvement obligations, moving allowances, and leasing commissions and costs. The term "comparable leases" shall not include leases entered into under special circumstances affecting the economics of the tenancies, including following the exercise of options to lease space at other than then current prevailing market rate, the lease of awkward or unusually shaped space or space without windows or other usual amenities, leases entered into under conditions where the landlord was forced to lease the space by external legal, economic, or other pressures not generally applicable to the market, or the sublease of space by a sublandlord not primarily in the business of leasing space similar to the Premises. Within one hundred twenty (120) days after the date Tenant has exercised its option to renew, Landlord shall give Tenant notice of Landlord's proposed prevailing market rental value for the Premises. Tenant shall give Landlord written notice within thirty (30) days thereafter as to whether or not Tenant agrees with Landlord's proposed prevailing market rental value. If Tenant disagrees with Landlord's proposed prevailing market rental value, the parties shall negotiate in good faith to resolve their differences for a period of thirty (30) days. Upon the expiration of such thirty day period, if the parties are not in agreement as to such prevailing market rental value, then either party may initiate appraisal to determine the fair market rental value by giving written notice to the other party, such notice containing the name of an appraiser appointed by such initiating party. Within fifteen (15) days thereafter, the party receiving such notice shall appoint its own appraiser and give written notice thereof to the initiating party. If the second appraiser is not appointed within such fifteen day period, then the appraiser selected by the initiating party shall determine the fair market rental value of the Premises, and such appraisal shall be binding upon the parties. If the second appraiser is timely appointed, then the two appraisers shall simultaneously submit to each other their good faith estimate of prevailing market rental value within thirty (30) days of appointment of the second appraiser and attempt to agree on the prevailing market rental value. If the two appraisers are unable to agree, but the higher appraisal is no more than ten percent (10%) higher than the lower appraisal, then the prevailing market rental value shall be the average of the two appraisals. If the higher appraisal is more than ten percent (10%) greater than the lower appraisal, the two appraisers shall together select a third appraiser who shall also determine the prevailing market rental value. If three appraisers are ultimately appointed and any two appraisers agree on the prevailing market rental value, the value agreed upon by the two appraisers shall be the prevailing market rental value. If the three appraisers all determine different prevailing market rental values, then the prevailing market rental value shall be the average of the two closest appraisals.

All appraisers shall be members of the MAI and shall have at least ten (10) years' experience appraising similar property in Austin. Each party shall bear the cost of the appraiser appointed by such party, and the parties shall share equally in the cost of the third appraiser, if appointed. If the two appraisers initially appointed are unable to agree on a third appraiser, then either party shall have the right to apply to the presiding judge of the Superior Court having jurisdiction over the Premises for the appointment of a third appraiser.

1.10.    Parking. Tenant shall have the exclusive right to rent up to two hundred fifty eight (258) unreserved parking passes in the Garage at the then prevailing Project rates applicable to the Garage upon payment of prevailing parking rates as in effect from time to time. Notwithstanding the foregoing, in no event will Tenant have access to the parking spaces allotted to Tenant pursuant to Section 1.10 of Exhibit “H” prior to the Rent Commencement Date. Tenant shall comply with reasonable parking rules and regulations implemented for the Garage. The initial rate will be $175/month for unreserved stalls and $200/month for reserved stalls. Tenant shall comply with reasonable parking rules and regulations imposed by Landlord. Landlord shall have the right to permit event parking in the Garage only on Monday-Friday after 6 p.m, and all day and night on Saturdays and Sundays. Tenant will have full access to the Garage from 7:00 a.m. to 6:00 p.m. Monday through Friday. After 6:00 p.m. on weekends and Holidays, 75% of the Garage will be available for use by outside parkers, provided that 25% of the Garage will be reserved for Tenant and valet parking will be provided to Tenant at no charge. In no event shall the foregoing be interpreted to impose any obligation of Tenant to remove the cars from the Garage using the parking passes in the Garage after 6 p.m., provided that (i) Tenant does not permit the parking spaces to be used on an overnight basis unless approved by Landlord, and (ii) Tenant uses reasonable efforts to discourage use of the Garage by Tenant’s employees after 6:00 p.m. on weekends and Holidays for reasons unrelated to such employees’ employment activities with Tenant. There shall be no free visitor parking in the Garage, but Landlord agrees to maintain ten (10) designated visitor parking spaces near the interior entry to the Garage as shown on Exhibit N. In the event Tenant has not rented the total number of allotted parking stalls on or before the sixth (6th) month following the Rent Commencement Date, Landlord shall have the right to rent any unused stalls to third parties on a month-to-month basis, provided that Tenant may regain the use of such returned stalls upon thirty (30) days’ prior written notice to Landlord. Nothing in this Lease shall constitute a representation or warranty by Landlord that there shall be sufficient facilities in the Garage for use by Tenant’s invitees or guests, other than the reservation of 25% of the Garage for use by Tenant after 6:00 p.m. on weekends and Holidays. Landlord shall provide reasonable temporary parking accommodations for Tenant’s construction vehicles during construction of the Tenant Improvements, as shown on Exhibit “O”.

3.3.4    Tenant’s Right to Audit. Tenant shall have the one time annual right to review and/or audit Landlord's books and records regarding CAM/Operating Costs at Landlord's offices during normal business hours on thirty (30) days' prior notice given within two hundred forty (240) days after Tenant's receipt of the Annual Statement (the “Review Period”). Any audit shall be conducted by a certified public accountant reasonably approved by Landlord (“Tenant’s Auditor”) which, along with Tenant, agrees to be bound by a commercially reasonable confidentiality agreement in form proposed by Landlord, on a non-contingent fee basis, and must be completed and submitted to Landlord within sixty (60) days after Tenant begins the audit. Tenant shall have no right to contest, review or audit such statement if it fails to give such written notice during the Review Period. Landlord may elect to contest the conclusion of Tenant’s Auditor by giving a written contest notice (the “Contest Notice”) to Tenant within sixty (60) days after receipt of the audit, such Contest Notice containing the name of a firm of certified public accountants appointed by Landlord (“Landlord’s CPA”). Landlord’s CPA and Tenant’s Auditor shall meet and confer within 30 days after the Contest Notice is given in an attempt to agree on any disputed items. If Landlord’s CPA and Tenant’s Auditor are unable to agree on all disputed items within 45 days after the Contest Notice, then each of Landlord’s CPA and Tenant’s Auditor shall propose and deliver to each other in writing an amount to be paid by Tenant to Landlord or Landlord to Tenant relating to the Operating Costs being audited. Tenant’s Auditor and Landlord’s CPA shall agree on a third CPA experienced in real estate accounting unaffiliated with Landlord, Tenant and their respective CPA’s and/or auditors and who has not worked for Landlord, Tenant or their respective CPA’s in the last ten (10) years. Such third CPA (the “Deciding CPA”) shall meet for one day or less with Landlord’s CPA and Tenant’s Auditor within 15 days after the appointment of such Deciding CPA, and at the end of such meeting the Deciding CPA shall choose in writing either Tenant’s Auditor’s proposal or Landlord’s CPA’s proposal, and such decision shall be final, binding and nonappealable. Landlord shall pay for Landlord’s CPA, Tenant shall pay for Tenant’s Auditor and the cost of the Deciding CPA shall be divided equally among the parties. No books and records may be removed from Landlord’s office, although Tenant may extract copies of such books and records. Notwithstanding the foregoing, if it is determined that Operating Costs reflected in Landlord’s Statement have been overstated by five percent (5%) or more, than Landlord shall pay for the reasonable cost of Tenant’s Auditor and the Deciding CPA.

47.    Signage.

(a)    Installation.

(i) Tenant shall have the right to Building standard suite signage and directory signage subject to Landlord’s reasonable approval of the same. In addition, Tenant shall have the exclusive right to exterior signage on the Building, subject to Landlord’s approval as provided below, and applicable governmental approvals, including the Landmark commission (the "Exterior Sign"). The size, design, color, weight, location and other physical aspects of the Exterior Sign will be subject to Landlord’s approval and (i) all Matters of Record and all applicable Laws governing the Premises, and (ii) any applicable municipal or governmental permits and approvals. In no event shall the Exterior Sign contain an objectionable name. Landlord shall not permit any other party to maintain a sign on the exterior of the Building. Landlord hereby approves the Exterior Sign as shown on Exhibit M, subject to such governmental approvals.

(ii) Tenant may use a portion of the Allowance to pay for the costs and expenses in connection with the construction and installation of the Exterior Sign permitted under this Addendum, including, without limitation, all design, fabrication and permitting costs and license fees. To the extent the Allowance is insufficient, Tenant shall be responsible for all remaining costs and expenses for the Exterior Sign. The contractor selected by Tenant for the installation of such signs shall be subject to Landlord’s reasonable approval.

(iii) As used herein, an "objectionable name" shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the image Landlord desires to maintain for the Project, or which would otherwise reasonably offend a landlord of a similar building in the area in which the Building is located.

(b)    Maintenance, Repair and Removal. Tenant will be solely responsible for all costs for, maintenance, repair and removal of the Exterior Sign. If Tenant fails to remove any signs upon expiration or earlier termination of the Lease (or termination of Tenant’s right to signage as provided above) and repair any damage caused by such removal, Landlord may do so at Tenant's sole cost and expense. Tenant agrees to reimburse Landlord within ten (10) business days after demand for all reasonable costs incurred by Landlord to effect any removal on Tenant's account, which amount will be deemed Additional Rent. The rights granted herein are personal to the Original Tenant or a party succeeding to Tenant under a Permitted Transfer.

48.    Compliance with Laws. Each party represents and warrants that it shall obey and conform at its sole cost and expense and in every manner of its business related to this Lease to all applicable Laws, including the Americans With Disabilities Act ("ADA"). During the Term and any Extension, Landlord shall be responsible for any repairs, improvements, or upgrades to the Project to comply with such laws, regulations and directives, except for such repairs, improvements or upgrades required in the interior of the Premises due to Tenant’s Alterations or as a result of Tenant's particular use of (as distinguished from general office use), or improvement, which shall be Tenant's responsibility. Nothing contained herein shall relieve Landlord of its obligations under Section 18 of the Lease.

49.    First Offer Rights.

49.1    If Landlord desires to lease vacant rentable area (i) in excess of 5,000 rentable square feet on the second (2nd) floor of the Retail/Office Building, and provided Tenant is not in breach of any provision of this Lease past any express and applicable cure period, Landlord shall first offer such space (the "First Offer Space") to Tenant by giving Tenant written notice of the availability of such premises, which notice shall describe the size and location of the First Offer Space in reasonable detail (“First Offer Rights”).
49.2    When from time to time Landlord shall desire to offer the First Offer Space for lease to third parties, then Landlord shall give Tenant written notice (an "Availability Notice") of the availability or scheduled availability of such First Offer Space for lease and Landlord's proposed rental rate(s) for the Base Rent for each year of the proposed lease (based on the prevailing fair market value) and other economic terms for such First Offer Space ("Landlord's Proposed Economic Terms"). Landlord’s Proposed Economic Terms will represent Landlord's good faith determination of the prevailing market terms for the First Offer Space, and shall be the same terms as Landlord would offer to a third party if it were to market the First Offer Space.

49.3    Within ten (10) business days after receipt of the Availability Notice, Tenant must give Landlord written notice pursuant to which Tenant shall elect to either: (i) lease all and not less than all of the First Offer Space on Landlord’s Proposed Economic Terms; or (ii) refuse to lease the First Offer Space. If Tenant timely elects not to lease the First Offer Space, Landlord may elect to lease the First Offer Space at any time to any third party in Landlord’s sole and good faith discretion, provided that if Landlord desires to lease the First Offer Space on terms materially more favorable than those specified in the Availability Notice or Landlord does not lease the applicable First Offer Space within six (6) months of the date of Tenant’s receipt of the Availability Notice, Landlord shall not lease such First Offer Space to a third party without first offering such space again to Tenant in accordance with this Section 49.

49.4    If Tenant elects to lease the First Offer Space, then such space shall be included in the Premises for the remaining balance of the Term and shall be leased to Tenant pursuant to the provisions of this Lease, with the following exceptions: (a) except as otherwise hereafter agreed in writing by the parties hereto, the Base Rent and other economic terms applicable to the First Offer Space shall be determined in accordance with Sections 49.2 and 49.3; (b) Tenant's Proportionate Share shall be increased appropriately to reflect the addition of the First Offer Space to the Premises; (c) the Term as to the First Offer Space shall end upon the expiration date of the Term; and (d) the parking spaces available under Section 1.10 above shall be increased by 2.5 spaces for each 1,000 rentable square feet of the First Office Space.

49.5    Promptly after Tenant's exercise of its rights under this Section, the parties shall agree upon and execute an amendment (in form and substance reasonably satisfactory to Landlord and Tenant) to this Lease memorializing the terms and conditions upon which the First Offer Space in question shall be added to the Premises.

49.6    In the event Tenant fails to give Landlord timely notice of Tenant's election to lease any First Offer Space covered by an Availability Notice, then Landlord shall be free to market such First Offer Space for lease by third parties, subject to the limitations of Section 49.3.

Notwithstanding anything to the contrary contained herein, Tenant’s First Offer Rights shall be null and void during any period in which (a) Tenant has assigned or sublet the entire Premises other than to a Permitted Transferee, or (b) Tenant is in Default of a provision under the Lease beyond the applicable period for notice and cure. The rights granted pursuant to this Section 49 shall be exercisable only by the Tenant named herein (“Original Tenant”) and any Permitted Transferees.

50.    Security. Nothing contained in this Lease shall prevent Tenant, at Tenant’s sole option and expense, from implementing security measures such as guard service or card key access system to the Premises for the benefit of the Premises or any part thereof; provided, however, Tenant shall obtain Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. Throughout the Term, Landlord will engage one uniformed courtesy officer to (i) patrol the public areas around the Building and the Garage, and (ii) provide an escort for Tenant’s personnel to their cars after dusk.

51.    Right of Purchase. Tenant shall have a one-time right of first offer (“ROFO”) to purchase Landlord’s interest in the Ground Lease (“ROFO Property”) which shall include the land described in Exhibit A-2, as well as all buildings and improvements thereon and the rights and appurtenances thereto on the terms and conditions set forth in this Section if at any time during the term of this Lease, Landlord elects to sell the ROFO Property to a third party. A refinancing, joint venture or transfer by Landlord to an Affiliate (each for good faith reasons other than circumventing Tenant’s rights hereunder) shall not constitute a sale for purposes of this Section; provided that the transfer of the ROFO Property by the Affiliate to a third party shall be deemed a sale to which the right granted to Tenant under this Section shall apply if applicable at such time. Landlord expressly agrees that Tenant shall have no right or obligation to purchase any other portion of the Project or any other property other than the ROFO Property in its exercise of the rights granted hereunder but in purchasing the ROFO Property, Tenant shall take the ROFO Property subject to any subleases then encumbering the ROFO Property.

51.1    If at any time during the Term and after the Permitted Assignment Date (as defined in the Master Lease) Landlord elects to sell the ROFO Property, Landlord shall deliver to Tenant a written notice (the “Offer Notice”) which shall include Landlord’s intent to sell the ROFO Property.

51.2    Tenant shall have ten (10) business days from the delivery of the Offer Notice (the “Response Period”) within which to notify Landlord of its election to purchase the ROFO Property, and which shall include Tenant’s proposed purchase price (“Purchase Price”). The parties agree that the Purchase Price shall be based on an all cash purchase price.

51.3.    Landlord shall have ten (10) days from delivery of Tenant’s election and the Purchase Price to determine whether Landlord will accept the Purchase Price (“Landlord’s Acknowledgement”), which approval shall be in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, if Landlord does not accept the Purchase Price then Tenant shall again have a right of first offer to purchase the ROFO Property and Landlord shall provide Tenant with a revised Offer Notice and shall otherwise comply with the procedures set forth in this Section 51: (i) if Landlord is willing to accept an offer for the sale of the ROFO Property (the “Third Party Terms”) on less or substantially the same price offered by Tenant. For the purposes of this Section, "substantially the same economic terms " shall be deemed to mean that the economics of the Third Party Terms have a net economic benefit to Landlord within ten percent (10%) of the economics of the Purchase Price offered by Tenant (but not greater than Tenant’s offer). If the Third Party Terms are greater than Tenant’s offer, Landlord shall not be required to provide a revised Offer Notice to Tenant. If Landlord is required to provide a revised Offer Notice, then Tenant shall again have the right to purchase the ROFO Property in accordance with this Section except that Tenant must purchase on the Third Party Terms (and Landlord’s revised Offer Notice shall identify such terms) in the event the re-offer is the result of the application subsection 51.3(i) above. Further, if Landlord does not accept Tenant’s Purchase Price then Tenant shall again have a right of first offer to purchase the ROFO Property and Landlord shall provide Tenant with a revised Offer Notice and shall otherwise comply with the procedures set forth in this Section 51 if Landlord does not accept an offer to sell the ROFO Property on or before the date twelve (12) months after Tenant receives the Offer Notice.

51.4    If Landlord accepts the Purchase Price, or if Tenant exercises the ROFO based on the Third Party Terms, Landlord and Tenant shall forthwith proceed to consummate the sale and purchase of the ROFO Property on the Purchase Price (or the

Third Party Terms) and otherwise in accordance with Exhibit K. If there is a default by Tenant under the terms of the purchase and sale agreement beyond applicable notice and cure periods entered into by the parties, then Landlord shall be entitled to Tenant’s Deposit (as defined in Exhibit “K”) and Tenant shall have no right to purchase the ROFO Property and the ROFO rights shall no longer be in force or effect.

51.5    If Landlord does not accept the Purchase Price, or if the sale to Tenant pursuant to the ROFO does not close within such 45 days for reasons other than default of Landlord beyond the applicable notice and cure period, Landlord may thereafter proceed to sell the ROFO Property free and clear of any rights of Tenant under this ROFO with respect to that sale so long as such sale is consummated within said 12 months. Any sale or proposed sale after expiration of said 12-month period shall be a new sale subject to all of the terms of this ROFO. A refinancing, joint venture or transfer by Landlord to an Affiliate (each for good faith reasons other than circumventing Tenant’s rights hereunder) shall not constitute a sale for purposes of this Section 51 provided that the transfer of the ROFO Property by the Affiliate to a third party shall be deemed a sale to which the right granted to Tenant under this Section shall apply.

51.6    Duration of ROFO. Provided Landlord has complied with the requirements of this Section 51, this ROFO shall terminate and be of no further force or effect on the date upon which Landlord consummates a sale of the Project to a third party in accordance with Section 51.5. Upon termination of the ROFO pursuant to the preceding sentence and the request of Landlord, Tenant shall deliver to Landlord, in recordable form, an acknowledgment of termination of this ROFO, which Landlord may record at Landlord's expense.

51.7    Conditions. Notwithstanding anything to the contrary contained in this Section 51, the terms of this Section 51 are subject to Lender consent to the ROFO rights herein, and the agreement of the City under the Master Lease as to any necessary assignment of the Master Lease to Tenant pursuant to this ROFO, which consents shall be addressed in the Non-Disturbance Agreement and the Recognition Agreement.

52.    Back-Up Generator Power. Tenant shall have the right to install a UPS system and emergency back-up generator on the concrete pad located outside of the Building, in the location more particularly shown on Exhibit “A-3”. Tenant shall repair and maintain the equipment in compliance with all Laws and shall keep consistent maintenance records available for Landlord’s review. All testing shall be done outside of Project business hours and shall not be conducted without prior notice to Landlord. All affixed equipment that cannot be removed without causing significant damage to the Project shall become Landlord’s property at the end of the Term, or earlier termination of this Lease, and Tenant shall deliver all relevant permits, warranties and maintenance history documents. Tenant shall indemnify Landlord and the Indemnified Parties from any and all claims arising from the equipment or in connection with Tenant’s use thereof.

53. Amphitheatre/Front Lawn. So long as Tenant continues to occupy all or a majority portion of the Premises, Tenant shall have the right to use that certain Amphitheater/front lawn area located in front of the Building at no cost to Tenant up to seven (7) times per year. Tenant shall be responsible for all permits, approvals, and insurance required in connection with such events, and Tenant shall notify Landlord and provide Landlord with copies of all necessary permits and certificates prior to such event. In no event shall Tenant’s events fall during or on any of the following days/periods: SXSW, F1 Racing, ACL, July 4 and New Year’s Eve. Landlord may not construct any buildings or other permanent improvements (other than landscaping with the Amphitheater/front lawn area during the Term of this Lease without Tenant’s consent, which may be withheld in Tenant’s sole discretion.

54.    Roof Rights. So long as Tenant continues to occupy the Premises , Tenant shall have the non-exclusive right to install, maintain and replace one satellite dish and one repeater on the roof of the Building in a location and pursuant to plans and specifications reasonably acceptable to Landlord (the “Dishes”) and Tenant shall install, maintain and repair the Dishes at Tenant’s sole cost and in accordance with all applicable Laws, including the Landmark Commission, and so long as such installation, maintenance and/or replacement shall not invalidate any roof warranty or interfere with the operations of any tenants or occupants in effect prior to Tenant’s installation of the Dishes. Tenant shall install at Tenant’s cost any fencing or barricades that may be required under Law. The Dish shall be used by Tenant for Tenant’s Permitted Use and for no other use or purpose. Tenant shall repair any damage to the roof caused by Tenant’s installation of any devices, excepting normal wear and tear. There shall be no additional charge to Tenant for the use of such portion of the roof. Tenant shall coordinate any roof installation and any roof penetrations or other structural improvements hereunder with Landlord and Landlord’s roofing contractor. All rooftop equipment used by Tenant and any other improvements or devices installed by Tenant on the roof of the Building shall be removed by Tenant and Tenant shall restore the Project to the condition in which it was received prior to expiration of this Lease, excepting ordinary wear and tear and casualty damage. Tenant shall be liable for any costs, damages, or liabilities associated with Tenant’s Dishes.

55.    Expedited ADR.
(i)    Expedited ADR. If Landlord and Tenant do not agree upon the decision of the other party pursuant to an event under Section 13.1, Section 13.2 or Exhibit “C”, or if Tenant reasonably believes Landlord’s consent has been unreasonably conditioned or withheld under the provisions of Article 7, the parties shall have the right to resolve such issue pursuant to the following expedited arbitration procedure (“Expedited ADR”).
(ii)    Arbitrator. Landlord and Tenant shall refer the selection of an arbitrator to the American Arbitration Association on an expedited basis with the request that a selection be made at the earliest possible date. The sole issue shall be whether Landlord’s consent has been unreasonably conditioned or withheld or if the other party’s decision or action has been reasonable under the circumstances.
(iii)    Commencement of Expedited ADR. To commence the Expedited ADR procedure, either party must send a “Notice of Commencement of ADR” to the arbitrator with a copy to the other party. Within three (3) business days after receipt of the Notice of Commencement of ADR, the arbitrator shall contact both parties to set a date within five (5) business days thereof to hold the Expedited ADR. If the parties and the arbitrator are unable to agree on a date within such five (5) day period, then the arbitrator shall select an appropriate date and time within such five (5) day period which shall be binding on the parties.
(iv)    Expedited ADR Procedure. The Expedited ADR will be held on the date and time agreed upon by the parties or otherwise set by the arbitrator at the office of the arbitrator. Each party shall have two (2) hours to present its claim to the arbitrator (including the testimony of any live witnesses). The party initiating the Expedited ADR shall present its claim first followed by the party responding to the Expedited ADR. The arbitrator shall be bound by the provisions of this Lease, but shall have the discretion to consider such other evidence as he or she deems relevant to the Expedited ADR. Following completion of the presentation of the claims by both parties, the arbitrator shall be permitted to request such further evidence as he or she deems necessary to render a decision. The arbitrator shall have the discretion to continue the Expedited ADR until the next business day, but in no event shall the Expedited ADR continue beyond the close of business on such second (2nd) business day. The arbitrator shall issue a written decision to both parties within two (2) business days of the completion of the Expedited ADR. The decision of the arbitrator shall be final and conclusive and non-appealable on the parties hereto.
(v)    Costs of Expedited ADR. The costs of the arbitrator shall initially be divided equally between the parties, it being understood and agreed that, upon judgment, the prevailing party shall be entitled to reimbursement from the other party of all costs of the Expedited ADR, including attorneys’ fees and the fees of the arbitrator.
56.    Tenant Competitors. Provided Tenant is not in Default hereunder, Landlord agrees not to lease space in the Project to any of the parties listed in Exhibit L attached hereto during the Term of this Lease.
57.    Tax Incentive. The parties acknowledge that Tenant intends to use diligent efforts to pursue certain state and local economic development incentives, including a cash award from the Texas Enterprise Fund and a cash grant from the City of Austin (collectively, “Incentive”) in connection with this Lease. Landlord shall reasonably cooperate with Tenant in connection with the Incentive at no cost or expense to Landlord, provided that Tenant shall keep Landlord informed as to Tenant’s efforts to obtain the Incentive (including providing Landlord with copies of Tenant’s submittals), and Tenant shall indemnify Landlord from all costs or liabilities incurred by Landlord in connection therewith. The parties agree that the period between December 2, 2013 and January 31, 2014 shall be considered the “Incentive Period”. In the event Tenant is unable to obtain the Incentive by the end of the Incentive Period, Tenant may terminate this Lease upon five (5) days’ prior written notice pursuant subject to the terms and conditions of that certain Contingency Letter executed by the parties substantially concurrently with this Lease and incorporated herein by reference.
58.    Landlord Covenants. Landlord covenants and agrees that Landlord shall (i) use commercially reasonable efforts to comply with all its obligations under the Master Development Agreement dated June 17, 2008, that Declaration of Restrictive Covenants and Reciprocal Easement Agreement dated April 9, 2013, and that Declaration of Easements and Restrictive Covenants Regarding Unified Development And Maintenance of Drainage Facilities dated October 21, 2013 (the “REAs”), and the Master Lease, as the same may be amended, and (ii) promptly provide Tenant with a copy of any notice of default received by Landlord under any of such documents.

"Tenant":

athenahealth, INC.,
a

By:
Name:
Title:

By:
Name:
Title:

"Landlord":

SEAHOLM L/R, LLC,
a Texas limited liability company

By:    Seaholm Power Development, LLC,

a Delaware limited liability company
Its Managing Member

By:     Seaholm Power, LLC,
a Texas limited liability company
By:
Name:_____________
Its:_______________

EXHIBIT I
EXCLUSIVE RIGHTS AND PROHIBITED USES
[UNDER TENANT REVIEW]
Trader Joe’s East, Inc.
dba Trader Joes
Exclusive Use: Landlord agrees that it will not lease, sell or otherwise permit any portion of the Project (other than the Premises) to be used for the sale of grocery items intended for human consumption (the "Grocery Restriction") or alcoholic beverages for off-premises consumption (the "Exclusive"). Notwithstanding the foregoing, the Grocery Restriction shall not apply to: (i) other tenants devoting less than five hundred (500) square feet of floor space to the sale of grocery items, (ii) coffee shops (iii) bakeries, or (iv) restaurants.

Prohibited Uses: Landlord agrees that no portion of the Retail/Office Building shall be occupied by any of the following uses without Tenant's prior written consent office (except on the second floor or as an incidental use to a permitted retail or commercial business): check cashing operation, thrift shop, pawn shop, dollar-type store, second-hand store or store selling used merchandise, consignment store, clearance center, entertainment facility, recreational facility, training facility or educational facility, place of worship, or community gathering place (collectively, "Prohibited Uses"). As used herein, "entertainment facility" or "recreational facility" includes, but is not limited to, a restaurant, bar, pub, nightclub, music hall, disco, banquet hall, auditorium, bowling alley, skating rink, theater, billiard room, health or beauty spa, exercise or dance studio, karate studio, pilates studio, yoga studio, gymnasium, massage or tanning parlor, amusement arcade, children's play gym facility (including those similar to "My Gym" or "Gymboree"), establishment catering to birthday parties (such as a "Chuck E. Cheese" or "Sandy Deck's") or other place of public amusement; and "training or educational facility" includes, but is not limited to, a beauty school, barber college, reading room, place of instruction, or any other operation catering primarily to students or trainees rather than to customers. It is the intent of this provision that the parking and other Common Areas should not be burdened by either large scale or protracted use. The term "restaurant" shall not apply to a fast or quick food operation, bagel shop, juice shop, yogurt store, sandwich shop, coffee shop (such as, a Starbuck's or a Peet's) or other similar specialty type of food or beverage store, of less than or equal to Two Thousand Five Hundred (2,500) square feet.

FRC Seaholm, LLC
dba True Food Kitchen

Exclusive Use: Landlord shall not execute any lease in the Project for a full-service sit down restaurant whose Primary Use is serving healthful, natural food, centered on simple, fresh, pure ingredients (“Exclusive Use”). For purposes hereof, “Primary Use” shall mean a competing retailer who obtains more than twenty-five percent (25%) of its gross annual revenue from the Exclusive Use. This Section shall not apply to the tenant then leasing in the Project under the La Corsha restaurant Lease or the Trader Joe’s Lease.

I-1

EXHIBIT J
SCHEDULE OF ENVIRONMENTAL REPORTS

1.	Letter dated February 11, 2013 from RPS to IBC Bank re: Environmental Conditions; Seaholm and Wye Properties

2.	Email dated January 28, 2013 from James Sales (EPA) to Eric Stager (Austin Energy) re: O&M Plan

3.	First page/index of the PCB Operation and Maintenance Plan (Volume 5), dated January 13, 2013

4.	Voluntary Cleanup Program Final Certificate of Completion, dated May 10, 2012

5.
Letter dated September 30, 2011 from Texas Commission on Environmental Quality (“TCEQ”) to City of Austin d/b/a Austin Energy (the “City”) re: Proof of Filing, Austin Energy Wye Tract; No Further Action

6.	Letter dated February 24, 2011 from TECQ to the City re: Final Certificate of Completion

7.	Letter dated February 24, 2011 from TCEQ to the City re: Phased Final Certificate of Completion (COC)

8.	Letter dated January 13, 2011 from TCEQ to the City re: Austin Energy Wye Tract

9.	Letter dated December 6, 2010 from TCEQ to the City re: Comments to the November 4, 2010 Response Letter

10.	Letter dated November 4, 2010 from TRC to TCEQ re: Response to TCEQ’s Comments Regarding the August 16, 2010 Response Action Completion Report (RACR)

11.	Response Action Plan; Wye Tract; VCP No. 2019; December 2008

12.	Letter dated October 22, 2008 from TRC to TCEQ re: Updated VCP Agreement, Wye Tract, Austin, Texas, VCP No. 2019

13.
Letter dated August 29, 2007 from TCEQ to the City re: Comments to the January 2007 Affected Property Assessment Report (APAR) and July APAR Addendum. Austin Energy Wye Tract, Third Street and West Avenue, Austin, Travis County, TX; Voluntary Cleanup Program (VCP) No. 2019

14.	Final Affected Property Assessment Report, Volume 1: Sections 1-12; Wye Tract; prepared by TRC; January 2007

15.	Affected Property Assessment Report Addendum; Wye Tract; prepared by TRC; July 2007

16.	Ready for Reuse Determination, dated January 16, 2006 from TCEQ to Austin Energy Seaholm Power Plant

J-1

Exhibit K

PURCHASE AND SALE TERMS
1.    The “Closing Date” shall for any conveyance under the provisions of Section 51 of the Lease shall occur at 10 am on the date which is 45 days after Tenant’s receipt of Landlord’s Acknowledgement, or on the next succeeding business day if such 45th day shall occur on a non-business day.
2.    Tenant shall deposit five percent (5%) of the Purchase Price as a good faith deposit under the purchase agreement (the “Deposit”). Tenant shall have twenty (20) days (“Diligence Period”) to conduct any due diligence Tenant deems necessary to determine if there are any matters related to the ROFO Property unacceptable to Tenant. If Tenant determines within said period that it does not wish to proceed with Closing, Tenant may rescind its purchase election and the Deposit shall be returned to Tenant. In such event, the terms of Section 51.6 shall apply. If the transaction closes in accordance with the terms of the purchase agreement, Tenant may apply the Deposit to the Purchase Price. If Tenant does not timely terminate the transaction during the Diligence Period, and if the transaction does not close due to Tenant’s default thereunder, Landlord may retain the Deposit as liquidated damages.
3.    The purchase price shall be paid by wire transfer of Federal Funds in such manner as will make the consideration available in Austin, Texas on the Closing Date, provided, however, that Landlord delivers at the time of the Closing, any and all affidavits and indemnities (including, without limitation, a Gap Indemnity) in such form and containing such substance as are reasonably and customarily requested by the title company issuing Tenant’s policy for Title Insurance to issue such policy to the Tenant upon the release of such funds to Landlord at the Closing, if the release of such funds precedes the recording of the assignment, as the case may be, conveying the ROFO Property to Tenant.
4.    The ROFO Property shall be conveyed by an assignment of the Master Lease running to Tenant (or Tenant’s designee), such assignment to be delivered by customary escrow closing procedures, conveying a good and clear record and marketable leasehold title thereto subject only to, and with the benefit of, the following matters affecting the ROFO Property on the Closing Date:

1.
Rights, easements and agreements affecting the ROFO Property prior to the Closing Date, so far as in force and applicable on the Closing Date, and such other rights, easements and agreements as may be created by Landlord between the Exercise Date and the Closing Date, provided, however, that Tenant has consented, in writing, to the same in accordance with this Lease where consent is required.

2.	Real estate taxes not yet due and payable.

3.	Balances, if any, remaining unpaid and not due on account of betterment assessments on the ROFO Property.

4.	Laws and regulations of any governmental authority.

5.	Such state of facts as an accurate survey would show.

6.
This Lease, Landlord’s interest in which will be assigned to Tenant at the closing (alternatively, the parties shall terminate this Lease at Closing) and Landlord shall provide any necessary consents to such assignment.

K-1

7.
All liens, agreements and other matters affecting the Project, so far as in force and applicable on the Closing Date, created or suffered by Tenant, including, without limitation, any leasehold mortgages permitted under this Lease.

5.    Landlord shall pay such amounts as are necessary for the title company to issue a leasehold policy of Title Insurance to Tenant (with any endorsements or extra insurance payable by Tenant) without taking exception for any mortgage liens or other monetary encumbrances imposed on the ROFO Property by Landlord.
6.    At the closing Landlord and Tenant shall make monetary adjustments of the types and in the manner customary for a transaction of the type contemplated by Section 51. The parties shall each determine not later than ten (10) business days prior to the Closing Date if they shall require easements or other rights across the Project as are reasonably necessary for Tenant to share in shared facilities and/or to use and operate the ROFO Property as a free-standing property for the Permitted Use and shall provide notice of same to the other party for reasonable review and approval. Each party shall bear the expenses customarily borne by buyers and sellers in commercial real estate transactions in Austin, Texas.
7.    It shall be a condition to Tenant’s obligation to close and pay the purchase that Tenant’s title insurance company is prepared to issue, upon consummation of the Closing, a leasehold policy of Title Insurance, at standard premium rates, on the Texas Land Title Association form currently in use, subject only to: the general exceptions and exclusions from coverage in the policy form (other than the exceptions for mechanics liens not arising from any work done by or on behalf of Landlord and parties in possession claiming by, under or through Landlord, (other than Tenant) which shall be removed pursuant to such title insurance affidavits and certifications as Tenant's title insurance company may reasonably require) and the other matters referred to in Paragraph 3 above.
8.    The parties shall enter into an agreement permitting Tenant to use the same number of parking spaces in the Garage as permitted under this Lease on market rates, terms and conditions.

K-2

EXHIBIT L
TENANT COMPETITORS

1.	Allscripts-Misys Healthcare Solutions, Inc.

2.	eClinicalWorks, LLC

3.	Epic Systems Corporation

4.	GE Healthcare

5.	Greenway Medical Technologies, Inc.

6.	Quality Systems, Inc.

7.	Sage Software Healthcare, Inc.

8.	SCI Solutions, Inc.

9.	Siemens Medical Solutions USA, Inc.

10.	CareCloud, Inc.

L-1

EXHIBIT M
PLAN OF EXTERIOR SIGN

CITY OF AUSTIN
POWER PLANT
athenahealth

STG DESIGN

TBG

SEAHOLM DEVELOPMENT

SEAHOLM AND AUSTIN SKYLINE WITH EVENT

APRIL 17 2012 | AUSTIN, TEXAS

M-1

athenahealth

{Seaholm Power, LLC}

SEAHOLM POWER PLANT RENOVATION

Construction Documents 06.01.2012

VIEW P-4

M-2

EXHIBIT N
PLAN OF VISITOR PARKING

N-1

EXHIBIT O
TEMPORARY CONSTRUCTION PARKING

O-1